UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHART INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AUGUST 28, 2025

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

[●], 2025

Dear Fellow Stockholders:

A special meeting of stockholders of Chart Industries, Inc., a Delaware corporation (“Chart,” the “Company,” “we” or “us”), will be held on [●], 2025 at [●], Eastern Time. You will not be able to attend the special meeting in person. The special meeting will be held in a virtual meeting (audio webcast) format only. Stockholders of record at the close of business on [●], 2025, the record date for the special meeting, will be able to attend the special meeting by visiting www.proxydocs.com/GTLS. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. This proxy statement is dated [●], 2025 and is first being mailed to stockholders of Chart on or about [●], 2025.

At the special meeting, you will be asked to consider and vote on three proposals:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Baker Hughes Company (“Baker Hughes”), Tango Merger Sub, Inc. (“Merger Sub”), and Chart (the “Merger Proposal”), providing for, among other things, the merger of Merger Sub with and into Chart (the “Merger”), with Chart surviving the Merger as a wholly owned subsidiary of Baker Hughes;

•

a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Chart’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Advisory Proposal”); and

•

a proposal to approve one or more adjournments of the Chart special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes cast at the Chart special meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Compensation Advisory Proposal, the “Proposals”).

If the Merger is completed, you will be entitled to receive $210.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Chart common stock, par value $0.01 (“Chart common stock”), you own (unless you have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware and such demand is not effectively withdrawn).

After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the accompanying proxy statement, our board of directors unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Chart and its stockholders; (ii) authorized, approved, and adopted the Merger Agreement and the transactions contemplated thereby; (iii) directed that the Merger Agreement be submitted to the stockholders of Chart for approval at the Special Meeting; and (iv) recommended that Chart’s stockholders vote “FOR” the approval of the Merger Agreement.

Our board of directors recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR” the Compensation Advisory Proposal; and (3) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary.

The accompanying proxy statement contains, among other things, detailed information about Chart, the special meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety.

Your vote is very important, regardless of the number of shares of Chart common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding Chart common stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a proxy will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement, or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy by mail, over the Internet or by phone will ensure your shares are represented at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.

The special meeting may be adjourned by the chairman of the meeting if a quorum is not present or by a majority of the shares represented in person or by proxy at the special meeting, whether or not there is a quorum.

On behalf of our board of directors and management of Chart, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely yours,

Andrew R. Cichocki

Chairman of the Board

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2025

Notice is hereby given that a special meeting of stockholders of Chart Industries, Inc., a Delaware corporation (“Chart,” the “Company,” “we” or “us”), will be held on [●], 2025, virtually via the Internet at www.proxydocs.com/GTLS, at [●], Eastern Time, for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Baker Hughes Company (“Baker Hughes”), Tango Merger Sub, Inc. (“Merger Sub”), and Chart (the “Merger Proposal”), providing for, among other things, the merger of Merger Sub with and into Chart (the “Merger”), with Chart surviving the Merger as a wholly owned subsidiary of Baker Hughes;

•

to vote on a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Chart’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Advisory Proposal”); and

•

to vote on a proposal to approve one or more adjournments of the Chart special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes cast at the Chart special meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Compensation Advisory Proposal, the “Proposals”).

Only stockholders of record as of the close of business on [●], 2025 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Advisory Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

The affirmative vote of the holders of a majority of the shares of Chart common stock, par value $0.01 (“Chart common stock”), outstanding as of the record date and entitled to vote on the matter is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the shares of Chart common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter is required to approve the Adjournment Proposal. The affirmative vote of the holders of a majority of the shares of Chart common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter is required to approve the Compensation Advisory Proposal.

Your vote is very important, regardless of the number of shares of Chart common stock that you own. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Advisory Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Adjournment

Proposal and the Compensation Advisory Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” such proposal.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of outstanding Chart common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be counted present at the special meeting for quorum purposes.

Stockholders and beneficial owners who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of Chart common stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder or beneficial owner (as defined in Section 262 of the DGCL) wishing to exercise its appraisal rights must deliver a written demand for appraisal to Chart before the vote on the Merger Proposal at the special meeting and must comply in all respects with the requirements of Section 262 of the DGCL, the text of which is attached as Appendix B to the accompanying proxy statement and is incorporated by reference therein.

Our board of directors recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

Sincerely yours,

Andrew R. Cichocki

Chairman of the Board

YOUR VOTE IS IMPORTANT

Ensure that your shares of Chart common stock are voted at the special meeting by submitting your proxy or, if your shares of Chart common stock are held in “street name” through a broker, bank or nominee, by contacting your broker, bank or nominee. If you do not submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Compensation Advisory Proposal or the Adjournment Proposal.

If your shares of Chart common stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of Chart common stock by mail, over the Internet or by phone. Please follow the instructions on the enclosed form of proxy.

If your shares of Chart common stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of Chart common stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of Chart common stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit a signed proxy card, fail to attend the special meeting or, if you hold your shares through a bank, broker or nominee, fail to provide voting instructions to your bank, broker or nominee, your shares of Chart common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of Chart common stock through a broker, bank or nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it if such revocation is exercised by submitting a new proxy via Internet or by telephone before 11:59 p.m., Eastern Time on [●], 2025, the day before the special meeting, by completing, signing and dating a proxy bearing a later date and returning it to us before 11:59 p.m., Eastern Time on [●], 2025, the day before the special meeting, by providing written notice of revocation to our Secretary, or by voting in person at the special meeting. See the instructions set forth in “Revocability of Proxies” on page 19 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Chart common stock, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and brokerage firms call: (212) 297-0720

Shareholders and all others call toll-free: (888) 785-6707

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY, OR INSTRUCT YOUR BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

i

ANNEX A: MERGER AGREEMENT

ANNEX B: OPINION OF WELLS FARGO SECURITIES, LLC

ii

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all the information that is important to you as a holder of Chart common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the documents incorporated by reference herein, carefully and in its entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information; Incorporation by Reference” on page 91 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein.

Parties Involved in the Merger (page 22)

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

Chart Industries, Inc. is a global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. With 65 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities.

Chart’s common stock is listed under the symbol “GTLS” on the New York Stock Exchange (“NYSE”).

Baker Hughes Company

575 N. Dairy Ashford, Suite 100

Houston, TX 77079

Baker Hughes Company is an energy technology company with a diversified portfolio of technologies and services that span the energy and industrial value chain. Built on a century of experience and conducting business in over 120 countries, Baker Hughes Company’s innovative technologies and services are taking energy forward. Baker Hughes Company operates through two business segments: Oilfield Services & Equipment and Industrial & Energy Technology and sells products and services primarily in the global oil and gas markets, within the upstream, midstream and downstream segments, as well as broader industrial and new energy markets.

Baker Hughes Company is a Delaware corporation and its principal executive offices are located at 575 N. Dairy Ashford Rd., Suite 100, Houston, Texas 77079, and its telephone number is (713) 439-8600. The Class A common stock, $0.0001 par value per share, of Baker Hughes (“Baker Hughes Common Stock”) is listed on the Nasdaq Global Select Market under the symbol “BKR”.

Upon consummation of the Merger in accordance with the Merger Agreement, Baker Hughes will be the parent company of Chart.

Tango Merger Sub, Inc.

c/o Baker Hughes Company

575 N. Dairy Ashford, Suite 100

Houston, TX 77079

Merger Sub is a Delaware corporation that was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement. Merger Sub is a wholly owned indirect subsidiary of Baker Hughes Company that was incorporated on July 23, 2025. Upon consummation of the Merger, Merger Sub will cease to exist, and Chart will survive the Merger as a wholly owned subsidiary of Baker Hughes.

Date, Time and Place

A special meeting of our stockholders will be held on [●], 2025 at [●], Eastern Time (the “Special Meeting”). The Special Meeting will be held in a virtual format only and will be accessible through the Internet. You will be able to attend the Special Meeting by visiting www.proxydocs.com/GTLS. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Chart common stock at the close of business on [●], 2025 (the “Record Date”). You will have one vote at the Special Meeting for each share of Chart common stock you owned at the close of business on the Record Date.

Stockholder List

For a period of ten days ending on the day before the Special Meeting date, a list of our stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at our corporate offices located at 8665 New Trails Drive, Suite 100, The Woodlands, TX 77381.

Purpose

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:

(i) to adopt the Merger Agreement (the “Merger Proposal”);

(ii) to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Advisory Proposal”); and

(iii) to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Quorum

As of the Record Date, there were [●] shares of Chart common stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority of the shares of outstanding Chart common stock entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum at the Special Meeting. As a result, for business to be transacted at the Special Meeting, [●] shares of Chart common stock must be represented by proxy or by stockholders entitled to vote at the Special Meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Chart common stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the

Compensation Advisory Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Chart common stock present in person or represented by proxy at the Special Meeting and entitled to vote and voting on the matter. Abstentions or a failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Adjournment Proposal and the Compensation Advisory Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [●] shares of Chart common stock, representing approximately [●] % of the outstanding shares of Chart common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Chart common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Voting of Proxies

Any Chart stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail or submitting a proxy over the Internet or by telephone or may attend the Special Meeting and vote in person. If you are a beneficial owner and hold your shares of Chart common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Chart common stock using the instructions provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the Special Meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the Special Meeting. As a result, we do not expect any broker non-votes at the Special Meeting. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Chart common stock or that you obtain from such broker, bank or nominee a valid legal proxy issued in your name and vote in person at the Special Meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time on [●], 2025, the day before the Special Meeting, by providing written notice of revocation to our Secretary before your proxy is exercised, by submitting a new proxy card electronically over the Internet or by telephone after the date of the earlier submitted proxy, or by accessing the Special Meeting virtually and voting during the Special Meeting. See the instructions set forth in “Revocability of Proxies” on page 19 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to submit a proxy or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on the Merger Proposal, your proxy will be voted “FOR” the Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Compensation Advisory Proposal or the Adjournment Proposal. Because all of the proposals to be voted on at the Special Meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the

Special Meeting and, as a result, we do not expect any broker non-votes at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Adjournment Proposal and the Compensation Advisory Proposal.

Neither the U.S. Securities Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

Expenses of Proxy Solicitation (page 20)

Our board of directors (the “Chart Board”) is soliciting your proxy, and Chart will bear the cost of soliciting proxies. We have engaged the services of Okapi Partners LLC (“Okapi”) to solicit proxies for the Special Meeting. In connection with its retention, Okapi has agreed to provide strategic advice, analytic, and proxy solicitation services. We have agreed to pay Okapi an initial fee for its proxy solicitation services of $30,000, plus additional fees for consulting and related services and a performance fee payable upon the successful conclusion of the solicitation, plus reimbursement for out-of-pocket expenses. We have also agreed to indemnify Okapi for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Okapi, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of Chart common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies, but our directors and officers may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

Certain Effects of the Merger on Chart (page 23)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Chart, with Chart continuing as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of Baker Hughes. As promptly as practicable following the effective time of the Merger (the “Effective Time”), Chart common stock will be delisted from the NYSE and deregistered under the Exchange Act. If the Merger is completed, you will not own any shares of common stock of the Surviving Company, and instead will only be entitled to receive the Merger Consideration described below (unless you are entitled to and have properly demanded appraisal for your shares in accordance with Section 262 of the DGCL, in which case you will be entitled to the rights granted under Section 262 of the DGCL).

The effective time of the Merger (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Chart and Baker Hughes may agree and specify in the certificate of merger).

Effect on Chart if the Merger is Not Completed (page 23)

If the Merger Proposal is not approved by the stockholders of Chart or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Chart common stock. Instead, we will remain a public company, Chart common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Baker Hughes a termination fee or may be entitled to receive a termination fee from Baker Hughes upon the termination of the Merger Agreement, as described in “The Merger Agreement—Fees and Expenses; Termination Fees” on page 80 of this proxy statement.

Merger Consideration (page 63)

At the Effective Time, each outstanding share of Chart common stock (other than (i) shares held by Chart or any of its wholly owned subsidiaries as treasury stock or otherwise or owned by Baker Hughes or any of its wholly owned subsidiaries (excluding, for the avoidance of doubt, any shares of Chart common stock held by any compensation, employment, severance, retirement, or other employee benefit plan, agreement, or arrangement maintained by Chart (each, a “Chart Benefit Plan”) or trust related thereto) (collectively, “Canceled Shares”) and (ii) shares held by stockholders who are entitled to and have properly demanded appraisal for such shares in accordance with the DGCL (“Dissenting Shares”)) will be converted automatically into the right to receive $210.00 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). All shares of Chart common stock converted into the right to receive the Merger Consideration will automatically be canceled and cease to exist at the Effective Time.

As described further in “The Merger Agreement—Exchange and Payment Procedures” on page 64 of this proxy statement, at or prior to the Effective Time, Baker Hughes will deposit, or cause to be deposited with the paying agent, cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the paying agent with such stockholder’s stock certificates and a letter of transmittal, the paying agent will pay the stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold shares of Chart common stock in book-entry form (other than shares held through The Depository Trust Company) will not be required to deliver stock certificates to the paying agent to receive the Merger Consideration to which they are entitled. Holders of shares of Chart common stock in book-entry form who hold such shares through The Depository Trust Company (“DTC”) will not be required to deliver an executed letter of transmittal to the paying agent to receive the Merger Consideration to which they are entitled, as payment will be handled in accordance with DTC’s customary surrender procedures.

If any shares of the 6.75% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, of Chart (the “Chart Preferred Stock”) remain outstanding immediately prior to the Effective Time, the Merger Agreement provides that the parties will amend the Merger Agreement, if necessary, to give effect to the treatment of such shares as mutually agreed upon by the parties (subject to compliance with the terms of the Chart Preferred Stock). Under the terms of the Chart Preferred Stock, unless earlier converted, the Chart Preferred Stock is expected to convert into Chart common stock on December 15, 2025.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Chart stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 53 of this proxy statement).

Treatment of Equity Awards and the Chart ESPP (page 46)

Pursuant to the Merger Agreement, each equity award of Chart granted under its equity plans or otherwise that is outstanding immediately prior to the Effective Time will be treated as follows: (i) each outstanding option to purchase shares of Chart common stock, whether vested or unvested, that has an exercise price per share less than the Merger Consideration will be canceled and converted into the right to receive a cash payment equal to the product of (x) the excess of the Merger Consideration over the per-share exercise price of such option and (y) the number of shares subject to the option, and any stock option with an exercise price equal to or greater than the Merger Consideration will be canceled for no consideration; (ii) each outstanding restricted stock unit (“Chart RSU”) granted prior to the date of the Merger Agreement and/or to a non-employee member of the Chart Board, whether vested or unvested, will be converted into the right to receive the Merger Consideration in respect of the number of shares of Chart common stock underlying such Chart RSU; and (iii) each outstanding performance stock unit (“Chart PSU”) will vest as to a pro-rata portion of the award based on the portion of the performance period elapsed prior to the Effective Time, with the level of performance deemed to be satisfied at the greater of

(x) the target level of performance applicable to such Chart PSU and (y) the actual level of performance achieved as of immediately prior to the Effective Time (as reasonably determined by the Chart Board or the compensation committee thereof), and the vested portion of each Chart PSU will be canceled and converted into the right to receive a cash payment equal to the Merger Consideration for each vested share.

Each Chart RSU not covered by the preceding paragraph that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a number of shares of Baker Hughes Common Stock equal to the product of (i) the number of shares of Chart common stock subject to such Chart RSU, as applicable, immediately prior to the Effective Time, including any accrued but unpaid dividends or divided equivalents in respect of such award, and (ii) an equity award exchange ratio equal to the quotient, rounded to four decimal places, of (a) the Merger Consideration, divided by (b) the average of the high and low selling prices of Baker Hughes Common Stock as reported on the Nasdaq on the trading day immediately preceding the closing date (the “Closing Date”) of the Merger (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). The converted Chart RSUs will be subject to the holder’s continued service with Baker Hughes and its affiliates through the applicable vesting dates, vest and be payable in accordance with the existing vesting schedule and other terms and conditions of such Chart RSU from which such Baker Hughes award was converted.

Pursuant to the Merger Agreement, the Chart Employee Stock Purchase Plan (“Chart ESPP”) will be terminated at the Effective Time. No new offering periods will commence, no individual will commence participation in the Chart ESPP following the date of the Merger Agreement, participants in the offering period in effect on the date of the Merger Agreement will not be permitted to increase their payroll deduction elections from the rate in effect on the date of the Merger Agreement, and the final offering period will conclude prior to the Effective Time, with participating employees’ contributions used to purchase shares that will be converted into the Merger Consideration.

Recommendation of the Chart Board and Reasons for the Merger (page 35)

The Chart Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “The Merger—Recommendation of the Chart Board and Reasons for the Merger” on page 35 of this proxy statement, unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Chart and its stockholders; (ii) authorized, approved, and adopted the Merger Agreement and the transactions contemplated thereby; (iii) directed that the Merger Agreement be submitted to the stockholders of Chart for approval at the Special Meeting; and (iv) recommended that Chart’s stockholders vote “FOR” the approval of the Merger Agreement.

Opinion of Wells Fargo (page 39)

Chart has engaged Wells Fargo Securities, LLC (“Wells Fargo”) as financial advisor to Chart in connection with the Merger. As part of such engagement, Wells Fargo rendered an oral opinion to the Chart Board on July 28, 2025, which was subsequently confirmed in writing by delivery of a written opinion to the Chart Board dated July 28, 2025, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Chart common stock (other than Canceled Shares and Dissenting Shares) of the Merger Consideration provided for in the Merger. The full text of the written opinion of Wells Fargo, dated July 28, 2025, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, is attached as Annex B to this proxy statement. The summary of the opinion of Wells Fargo set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Wells Fargo’s written opinion was for the information and use of the Chart Board (in its capacity as such) in connection with its evaluation of the Merger Consideration in the Merger from a financial point of view and did not address any other aspect or implication (financial or otherwise) of the Merger. Wells Fargo expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Chart and did not address the underlying business decision of the Chart Board or Chart to proceed with or effect the Merger. Wells Fargo’s opinion does not constitute advice or a recommendation to any stockholder of Chart or any other person as to how to vote or act on any matter relating to the Merger or any other matter.

Interests of Chart Directors and Executive Officers in the Merger (page 45)

When considering the recommendation of the Chart Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Chart Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in making its recommendations with respect to the Merger Agreement. These interests include:

•	the treatment of outstanding Chart equity awards as provided for under the Merger Agreement, including single-trigger vesting and cash-out of certain awards at the Effective Time;

•

accelerated vesting and payout of outstanding Chart equity awards in the event that an executive officer’s employment with Chart is terminated without “cause” or for “good reason” following the Merger, in accordance with the terms of Chart’s equity plans and the applicable award agreements;

•	the eligibility of Chart’s executive officers to receive certain severance benefits either under an employment agreement or letter agreement with Chart upon a qualifying termination of employment;

•	potential amendments to existing employment agreements or entry into new agreements that may increase severance multiples or extend benefit coverage periods;

•	eligibility for cash-based awards under transaction-related bonus and retention pools established by Chart, which may total up to $35 million in the aggregate; and

•	rights to continuing indemnification and insurance coverage.

These interests, among others, are discussed in more detail in “The Merger—Interests of Chart Directors and Executive Officers in the Merger” on page 45 of this proxy statement.

Financing the Merger (page 53)

Pursuant to the Merger Agreement, Baker Hughes has delivered an executed debt commitment letter pursuant to which the commitment parties have agreed to finance the Merger to the extent Baker Hughes does not have sufficient capital from a combination of proceeds from senior unsecured term loans, senior debt securities and certain asset sales (the “Debt Financing”) and that the aggregate net proceeds from the Debt Financing, together with its other available funds, will be sufficient to pay the aggregate Merger Consideration and all related fees and expenses. Baker Hughes has covenanted to use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the debt commitment letter. Notwithstanding the foregoing, the consummation of the Merger is not conditioned upon Baker Hughes’s receipt of any financing.

Appraisal Rights (page 53)

Record holders and beneficial owners of common stock of Chart will be entitled to seek statutory appraisal of their shares pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders and beneficial owners are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 of the DGCL are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the

Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER OR BENEFICIAL OWNER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO CHART BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD SHARES OF CHART COMMON STOCK FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF CHART COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS AND BENEFICIAL OWNERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Material U.S. Federal Income Tax Consequences of the Merger (page 57)

The receipt of cash in exchange for shares of Chart common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 57 of this proxy statement) in exchange for such U.S. holder’s shares of Chart common stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of Chart common stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” on page 57 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of Chart common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States. Stockholders should refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 57 of this proxy statement, and consult their own tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 60)

The Merger is subject to review by antitrust regulators in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the HSR Act, Baker Hughes and Chart

are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the Merger. On or about September 2, 2025, Baker Hughes and Chart each intend to file a Premerger Notification and Report Form under the HSR Act.

The Merger is also subject to review by governmental authorities in several non-U.S. jurisdictions. The required regulatory approvals under the Merger Agreement include clearances under the competition or antitrust laws of certain specified countries, and under the foreign investment laws of certain specified countries. The parties may make additional filings in other jurisdictions as may be required or advisable.

The Merger may be subject to certain other regulatory requirements of municipal, U.S. state or federal, or non-U.S. governmental agencies. Baker Hughes and Chart are currently working to evaluate and comply with these requirements and do not currently anticipate that they will hinder or delay the completion of the Merger.

Under the terms of the Merger Agreement, Baker Hughes and Chart have agreed to use their reasonable best efforts to obtain all required regulatory approvals. Baker Hughes has the right to control and direct the strategy for obtaining all such approvals. The parties’ obligations to complete the Merger are subject to obtaining these approvals before the initial outside date of July 28, 2026 (as it may be extended, the “Outside Date”), which date will be automatically extended for two successive six-month periods (up to a final outside date of July 28, 2027) if the only remaining conditions to closing are the receipt of such regulatory approvals. However, Baker Hughes and its affiliates will not be obligated to (i) agree to any divestiture, hold separate or other disposal of any business or assets (1) of Baker Hughes or its affiliates or (2) that would reasonably be expected to result in a loss of aggregate annual revenues of Baker Hughes and its subsidiaries following the Merger (including Chart and its subsidiaries) representing more than 5% of the aggregate annual revenues of Chart and its subsidiaries for the twelve months ended December 31, 2024 or (ii) agree to any other remedial actions that would reasonably be expected to have a material and adverse impact on the business of either Baker Hughes or Chart (with materiality in either case being measured based on a business the size of Chart and its subsidiaries) or the anticipated benefits to Baker Hughes of the transactions contemplated by the Merger Agreement.

No Solicitation of Other Offers; Change of Recommendation (page 73)

Under the Merger Agreement, subject to certain exceptions, Chart has agreed not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage the submission of any proposal from a third party for an acquisition of 20% or more of Chart’s assets or voting power (“Chart Takeover Proposal”);

•	engage in discussions or negotiations regarding a Chart Takeover Proposal; or

•	furnish non-public information to any third party in connection with a Chart Takeover Proposal.

Notwithstanding these restrictions, if Chart receives an unsolicited, bona fide written Chart Takeover Proposal, the Chart Board may, under certain circumstances, engage in discussions and provide information if the Chart Board determines in good faith that the proposal constitutes or would reasonably be expected to result in a Chart Takeover Proposal for all or substantially all of Chart’s assets or more than 50% of its voting power that the Chart Board determines is more favorable to stockholders from a financial point of view than the Merger (“Superior Chart Proposal”).

Prior to obtaining the approval of Chart’s stockholders, the Chart Board may, in response to a Superior Chart Proposal or a material event that was not known or reasonably foreseeable at the time of signing the Merger Agreement (a “Chart Intervening Event”), change its recommendation to stockholders (a “Chart Adverse Recommendation Change”). The Chart Board may only do so if it determines that failing to do so would be inconsistent with its fiduciary duties, and only after providing Baker Hughes with a four business day notice period to negotiate potential amendments to the Merger Agreement. Chart may not terminate the Merger Agreement to accept a Superior Chart Proposal unless it concurrently pays the termination fee and reimbursement described below.

For a further discussion, see “The Merger Agreement—No Solicitation” on page 73 of this proxy statement.

Conditions to the Consummation of the Merger (page 68)

The completion of the merger is subject to the satisfaction or, where permitted by law, waiver of several conditions, including:

•	the approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of shares of Chart’s common stock outstanding and entitled to vote (the “Chart Stockholder Approval”);

•	the receipt of all specified regulatory approvals (the “Required Regulatory Approvals”);

•	the absence of any law or judgment from a governmental authority that enjoins or otherwise prohibits the consummation of the Merger;

•	the accuracy of the representations and warranties of each party, subject in some instances to materiality or “material adverse effect” qualifiers;

•	the performance in all material respects by each party of its covenants and agreements required to be performed under the Merger Agreement on or before the Closing Date; and

•	the absence of a “Chart Material Adverse Effect” (as defined in “The Merger Agreement—Representations and Warranties” on page 69 of this proxy statement) that is continuing.

For a further discussion, see “The Merger Agreement—Conditions to the Consummation of the Merger” on page 68 of this proxy statement.

Termination of the Merger Agreement (page 79)

The Merger Agreement may be terminated prior to the effective time of the Merger in the following ways, among others:

•	By mutual written consent of Chart and Baker Hughes.

•	By either Chart or Baker Hughes if:

•	the merger has not been consummated by Outside Date, which may be automatically extended under certain circumstances related to regulatory approvals to as late as July 28, 2027;

•	any legal restraint that enjoins or otherwise prohibits consummation of the Merger has become final and non-appealable; or

•	the Chart Stockholder Approval is not obtained at the Special Meeting.

•	By Baker Hughes if:

•	Chart breaches its representations, warranties, or covenants in a way that would cause a closing condition to fail, and such breach is not cured; or

•	prior to the Chart Stockholder Approval, the Chart Board makes a Chart Adverse Recommendation Change or Chart has failed to include in the Proxy Statement the Chart Recommendation.

•	By Chart if:

•	Baker Hughes breaches its representations, warranties, or covenants in a way that would cause a closing condition to fail, and such breach is not cured; or

•

prior to obtaining the Chart Stockholder Approval, to enter into a definitive agreement for a Superior Chart Proposal, provided that Chart complies with its non-solicitation obligations and concurrently pays the applicable termination fees and reimbursements.

For a further discussion, see “The Merger Agreement—Termination of the Merger Agreement” on page 79 of this proxy statement.

Fees and Expenses (page 80)

Except in specified circumstances, such as Baker Hughes’ agreement to pay all regulatory filing fees, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

For a further discussion, see “The Merger Agreement—Fees and Expenses; Termination Fees” on page 80 of this proxy statement.

Termination Fees (page 80)

Under the Merger Agreement, Chart may be required to pay Baker Hughes a termination fee of $250 million (the “Chart Termination Fee”), and Baker Hughes may be required to pay Chart a termination fee of $500 million (the “Baker Hughes Termination Fee”), if the Merger Agreement is terminated under specified circumstances.

Chart is obligated to pay the Chart Termination Fee if, among other reasons, the Merger Agreement is terminated by Baker Hughes because the Chart Board made a Chart Adverse Recommendation Change, or if Chart terminates to enter into a definitive agreement for a Superior Chart Proposal. The Chart Termination Fee is also payable if the Merger Agreement is terminated under other specified circumstances and Chart enters into an alternative acquisition transaction within twelve months.

Additionally, if the Chart Termination Fee becomes payable or if Baker Hughes terminates due to a breach by Chart, Chart must also reimburse Baker Hughes for the $258 million termination payment it made on Chart’s behalf in connection with the termination of Chart’s prior merger agreement with Flowserve Corporation (the “Flowserve Agreement”).

Baker Hughes is obligated to pay the Baker Hughes Termination Fee if the Merger Agreement is terminated under certain circumstances relating to the failure to obtain required regulatory approvals.

For a further discussion of the circumstances under which termination fees are payable, see “The Merger Agreement—Fees and Expenses; Termination Fees” on page 80 of this proxy statement.

Market Prices and Dividend Data (page 86)

Chart common stock is listed on the NYSE under the symbol “GTLS.”

On June 3, 2025, the last trading day before the public announcement of Chart’s since-terminated merger agreement with Flowserve Corporation (the “Unaffected Date”), the closing price of Chart common stock on the NYSE was $161.59 per share. On July 28, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of Chart common stock on the NYSE was $171.65 per share. On [●], 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of Chart common stock on the NYSE was $[●] per share. You are encouraged to obtain current market prices of Chart common stock in connection with voting your shares.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Chart may not declare or pay dividends to the holders of Chart common stock without Baker Hughes’ written consent.

Delisting and Deregistration of Our Common Stock (page 79)

As promptly as practicable following the completion of the Merger, Chart common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Chart common stock. See “The Merger Agreement—Other Agreements” on page 79 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Chart. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its annexes, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.

Q: Why am I receiving these materials?

A: On July 28, 2025, Chart entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Chart, with Chart surviving the Merger and becoming a wholly owned subsidiary of Baker Hughes. A copy of the Merger Agreement is attached as Annex A to this proxy statement. The Chart Board is furnishing this proxy statement and form of proxy card to the holders of Chart common stock in connection with the solicitation of proxies in favor of the Merger Proposal, the Compensation Advisory Proposal, and the Adjournment Proposal to be voted at the Special Meeting or at any adjournments or postponements thereof.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place on [●], 2025 at [●], Eastern Time, unless the meeting is postponed or adjourned. The Special Meeting will be held in a virtual meeting (audio webcast) format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. You will be able to attend the Special Meeting by visiting www.proxydocs.com/GTLS. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Q: Who is entitled to vote at the Special Meeting?

A: To be able to vote on the matters presented at the Special Meeting, you must have been a stockholder of record at the close of business on [●], 2025, the Record Date for the Special Meeting. The aggregate number of shares of Chart common stock entitled to vote at this meeting is [●], which is the number of shares that were outstanding as of the Record Date.

Q: Who is soliciting proxies and who will bear the cost?

A: The Chart Board is soliciting your proxy, and Chart will bear the cost of soliciting proxies. We have engaged the services of Okapi to solicit proxies for the Special Meeting. We have agreed to pay Okapi an initial fee for its proxy solicitation services of $30,000, plus additional fees for consulting and related services and a performance fee payable upon the successful conclusion of the solicitation, plus reimbursement for out-of-pocket expenses. We will also reimburse Okapi for reasonable out-of-pocket expenses and have agreed to indemnify Okapi against certain losses. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies by telephone, internet or otherwise. Our directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and other custodians who hold our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our common stock for their reasonable expenses incurred in forwarding such materials.

Q: How many votes do I have?

A: Each share of Chart common stock that you owned as of the close of business on the Record Date entitles you to one vote on each matter that is voted on at the Special Meeting.

Q: What am I being asked to vote on at the Special Meeting?

A: You are being asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement (the “Merger Proposal”);

•	to approve, on a non-binding, advisory basis, certain compensation that may become payable to our named executive officers in connection with the Merger (the “Compensation Advisory Proposal”); and

•	to approve one or more adjournments of the Special Meeting, if necessary or appropriate (the “Adjournment Proposal”).

Q: What is the proposed Merger and what effects will it have on Chart?

A: The proposed Merger is the acquisition of Chart by Baker Hughes pursuant to the Merger Agreement. If the Merger Proposal is approved and the other closing conditions are satisfied or waived, Merger Sub will merge with and into Chart, with Chart continuing as the Surviving Company. As a result, Chart will become a wholly owned subsidiary of Baker Hughes. Chart will be delisted from the NYSE and deregistered under the Exchange Act and will no longer be a publicly traded company required to file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the common stock of the Surviving Company or of Baker Hughes.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $210.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Chart common stock that you own, unless you have properly exercised your appraisal rights under the DGCL. For example, if you own 100 shares of Chart common stock, you will be entitled to receive $21,000.00 in cash in exchange for such shares. As a result of the Merger, your shares will be canceled and you will not own shares in Chart or the Surviving Company.

Q: What is the position of the Chart Board regarding the Merger?

A: After consulting with its financial advisor and outside legal counsel, the Chart Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Chart and its stockholders; (ii) adopted the Merger Agreement; (iii) directed that the Merger Agreement be submitted to stockholders for adoption; and (iv) recommended that Chart’s stockholders adopt the Merger Agreement. The Chart Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by the stockholders of Chart or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of Chart common stock. Instead, Chart will remain a public company, and Chart common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Baker Hughes the Chart Termination Fee or may be entitled to receive the Baker Hughes Termination Fee upon the termination of the Merger Agreement, as described in “The Merger Agreement—Fees and Expenses; Termination Fees” on page 80 of this proxy statement.

Q: What vote is required to adopt the Merger Agreement?

A: The affirmative vote of the holders of a majority of the shares of Chart common stock outstanding as of the Record Date is required to approve the Merger Proposal. The failure to vote, an abstention, or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Q: What vote is required to approve the Compensation Advisory Proposal and the Adjournment Proposal?

A: SEC rules require Chart to seek approval on a non-binding, advisory basis with respect to certain payments and benefits that will or may be made or provided to Chart’s named executive officers in connection with the Merger. Approval of the Compensation Advisory Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. A failure to vote, an abstention, or a broker non-vote will not have any effect on the outcome of these proposals, assuming a quorum is present.

Q: What happens if stockholders do not approve the Compensation Advisory Proposal?

A: SEC rules require Chart to seek approval on a non-binding, advisory basis with respect to certain payments and benefits that will or may be made or provided to Chart’s named executive officers in connection with the Merger. Approval of the Compensation Advisory Proposal is not a condition to the completion of the Merger. The vote is advisory and will not be binding on Chart or Baker Hughes. Accordingly, if the Merger Proposal is approved and the Merger is completed, the Merger-related compensation will be paid to Chart’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve the Compensation Advisory Proposal.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: Not without your direction. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. It is important that you instruct your broker, bank or nominee on how you wish to vote your shares. A failure to instruct your broker will have the same effect as a vote “AGAINST” the Merger Proposal.

Q: May I revoke my proxy?

A: Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	completing and returning another proxy card with a later date;

•	submitting a new proxy via the Internet or telephone;

•	giving written notice of revocation to Chart’s Secretary at Chart Industries, Inc., 8665 New Trails Drive, Suite 100, The Woodlands, TX 77381; or

•	accessing the Special Meeting virtually and voting during the Special Meeting.

If you own shares in “street name,” your bank or broker should provide you with instructions for revoking your vote.

Q: Who can help answer my questions?

A: If you have any questions concerning the Merger or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact Okapi, our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and brokerage firms call: (212) 297-0720

Shareholders and all others call toll-free: (888) 785-6707

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed in this proxy statement and the accompanying materials include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, about the plans, strategies, objectives, goals or expectations of Chart. These statements include, but are not limited to, statements about the benefits of the proposed merger between Chart and Baker Hughes, the expected timing of the completion of the transaction, and other statements that are not historical facts. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “believes,” “projects,” “forecasts,” “intends,” “plans,” and similar expressions.

These forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions, many of which are beyond the control of Chart and Baker Hughes, that could cause actual results to differ materially from those expressed in such statements. Key factors that could cause actual results to differ materially include, but are not limited to the risks detailed in Chart’s filings with the SEC, including in Chart’s most recent filings on Forms 10-K and 10-Q, factors and matters described in this proxy statement, and the following factors:

•	The risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the businesses and the market price of the common stock of Chart;

•	The failure to obtain the required approval of Chart’s stockholders;

•

The failure to obtain, or delays in obtaining, required regulatory approvals from governmental authorities, or the imposition of conditions on such approvals that may have an adverse effect on Chart or Baker Hughes or may cause the parties to abandon the Merger;

•

The occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require Chart or Baker Hughes to pay a termination fee;

•

The effect of the announcement and pendency of the Merger on Chart’s business relationships, operating results, and business generally, including the risk of potential difficulties in employee retention and the risk of disruption to management’s attention from ongoing business operations; and

•	The risk of litigation related to the Merger.

Additional risks and uncertainties are described in the “Risk Factors” sections of Chart’s and Baker Hughes’ most recent Annual Reports on Form 10-K and in subsequent filings with the SEC. The foregoing list of factors is not exhaustive. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Chart. Chart does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Chart Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting of stockholders (the “Special Meeting”) on [●], 2025, at [●] Eastern Time, unless the meeting is postponed or adjourned. The Special Meeting will be held in a virtual meeting (audio webcast) format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. To attend the Special Meeting, you must access the meeting website at www.proxydocs.com/GTLS and provide the control number on your proxy card. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals: (i) to adopt the Merger Agreement (the “Merger Proposal”); (ii) to approve, on a non-binding, advisory basis, certain compensation that may become payable to our named executive officers in connection with the Merger (the “Compensation Advisory Proposal”); and (iii) to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date of [●], 2025, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournments or postponements thereof. Each holder of record of Chart common stock on the Record Date will be entitled to one vote for each share of Chart common stock held as of the Record Date on each matter submitted to our stockholders for approval. If you sell or transfer your shares of Chart common stock after the Record Date but before the Special Meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting.

As of the Record Date, there were [●] shares of Chart common stock outstanding and entitled to be voted at the Special Meeting.

A quorum of stockholders is necessary to hold the Special Meeting. The holders of a majority of the shares of Chart common stock entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum. As a result, [●] shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum. Shares that are voted to abstain on one or more of the proposals will be deemed to be present for quorum purposes. If you hold your shares in “street name” and you fail to provide your broker with instructions on how to vote such shares on any of the proposals, your shares will not be deemed to be present at the Special Meeting for quorum purposes.

In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting would be adjourned.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of Chart common stock outstanding as of the Record Date is required to approve the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger. A failure to vote your shares of Chart common stock, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal and the Compensation Advisory Proposal requires the affirmative vote of a majority of the votes cast on each such proposal. Assuming a quorum is present, a failure to vote, a broker non-vote, or an abstention will not have any effect on the outcome of the Adjournment Proposal or the Compensation Advisory Proposal.

Because the vote on the Compensation Advisory Proposal is only advisory in nature, it will not be binding on Chart or the Chart Board. Accordingly, because Chart is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the vote.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [●] shares of Chart common stock, representing approximately [●]% of the outstanding shares of Chart common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Chart common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Voting of Proxies

If your shares of Chart common stock are registered in your name with our transfer agent, you may cause your shares to be voted at the Special Meeting by submitting your proxy or by voting in person. If you submit a proxy, the proxy holders will vote your shares of Chart common stock according to your directions.

Voting instructions are included on your proxy card. All shares of Chart common stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Advisory Proposal.

If your shares of Chart common stock are held in “street name” through a broker, bank or other nominee, you may provide voting instructions through your broker by completing and returning the voting instruction form provided. Because all of the proposals to be voted on at the Special Meeting are non-routine matters, your broker will not be able to vote your uninstructed shares on any of the proposals. A failure to instruct your broker will have the same effect as if you voted “AGAINST” the Merger Proposal, but will have no effect on the other proposals.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	submitting a new proxy by Internet or telephone as instructed on your proxy card before 11:59 p.m., Eastern Time on [●], 2025, the day before the Special Meeting;

•	delivering a written notice of revocation to Chart Industries, Inc., 8665 New Trails Drive, Suite 100, The Woodlands, TX 77381, Attention: Secretary;

•	signing another proxy card with a later date and returning it to us before the Special Meeting; or

•	accessing the Special Meeting virtually and voting during the Special Meeting.

If you hold your shares of Chart common stock in “street name,” you should contact your broker for instructions regarding how to revoke your voting instructions.

Chart Board of Directors’ Recommendation

The Chart Board, after considering various factors, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Chart and its stockholders; (ii) adopted the Merger Agreement and approved the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Chart for adoption; and (iv) recommended that Chart’s stockholders adopt the Merger Agreement.

The Chart Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Compensation Advisory Proposal; and (iii) “FOR” the Adjournment Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Chart Board. Expenses incurred in connection with the printing and mailing of this proxy statement are our responsibility. We have agreed to pay Okapi an initial fee for its proxy solicitation services of $30,000, plus additional fees for consulting and related services and a performance fee payable upon the successful conclusion of the solicitation, plus reimbursement for out-of-pocket expenses. We may also reimburse persons representing beneficial owners for their costs of forwarding solicitation materials. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation, but they may be reimbursed for reasonable out-of-pocket expenses.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated by mid-year 2026.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

This proxy statement is available on our investor relations website at ir.chartindustries.com.

Householding of Special Meeting Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, such householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact: Chart Industries, Inc., 8665 New Trails Drive, Suite 100, The Woodlands, TX 77381, Attention: Secretary. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker or Chart, as applicable.

Rights of Stockholders Who Assert Appraisal Rights

Record holders and beneficial owners of shares of Chart common stock who have not voted in favor of the Merger and who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL will be entitled to statutory appraisal rights. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 of the DGCL are met, to receive payment in cash for the “fair value” of such shares, as determined by the Delaware Court of Chancery. For a description of these appraisal rights, stockholders should consult Section 262 of the DGCL, which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and brokerage firms call: (212) 297-0720

Shareholders and all others call toll-free: (888) 785-6707

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

Chart Industries, Inc. is a global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. With 65 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities.

Chart’s common stock is listed under the symbol “GTLS” on the New York Stock Exchange (“NYSE”).

Baker Hughes Company

575 N. Dairy Ashford, Suite 100

Houston, TX 77079

Baker Hughes Company is an energy technology company with a diversified portfolio of technologies and services that span the energy and industrial value chain. Built on a century of experience and conducting business in over 120 countries, Baker Hughes Company’s innovative technologies and services are taking energy forward. Baker Hughes Company operates through two business segments: Oilfield Services & Equipment and Industrial & Energy Technology and sells products and services primarily in the global oil and gas markets, within the upstream, midstream and downstream segments, as well as broader industrial and new energy markets.

Baker Hughes Company is a Delaware corporation and its principal executive offices are located at 575 N. Dairy Ashford Rd., Suite 100, Houston, Texas 77079, and its telephone number is (713) 439-8600. The Baker Hughes Common Stock is listed on the Nasdaq Global Select Market under the symbol “BKR”.

Upon consummation of the Merger in accordance with the Merger Agreement, Baker Hughes will be the parent company of Chart.

Tango Merger Sub, Inc.

c/o Baker Hughes Company

575 N. Dairy Ashford, Suite 100

Houston, TX 77079

Merger Sub is a Delaware corporation that was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement. Merger Sub is a wholly owned indirect subsidiary of Baker Hughes Company that was incorporated on July 23, 2025. Upon consummation of the Merger, Merger Sub will cease to exist, and Chart will survive the Merger as a wholly owned subsidiary of Baker Hughes.

Certain Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Chart, with Chart continuing as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of Baker Hughes. Chart will be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the common stock of the Surviving Company, and instead will only be entitled to receive the Merger Consideration or, with respect to Dissenting Shares, will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Chart and Baker Hughes may agree and specify in the certificate of merger).

Effect on Chart if the Merger is Not Completed

If the Merger Proposal is not approved by the stockholders of Chart or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Chart common stock. Instead, we will remain a public company, and Chart common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of Chart common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Chart common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Chart common stock. If the Merger is not consummated, the Chart Board will continue to evaluate and review our business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of Chart or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Chart Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay the Chart Termination Fee to Baker Hughes or may be entitled to receive the Baker Hughes Termination Fee from Baker Hughes upon the termination of the Merger Agreement, as described under “The Merger Agreement—Fees and Expenses; Termination Fees” on page 80 of this proxy statement.

Merger Consideration

At the Effective Time, each outstanding share of Chart common stock (other than (i) Canceled Shares and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration, subject to any applicable withholding taxes. All shares of Chart common stock converted into the right to receive the Merger Consideration will automatically be canceled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Chart stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 53 of this proxy statement).

If any shares of the Chart Preferred Stock remain outstanding immediately prior to the Effective Time, the Merger Agreement provides that the parties will amend the Merger Agreement, if necessary, to give effect to the treatment of such shares as mutually agreed upon by the parties (subject to compliance with the terms of the Chart Preferred Stock). Under the terms of the Chart Preferred Stock, unless earlier converted, the Chart Preferred Stock is expected to convert into Chart common stock on December 15, 2025.

Following completion of the Merger, Chart will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Baker Hughes.

The Merger Consideration will be adjusted appropriately and equitably to reflect the effect of any reclassification, recapitalization, stock split or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock of Chart, with a record date between the date of the Merger Agreement and the Effective Time, to provide to the holders of shares of capital stock of Chart the same economic effect as contemplated by the Merger Agreement prior to such event.

Background of the Merger

As part of their ongoing oversight and management of the company, the Chart Board and Chart’s management team regularly review, assess and discuss the company’s performance, strategy, competitive position, opportunities and risks. This review includes the evaluation of potential strategic transactions, including acquisitions, divestitures, mergers and business combinations, as part of their continuous efforts to strengthen Chart’s businesses and enhance stockholder value.

In the normal course of business and as part of this ongoing review, in early 2024, Chart’s management team determined to enter into a relationship with a new financial advisor for purposes of receiving ongoing advice with respect to potential acquisitions, divestitures, mergers, business combinations and other similar strategic opportunities. Ms. Jillian C. Evanko, Chart’s President and Chief Executive Officer, and certain members of Chart’s management team met with several leading investment banking firms regarding their qualifications, industry expertise, and capabilities, including Wells Fargo Securities, LLC (“Wells Fargo”). Following this review process, Chart selected Wells Fargo to provide general financial advisory services based on Wells Fargo’s deep industry expertise and market understanding. On March 6, 2024, Chart and Wells Fargo entered into a confidentiality agreement.

In late June of 2024, Mr. Lorenzo Simonelli, the Chairman and Chief Executive Officer of Baker Hughes, contacted Ms. Evanko to inquire about Chart’s interest in discussing a potential strategic transaction between Chart and Baker Hughes. Ms. Evanko expressed mutual interest in discussing such a transaction further, and Ms. Evanko and Mr. Simonelli determined to connect Wells Fargo with representatives of Baker Hughes to discuss next steps.

On July 2, 2024, at the direction of the Chart Board, representatives of Wells Fargo had a call with representatives of Baker Hughes to further explore Baker Hughes’ interest in a potential transaction with Chart.

On July 11 and July 12, 2024, representatives of Wells Fargo had follow-up discussions with representatives of Baker Hughes to seek additional information about Baker Hughes’ then-current vision for a proposal to acquire Chart. During such discussions, Baker Hughes advised Wells Fargo that it would facilitate an introduction to Morgan Stanley & Co. LLC (“Morgan Stanley”), financial advisor to Baker Hughes.

During the week of July 15, 2024, representatives of Wells Fargo and Morgan Stanley had multiple discussions with respect to the due diligence requirements of Baker Hughes. At Chart’s direction, Wells Fargo informed Morgan Stanley that Chart was only willing to engage in a due diligence exercise after receipt of an initial written proposal from Baker Hughes on acceptable economic terms as a starting point. Throughout those discussions, representatives of Wells Fargo provided regular updates to Chart’s management team, who regularly apprised the Chart Board.

On July 23, 2024, on a call between representatives of Wells Fargo and Morgan Stanley, Morgan Stanley conveyed a preliminary, non-binding verbal proposal from Baker Hughes for an all-stock acquisition of Chart by Baker Hughes contemplating a fixed exchange ratio of 5.241 shares of Baker Hughes’ common stock for each share of Chart common stock, which Morgan Stanley noted (i) represented a 15% premium to Chart’s stockholders based on the relative three (3)-month volume weighted average prices (“VWAP”) of the common stock of the two companies, and (ii) would give Chart’s stockholders approximately 20% of the combined company. Morgan Stanley noted that this initial proposal from Baker Hughes was contingent and remained subject to the completion of due diligence and potential changes in the relative stock prices of the parties. Shortly after the call between representatives of Wells Fargo and Morgan Stanley, representatives of Wells Fargo updated the Chart management team and, thereafter, the Chart management team conveyed the verbal proposal from Baker Hughes to the Chart Board.

On July 29, 2024, Chart and Wells Fargo entered into a customary indemnity letter in connection with Wells Fargo’s ongoing advisory services. On the same day, representatives of Morgan Stanley initiated a discussion with representatives of Wells Fargo to inquire about potential next steps related to the verbal proposal from Baker Hughes (including with respect to due diligence). Representatives of Wells Fargo informed Morgan Stanley that the Chart Board was meeting the next day, and that Wells Fargo would get back to Morgan Stanley after the meeting.

On July 30, 2024, the Chart Board held a meeting to discuss Baker Hughes’ verbal proposal. Present at the meeting were members of Chart’s senior management team and representatives of Wells Fargo and Winston & Strawn LLP (“Winston”), Chart’s outside legal counsel. At the meeting, Ms. Evanko and representatives from Wells Fargo reviewed the terms of such proposal. The representatives from Wells Fargo delivered a presentation to preliminarily review Baker Hughes’s verbal proposal and provide an overview of other potential strategic counterparties and recent other industry transactions. Thereafter, representatives from Winston delivered a comprehensive presentation regarding the directors’ fiduciary duties in considering a potential change-of-control transaction (including, specifically, the proposal from Baker Hughes), as well as key considerations regarding potential transaction structures, potential antitrust or regulatory matters, and reverse due diligence on Baker Hughes that would be conducted by Chart. After an in-depth discussion, the Chart Board authorized Ms. Evanko and Chart’s advisors to engage with Baker Hughes and its advisors in further dialogue in order to gather additional information to allow the Chart Board to more fully evaluate the merits of the verbal proposal.

On August 2, 2024, Chart publicly announced its earnings for the second quarter of 2024, and Chart’s share price subsequently declined from its pre-earnings announcement value over the next several weeks. In the days following Chart’s earnings announcement, Chart’s management team instructed Wells Fargo to contact Baker Hughes to inquire about the status of its verbal proposal in light of the changes in Chart’s share price.

On August 8, 2024, Chart and Baker Hughes executed a mutual confidentiality agreement, which also included customary mutual standstill provisions, in order to facilitate the sharing of confidential information in the future (although Chart did not agree to share any confidential information at such time). Baker Hughes also requested a period of exclusivity, which Chart did not agree to provide.

On August 9, 2024, the Chart Board held a meeting with members of the Chart management team and representatives from Winston present. Ms. Evanko updated the Chart Board on developments regarding the proposal from Baker Hughes, reporting that the companies had entered into a mutual confidentiality agreement with reciprocal standstill provisions. Following discussion of recent stock price movements and their impact on the relative value of the proposed transaction, the Chart Board, on management’s recommendation, determined not to proceed with due diligence until Baker Hughes and its advisors either confirmed the valuation in Baker Hughes’s initial verbal proposal or delivered a modified proposal, in each case in writing, for Chart’s consideration.

On August 12, 2024, representatives of Morgan Stanley communicated to representatives of Wells Fargo that, given the material change in Chart’s share price, Baker Hughes’ proposal would need to be modified from a fixed exchange ratio to a floating exchange ratio construct, based on a 90-Day VWAP and a 15% premium. Representatives of Wells Fargo shared this information with the Chart management team the same day.

On August 15, 2024, Mr. Simonelli contacted Ms. Evanko to request a meeting to discuss a potential due diligence process. Ms. Evanko communicated to Mr. Simonelli that, in light of recent stock price movements and the most recent proposal from Baker Hughes on August 12, a meeting would not be constructive until Baker Hughes provided a more concrete proposal regarding valuation and timing. At the direction of the Chart management team, representatives of Wells Fargo concurrently communicated this message to representatives of Morgan Stanley.

Over the next two weeks, representatives of Wells Fargo and representatives of Morgan Stanley had several calls, during which Wells Fargo communicated to Morgan Stanley that the Chart Board believed that the terms of Baker Hughes’ updated verbal proposal made on August 12 were insufficient to warrant commencing a due diligence process, and would only authorize Chart to proceed with next steps upon the receipt of a written proposal and general alignment on terms of a potential strategic transaction.

On August 29, 2024, Mr. Simonelli delivered to Ms. Evanko a written proposal, which, subject to due diligence, contemplated an all-stock acquisition of Chart by Baker Hughes at an exchange ratio range equating to between $145.00 and $155.00 per share of Chart common stock, based on then-current trading prices. Based on Baker Hughes’ closing share price on August 28, 2024 of $34.96, Chart stockholders would receive between 4.1476 and 4.4336 shares of Baker Hughes Common Stock for each outstanding share of Chart common stock, which closed at $120.73 on August 28, 2024. The proposal contemplated a two-month timeline to signing a definitive agreement and included a comprehensive priority financial due diligence request list from Baker Hughes, along with a request for a 45-day exclusivity period from Chart.

Later on August 29, 2024, after consultation with Chart’s financial and legal advisors and Andrew Cichocki, the chair of the Chart Board, the Chart management team circulated Baker Hughes’ updated written proposal to the Chart Board, along with a memorandum summarizing the same. Following deliberation and consultation with Chart management and its advisors, the Chart Board concluded that the proposal provided inadequate consideration to Chart stockholders and unanimously determined to reject it. Thereafter, Ms. Evanko sent a letter to Mr. Simonelli formally declining the proposal and instructed Wells Fargo to communicate the Chart Board’s decision to Morgan Stanley as well (which representatives of Wells Fargo did that same day). No further communications regarding a potential transaction occurred between the parties at this time.

On November 19, 2024, Mr. Simonelli contacted Ms. Evanko and communicated verbally that Baker Hughes continued to be interested in acquiring Chart in an all-stock transaction, but that in light of recent share price movements, a hypothetical exchange ratio would need to be based on at-market share prices with no premium to Chart’s stockholders.

On November 20, 2024, the Chart Board held a regularly scheduled meeting to, among other things, conduct its annual review of Chart’s strategic plan with the Chart management team. A portion of such meeting was also attended by representatives of Winston and Wells Fargo to discuss Baker Hughes, current market conditions and other strategic alternatives. During such portion of the meeting, the Chart management team summarized the recent communication from Mr. Simonelli regarding the potential for an at-market proposal from Baker Hughes.

Next, representatives of Wells Fargo presented on market conditions, industry dynamics, Chart’s long-term forecast (as provided by Chart management) and other companies which may be interested in discussing a strategic transaction. After extensive review and discussion, the Chart Board authorized the Chart management team and Wells Fargo to conduct a targeted and confidential outreach to certain industry participants to gauge their interest in discussing a potential strategic transaction.

On December 4, 2024, Chart and Wells Fargo entered into a formal engagement letter memorializing Wells Fargo’s role as Chart’s exclusive financial advisor in connection with Chart’s formal exploration of strategic alternatives.

Throughout December 2024, Chart’s management team and Wells Fargo constructed a list of strategic industry participants for outreach regarding interest in a potential transaction with Chart. The Chart Board authorized Wells Fargo and Ms. Evanko to conduct such outreach as summarized below (and none of these companies expressed interest in a whole-company transaction with Chart at such time):

•

Representatives of Wells Fargo discussed the potential for a strategic transaction with a senior executive of an international equipment manufacturer (“Company A”) on December 11, 2024, and during such discussion, Company A indicated that it would assess further internally and revert to Wells Fargo. On January 15, 2025, Company A communicated to Wells Fargo that it was not interested in discussing further.

•

Representatives of Wells Fargo discussed the potential for a strategic transaction with the chief executive officer of an international industrial conglomerate (“Company B”) on December 13, 2024, and during such discussion, Company B indicated that it was not interested in discussing a transaction involving Chart as a whole, but may in the future be interested in discussing an acquisition of one specific product line of Chart.

•

Representatives of Wells Fargo discussed the potential for a strategic transaction with a senior executive of an international industrial conglomerate (“Company C”) on December 20, 2024, and during such discussion, Company C indicated that it would assess further internally and revert to Wells Fargo. On January 15, 2025, Company C communicated to Wells Fargo that it was not interested in discussing further.

•

Ms. Evanko discussed the potential for a strategic transaction with the chief executive officer of an international industrial conglomerate (“Company D”) on December 23, 2024, and during such discussion, Company D indicated that it was not interested in discussing a transaction involving Chart as a whole, but may in the future be interested in discussing an acquisition of one specific product line of Chart.

•

Ms. Evanko discussed the potential for a strategic transaction with a senior executive of an international oilfield services company (“Company E”) on each of December 4, 2024 and January 9, 2025, and during such discussions, Company E indicated that it was assessing further internally and would revert to Ms. Evanko. Shortly thereafter, Company E indicated it would only be interested in discussing an acquisition of Chart’s cryogenic carbon capture technology at that time.

•

Representatives of Wells Fargo attempted to reach out to senior management at an international transportation solutions company (“Company F”) several times in late December 2024 to discuss the potential for a strategic transaction. On December 26, 2024, Chart, through a member of its board, received feedback from Company F’s chief executive officer that it was not interested in discussing further.

Chart determined not to revert to Baker Hughes in connection with this outreach given that the proposal from Baker Hughes in late November of 2024, which was immediately prior thereto, was not compelling (and Baker Hughes had made proposals in the previous several months, as detailed above, that had offered diminishing value for Chart’s stockholders with no premium).

Separate and apart from the foregoing strategic outreach, on February 14, 2025, during a routine meeting between Ms. Evanko and Scott Rowe, the President and Chief Executive Officer of Flowserve, regarding various commercial matters between the parties, the possibility was raised of considering whether to have a strategic transaction conversation at some point in the future. Mr. Rowe indicated that Flowserve would discuss internally in due course at some point in the future and revert if there was any interest in a conversation.

On March 25, 2025, during another routine meeting between Ms. Evanko, Mr. Rowe and Amy Schwetz, the Chief Financial Officer of Flowserve, regarding various commercial matters between the parties, they discussed a high-level summary of certain strategic and commercial logic with respect to a potential merger of Chart and Flowserve. The parties agreed to discuss further.

On April 1, 2025, Chart and Flowserve executed a mutual confidentiality agreement that included customary mutual standstill provisions.

On April 9, 2025, Chart and Wells Fargo amended the Wells Fargo engagement letter to account for the potential transaction with Flowserve.

Over the next week, representatives of Wells Fargo began to prepare and populate a virtual data room to house due diligence materials from both parties.

On April 17, 2025, Ms. Evanko was contacted by a senior executive at Company E, who noted that, in addition to remaining interested in Chart’s cryogenic carbon capture technology if it were for sale, Company E would potentially consider reviewing a whole-company transaction with Chart. The senior executive asked Ms. Evanko to meet with Company E’s head of strategy as a next step. Ms. Evanko and Company E set this meeting in early May of 2025, but only the senior executive attended (and Company E’s head of strategy did not). Ms. Evanko thereafter offered additional dates for a subsequent meeting with Company E’s head of strategy, but Company E did not propose to meet further at such time.

On April 18, 2025, Chart and Flowserve provided access to each other to such virtual data room.

On April 25, 2025, the senior management teams of Chart and Flowserve met at Flowserve’s offices and presented to each other comprehensive overviews of each party’s businesses.

On April 29, 2025, the Chart Board held a meeting attended by members of the Chart management team and representatives from Wells Fargo and Winston. Ms. Evanko reviewed the ongoing dialogue with Mr. Rowe and Flowserve, highlighting the strategic rationale for a potential combination, but clarifying that no formal proposals or specific economic terms had yet been discussed or exchanged between the parties, and that the focus remained on strategic validation and business due diligence. Representatives of Wells Fargo then presented an overview of the market and M&A environment generally, as well as observations regarding Chart and Flowserve specifically. Discussion topics included, among other things, uncertainty in global markets (including in light of newly announced tariffs), recent trends in equity and debt trading levels, interest rates and volatility, and recently announced M&A transactions. Winston then provided a refresher on the directors’ fiduciary duties, highlighting key legal considerations for a potential transaction. Following an in-depth discussion, the Chart Board expressed its support for continuing to explore a potential transaction with Flowserve and directed management and the advisors to proceed accordingly.

Following the board meeting, also on April 29, 2025, Flowserve facilitated the introduction of Wells Fargo to Guggenheim Partners (“Guggenheim”), which was serving as the financial advisor to Flowserve. Representatives of Guggenheim and Wells Fargo held an introductory virtual meeting that day to begin discussing a potential exchange ratio framework. While there was no discussion of a specific exchange ratio, Wells Fargo (at the direction of Chart management) and Guggenheim agreed in principle that the exchange ratio would reflect an “at market” deal.

On May 1, 2025, representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal counsel to Flowserve, and Winston held an introductory virtual meeting to discuss overall structure, tax considerations and high-level governance matters. The parties exchanged legal due diligence request lists several days later.

Over the course of the next several weeks, Chart and its advisors and Flowserve and its advisors conducted bilateral legal and other due diligence, including calls, question and answer lists and document exchanges in the virtual data site.

On May 12, 2025, the Chart and Flowserve management teams, along with representatives from Wells Fargo and Guggenheim, met and held a synergies workshop to discuss and align on potential synergies that could be achieved by combining the two companies.

On May 13, 2025, representatives of Wells Fargo and Guggenheim discussed the ongoing due diligence process and potential timing for next steps.

On May 15, 2025, Ms. Evanko was contacted again by a senior executive at Company E, who noted that, in addition to remaining interested in Chart’s cryogenic carbon capture technology if it were for sale, Company E may also now be interested in reviewing certain due diligence information regarding the entire company to potentially evaluate a whole-company transaction. Chart agreed to provide certain requested due diligence materials to Company E pursuant to a pre-existing confidentiality agreement that had been signed in connection with unrelated matters (but which was sufficient for these purposes).

On May 16, 2025, Wells Fargo created a second virtual data room for Company E, which Chart populated with certain due diligence materials requested by Company E.

Also on May 16, 2025, Flowserve delivered a written non-binding proposal for a strategic all-stock merger of equals transaction with Chart. The proposal did not include a specific exchange ratio, but contemplated that the parties would agree on an exchange ratio based on the VWAP over a period of less than 45 trading days prior to signing a merger agreement. The proposal also outlined Flowserve’s view of key governance terms. Later that same day, Cravath circulated an initial draft of the Flowserve Agreement to Winston setting forth such proposed terms, along with a draft of a mutual exclusivity agreement.

On May 19, 2025, the Chart Board held a meeting to review the Flowserve proposal and the status of discussions with Company E, which was attended by members of the Chart management team and representatives from Wells Fargo and Winston. Ms. Evanko updated the Chart Board with respect to her recent conversation with the senior executive of Company E as noted above, and other Chart management team members provided their perspective as well. Ms. Evanko noted that discussions between Chart and Company E had not meaningfully progressed in the approximate six months since Chart’s initial outreach and that it did not appear that Company E had an imminent interest in Chart beyond Chart’s cryogenic carbon capture technology. Representatives from Wells Fargo then provided a presentation summarizing the results of the strategic outreach process from late 2024-early 2025, noting that each other party had declined to explore a transaction with Chart, and reviewing the potential transaction with Flowserve. Representatives from Winston then summarized the key terms of the draft Flowserve Agreement, described the ongoing legal due diligence process and potential regulatory filings and stockholder approvals that may be required in connection with a transaction with Flowserve, and provided an updated presentation on the Chart Board’s fiduciary duties. Following an extensive discussion among the management team, the directors and the advisors, the Chart Board (i) directed the Chart management team to continue negotiations with Flowserve while also maintaining a dialogue with Company E in order to ascertain whether it had interest in a strategic transaction and (ii) determined not to enter into the mutual exclusivity agreement proposed by Flowserve.

Between May 19 and June 3, 2025, representatives from Chart and Flowserve, and their respective legal, financial and other advisors, conducted due diligence of the other party; held meetings and had discussions;

negotiated the applicable exchange ratio to reflect an “at market” deal, combined company board governance matters, termination fees and other deal-protection measures, and all other terms and conditions of the proposed transaction; and otherwise exchanged multiple drafts of (and finalized) the Flowserve Agreement.

On May 28, 2025, the Chart Board held a meeting to receive an update on the potential transaction with Flowserve, which was attended by members of the Chart management team and representatives from Wells Fargo and Winston. Ms. Evanko also provided an update on recent communications with Company E, noting that despite recently suggesting that its interest may have broadened beyond Chart’s cryogenic carbon capture technology, Company E had declined to engage in any substantive discussions regarding a whole-company transaction, and had sought only limited due diligence information. The Chart management team then summarized recent negotiations with Flowserve, including key points regarding governance and deal protection matters, and updated the Chart Board on recent ratings agency meetings and advisor discussions regarding the potential exchange ratio. Representatives from Wells Fargo then presented their preliminary financial analysis, including an overview of the transaction structure, a comparison of the companies’ respective management-created financial projections, and a preliminary view of potential exchange ratios and synergies. Following discussion, the Chart Board expressed ongoing support for management to continue pursuing the transaction with Flowserve and instructed Ms. Evanko to report back with any material updates.

On May 29, 2025, a senior executive at Company E communicated to Ms. Evanko that Company E continued to be interested in discussing Chart’s cryogenic carbon capture technology. The executive also indicated that, at some point in the future, Company E may be interested in discussing a whole-company transaction, but that (i) its interest was uncertain and (ii) its board would not be in a position to begin an analysis or consider such discussions until late July or early August of 2025, at the earliest. The senior executive at Company E also noted that Company E would, in any event, send several follow-up due diligence questions to Chart.

On May 30, 2025, a representative of Company E sent several follow-up due diligence questions to Chart related to the information that had been previously provided to Company E in the virtual data room. Chart provided supplemental information to address such questions to Company E on June 1, 2025. That same day, such representative of Company E sent one follow-up due diligence question, in response to which Chart provided additional information on June 3, 2025. Following this exchange, there were no further discussions between Chart and Company E regarding a potential whole-company transaction.

On June 3, 2025, the Chart Board held a meeting to consider the final form of the Flowserve Agreement and the proposed transaction, which was attended by members of the Chart management team and representatives from Wells Fargo and Winston. After the Chart management team and representatives of Wells Fargo and Winston reviewed the final terms of the proposed Flowserve Agreement, Wells Fargo presented its financial analysis and rendered an oral opinion to the Chart Board, which was subsequently confirmed in writing, that, as of June 3, 2025 and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, the exchange ratio of 3.165 shares of Flowserve common stock in exchange for each share of Chart common stock was fair, from a financial point of view, to the holders of Chart common stock. Winston presented a legal overview of the transaction and a detailed summary of the final negotiated terms of the Flowserve Agreement, including (among other things) the deal protection measures (including no-shop, “force the vote” and other fiduciary duty-related provisions), governance structure, closing conditions, and termination rights and fees. At that point, the Chart Board held an executive session that excluded Ms. Evanko and the other members of the Chart management team, but included representatives from Winston and Wells Fargo for a portion of the session. The Chart Board discussed various aspects of the proposed transaction, including the potential for significant synergies, enhanced scale, complementary product offerings and the expectation of an investment grade credit rating for the combined company. The Chart Board also considered the terms of the Flowserve Agreement, including governance and deal protection measures, and the fairness of the exchange ratio. After further discussion and deliberation, the Chart Board unanimously (i) determined that the Flowserve Agreement and the transactions contemplated thereby were advisable, fair to, and in the best interests of Chart and its stockholders, and (ii) approved the Flowserve Agreement and such transactions.

Chart and Flowserve executed the definitive Flowserve Agreement on June 3, 2025, and issued a joint press release announcing the transaction on the morning of June 4, 2025.

From June 4, 2025 through July 15, 2025, Chart and Flowserve engaged in various post-signing and pre-closing activities and, with support from their respective advisors, worked towards fulfilling the pre-closing requirements set forth in the Flowserve Agreement. This included, among other things, integration planning between the management teams and the preparation and review of regulatory filings. The process was marked by a high degree of coordination and collaboration among Chart’s and Flowserve’s management and advisors, with the shared objective of facilitating the transaction.

On June 10, 2025, a senior executive at Company E communicated to Ms. Evanko that, notwithstanding Chart’s execution of the Flowserve Agreement, Company E was still interested in discussing a potential transaction for Chart’s cryogenic carbon capture technology. Ms. Evanko discussed with Flowserve, and the parties agreed that certain additional due diligence materials would be provided to Company E with respect thereto, and Chart provided such materials.

On July 16, 2025, Mr. Simonelli contacted Ms. Evanko by telephone to deliver an unsolicited all-cash acquisition proposal to acquire all of the outstanding shares of Chart common stock for $210 per share in cash (the “Baker Hughes Proposal”). Mr. Simonelli informed Ms. Evanko that, regarding the purchase price, Baker Hughes had put its best foot forward at $210 per share. He also noted that Baker Hughes had also engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) and Centerview Partners (“Centerview”) to serve as financial advisors to Baker Hughes in connection with the proposal. Following the call, Mr. Simonelli delivered to Ms. Evanko a written copy of the proposal, which included a draft merger agreement (the “Merger Agreement”) and a summary of the terms of an executed bridge financing commitment from affiliates of Goldman Sachs. The Baker Hughes Proposal implied an equity value of $10.1 billion and a total enterprise value of $13.6 billion for Chart, and represented a 30% premium over Chart’s unaffected share price at the closing of the last trading day prior to Chart’s announcement of the Flowserve Agreement. It also provided that Baker Hughes would reimburse Chart for Chart’s payment of the Flowserve Agreement termination fee to Flowserve in certain circumstances upon termination of the Merger Agreement. Ms. Evanko immediately notified the Chart Board of the Baker Hughes Proposal.

On July 17, 2025, after consulting with Winston, Ms. Evanko notified Mr. Rowe of the Baker Hughes Proposal via telephone, and Ms. Evanko and Winston promptly emailed a copy of the Baker Hughes written proposal to Flowserve and Cravath.

Later that day, the Chart Board convened a meeting with representatives from Wells Fargo and Winston to review and discuss the Baker Hughes Proposal. At the meeting, the Chart Board evaluated the financial and strategic merits of the Baker Hughes Proposal, discussed the potential benefits, risks and implications for key stakeholders and compared the terms of the Baker Hughes Proposal to those of the Flowserve Agreement. The Chart Board also considered potential regulatory and antitrust challenges, the impact of a possible termination fee, integration challenges in the Flowserve transaction and the effect on Chart’s stockholders. Winston delivered a presentation on the Chart Board’s fiduciary duties and the process for determining whether the Baker Hughes Proposal constituted a “Superior Chart Proposal” under the Flowserve Agreement, including the requirements to provide Flowserve with notice and a negotiating period. Representatives from Wells Fargo provided a preliminary financial assessment of the Baker Hughes Proposal. Following thorough discussion and evaluation, and with input and consultation from members of the Chart management team, Winston and Wells Fargo, the Chart Board unanimously determined that the Baker Hughes Proposal constituted or would reasonably be expected to result in a “Superior Chart Proposal” under the Flowserve Agreement. The Chart Board also discussed with management and the advisors the obligations arising from such determination under the

Flowserve Agreement and a plan to ensure strict compliance with those obligations while further evaluating the Baker Hughes Proposal and negotiating with Baker Hughes.

On July 18, 2025, Ms. Evanko and Mr. Rowe discussed the current status of the Flowserve transaction, and agreed to postpone certain integration meetings and site visits scheduled for the following week. Ms. Evanko also committed to keeping Mr. Rowe and Flowserve apprised as the process between Chart and Baker Hughes unfolded.

Also on July 18, 2025, representatives of Winston and Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), legal counsel to Baker Hughes, discussed and began work on certain next steps, including the Merger Agreement, data room access for Baker Hughes and its advisors, legal due diligence workstreams and coordinating regulatory review by counsel on both sides. Representatives of Wells Fargo and Goldman Sachs discussed certain next steps, including whether there was any flexibility on the purchase price. Later that day, representatives of Wells Fargo had an additional discussion with representatives of each of Goldman Sachs and Centerview related to certain additional matters, including coordinating due diligence workstreams and data room access for Baker Hughes and its advisors. Later that day, Baker Hughes and its advisors were granted access to a data room for purposes of reviewing materials relating to Chart.

On July 19, 2025, Flowserve sent a letter to Chart in support of the Flowserve merger, outlining the strategic rationale for the Flowserve transaction and comparing the Flowserve transaction to the Baker Hughes Proposal. After sharing the letter with the Chart Board, Ms. Evanko and Chart management held a call that same day with Winston and Wells Fargo to discuss it further. That same day, representatives of Wells Fargo held a call with representatives of each of Goldman Sachs and Centerview to make such representatives aware of Flowserve’s letter, to inquire about the status of Baker Hughes’ due diligence review and to encourage Baker Hughes to put its best foot forward with respect to the purchase price.

The Chart Board convened a meeting on July 20, 2025, with representatives from Wells Fargo (who joined midway through the meeting) and Winston, to further discuss and evaluate the Baker Hughes Proposal. Ms. Evanko briefed the Chart Board on her recent discussions with Mr. Rowe and Mr. Simonelli. Representatives from Winston discussed the fiduciary duties of the directors and outlined the procedural steps required under the Flowserve Agreement with respect to the Baker Hughes Proposal, including with respect to information sharing with both Baker Hughes and Flowserve. Winston also summarized certain key legal points in the Baker Hughes Proposal, and discussed the regulatory covenants and matters related thereto. The Chart Board engaged in a detailed discussion about the terms of the Baker Hughes Proposal – both on its own and in comparison to the Flowserve transaction – including the all-cash nature and premium pricing of the Baker Hughes Proposal, the likelihood of improved terms and conditions from either Baker Hughes or Flowserve, the certainty and risks of closing each transaction (including any potential for regulatory scrutiny), termination fee provisions and potential financial impacts, and the strategic rationale for each transaction. Representatives from Wells Fargo then discussed a financial analysis of the Baker Hughes Proposal, and the Chart Board had further discussions regarding potential next steps. Following these presentations and extensive discussion, the Chart Board unanimously supported management’s continued evaluation and negotiation of the Baker Hughes Proposal.

On the morning of July 21, 2025, Winston delivered a revised draft of the Merger Agreement to Cleary which, among other things, (i) required that the $250 million termination fee payable to Flowserve in connection with the termination of the Flowserve Agreement be funded by Baker Hughes upon signing of the Merger Agreement and (ii) modified the regulatory covenants applicable to Baker Hughes as the acquiror of Chart. That same morning, representatives of Wells Fargo held a call with representatives of each of Goldman Sachs and Centerview to provide initial feedback on the Merger Agreement, including discussing the termination fee, the regulatory covenants and the purchase price.

Later that morning, Baker Hughes, Chart and their respective advisors held an all-hands call to discuss key issues, timeline, transaction documents and all related workstreams. Thereafter, representatives of Winston and

Cleary continued to negotiate the Merger Agreement and open issues therein throughout the day, with Baker Hughes proposing a $500 million regulatory-related reverse termination fee (to be offset by the $250 million termination fee paid to Flowserve by Baker Hughes).

Throughout the same day, Baker Hughes, Chart and their respective advisors held a series of due diligence calls in respect of each functional area, including legal, operational, finance, human resources and commercial matters. Winston also held multiple calls with Cravath to discuss the status of the Baker Hughes Proposal and potential next steps as between Chart and Flowserve. Representatives of Wells Fargo also held a separate call with representatives of each of Goldman Sachs and Centerview, each on behalf of Baker Hughes, where they discussed, among other things, whether the purchase price under the Baker Hughes Proposal was final and whether Baker Hughes could increase its purchase price.

On July 22, 2025, the Chart Board held a meeting, with the Chart management team and representatives from Wells Fargo and Winston in attendance, to continue to discuss and evaluate the Baker Hughes Proposal. Ms. Evanko updated the Chart Board on recent interactions with Baker Hughes and Flowserve; Winston provided a legal update and discussed the key open issues in the Merger Agreement; and representatives from Wells Fargo presented a financial analysis of the Baker Hughes Proposal, a comparison of the Baker Hughes Proposal to the existing Flowserve transaction, and other market information. The Chart Board engaged in a comprehensive discussion of the financial and strategic implications of the Baker Hughes Proposal, including weighing its immediate and certain cash value to stockholders against the potential long-term upside to stockholders of the Flowserve transaction (in which they would remain invested in the combined company). The Chart Board also discussed the merits and risks of the Baker Hughes Proposal versus the Flowserve transaction, including regulatory matters in each scenario. Ms. Evanko recommended that Chart continue negotiations with Baker Hughes in an effort to maximize stockholder value, which the Chart Board unanimously supported.

Also that day, Winston and Cleary continued to negotiate the terms of the Merger Agreement. With input from the Chart Board and management team, Winston prepared counterproposals that included, among other things, (i) a $600 million regulatory-related reverse termination fee (with no offset for the Flowserve termination fee) and (ii) substantial agreement on the modified regulatory covenants. Following additional telephone calls and email exchanges between Ms. Evanko and Mr. Simonelli, and between Winston and Cleary, Chart and Baker Hughes agreed on the material open points in the Merger Agreement, including a $500 million regulatory-related reverse termination fee with no offset for the Flowserve termination fee, and that Baker Hughes would fund, at signing of the Merger Agreement, the $250 million termination fee due to Flowserve, subject to reimbursement in certain circumstances.

Later that same day, Cleary delivered to Winston a revised draft of the Merger Agreement, which memorialized the verbal negotiations and agreements resolved by the parties earlier in the day. Cleary also delivered a commitment letter from affiliates of Goldman Sachs to Baker Hughes with respect to the bridge financing commitment noted above (which was executed by Goldman Sachs and did not contain any due diligence conditionality).

On the morning of July 23, 2025, Winston and Cleary exchanged drafts of, and finalized, the Merger Agreement. Ms. Evanko and Mr. Simonelli also discussed again the purchase price of $210 per share of Chart common, which Mr. Simonelli reiterated was non-negotiable from Baker Hughes’ perspective. He also confirmed that the Baker Hughes board had reviewed the final terms of the transaction documents and was unanimously supportive of the transaction with Chart, and that Baker Hughes was prepared to execute the transaction documents and announce the transaction, subject to termination of the Flowserve Agreement by Chart and Flowserve.

Later that same day, representatives of Wells Fargo also discussed the purchase price of $210 per share of common stock of Chart with representatives of Goldman Sachs. At the direction of Baker Hughes, representatives of Goldman Sachs, during such discussion with Wells Fargo, reiterated the message that Baker Hughes had no flexibility and would not negotiate the purchase price.

Also that same day, the Chart Board held a meeting to determine whether (i) the Baker Hughes Proposal constituted a “Superior Chart Proposal” under the Flowserve Agreement and (ii) to deliver a notice to Flowserve indicating an intention to change the board’s recommendation to stockholders in favor of the Baker Hughes Proposal. The meeting was attended by the Chart management team and representatives of Winston and Wells Fargo. Winston provided a regulatory analysis and overview, and then summarized the key terms of the Merger Agreement, including the business points that had been settled between the parties the day before. The legal presentation was supplemented with a reminder on the Chart Board’s fiduciary duties. The Chart Board received a financial presentation and update from Wells Fargo, including the premium offered relative to the Flowserve transaction and the certainty of immediate cash value to stockholders compared to the stock-based consideration from Flowserve. Representatives from Wells Fargo also discussed their efforts to negotiate, via representatives of each of Goldman Sachs and Centerview, a higher per share purchase price from Baker Hughes, which were not successful. The Chart Board conducted a comprehensive comparison of the Baker Hughes and Flowserve transactions, considering factors such as immediate liquidity and certainty of value (Baker Hughes) versus potential long-term value and synergies, as well as integration risks (Flowserve); regulatory risks; termination fees and which party would bear them; financing risks; and stockholder voting requirements and the likelihood of stockholder approval. After a thorough discussion and consultation with advisors, the Chart Board unanimously determined that the Baker Hughes Proposal was a “Superior Chart Proposal” under the Flowserve Agreement and that not recommending the approval of the Baker Hughes Proposal to Chart’s stockholders would be inconsistent with their fiduciary duties. The Chart Board also approved the delivery of notice to Flowserve, as required by the Flowserve Agreement, of its intention to change its recommendation for Chart’s stockholders to vote against the Flowserve Agreement in favor of the Baker Hughes Proposal.

Promptly following the Chart Board meeting, Winston, on behalf of Chart, delivered such notice to Flowserve and its legal counsel, and Ms. Evanko called Mr. Rowe to notify him of the same.

From July 24 through July 27, 2025, Ms. Evanko held numerous discussions with each of Mr. Simonelli and Mr. Rowe with respect to the Baker Hughes Proposal and whether Flowserve intended to negotiate to enhance the terms of the Flowserve Agreement in Chart’s favor. These discussions led to a tri-party framework pursuant to which Chart and Flowserve would terminate the Flowserve Agreement and, immediately thereafter, Chart and Baker Hughes would enter into the Merger Agreement. Chart agreed to pay Flowserve the $250 million termination fee pursuant to the Merger Agreement plus an additional $16 million for certain of Flowserve’s expenses, for a total of $266 million. Baker Hughes agreed to fund $258 million of such amount on Chart’s behalf, with Chart funding the remaining $8 million. Chart and Flowserve also agreed to extend the term of, and broaden the suite of products covered by, an existing commercial agreement between the parties, and aligned on the process and timing for announcing the termination of the Flowserve Agreement and the execution of the Merger Agreement.

On July 27, 2025, Winston sent Cravath a draft termination agreement with respect to the Flowserve Agreement (the “Flowserve Termination Agreement”) to reflect the business points noted above. Cleary also delivered to Winston a revised draft of the Merger Agreement to reflect the same.

On the morning of July 28, 2025, Mr. Rowe notified Ms. Evanko that the Flowserve board had met and determined to proceed with the Flowserve Termination Agreement, and also confirmed Flowserve’s intent to execute the Flowserve Termination Agreement later that day. Thereafter, Winston and Cleary exchanged drafts of and finalized the revised Merger Agreement, and Winston and Cravath exchanged drafts of and finalized the Flowserve Termination Agreement (including a letter of intent regarding an amendment to the existing supply agreement between Chart and Flowserve noted above).

Later in the day on July 28, 2025, the Chart Board held a meeting to review the final terms of the Baker Hughes Proposal (including the final form of the Merger Agreement) and the Flowserve Termination Agreement. Representatives of the Chart management team, Wells Fargo and Winston attended the meeting. Representatives of Wells Fargo presented a financial analysis of the Baker Hughes Proposal, noting the all-cash offer of $210 per share, which represented a 30% premium over the unaffected share price of Chart common stock at the time of signing the Flowserve Agreement. Representatives of Wells Fargo rendered an oral opinion to the Chart Board, which was subsequently confirmed in writing by delivery of a written opinion to the Chart Board dated July 28, 2025, to the effect that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, the Merger Consideration in the Merger was fair, from a financial point of view, to holders of Chart common stock (other than Canceled Shares and Dissenting Shares). Winston then presented an overview of the Merger Agreement, covering key terms such as the all-cash consideration, treatment of preferred stock and incentive equity, representations and warranties, interim operating covenants, post-signing obligations, no-shop and fiduciary covenants, closing conditions and termination rights and fees. With consultation and input from the Chart management team, Wells Fargo and Winston, the Chart Board engaged in a discussion regarding the comparative merits of the Baker Hughes and Flowserve transactions; the certainty, premium and immediacy of the Baker Hughes all-cash offer; the lack of financing contingency and the absence of a Baker Hughes shareholder vote requirement; regulatory approval prospects and integration risks; termination fee structures and the potential for additional topping bids; fiduciary duties and the ability to respond to superior proposals under the Merger Agreement; and stakeholder reactions and the impact on ongoing business operations. Following such discussion and evaluation, the Chart Board unanimously determined that the Merger Agreement and transaction were in the best interests of Chart’s stockholders and unanimously approved (i) the termination of the Flowserve Agreement and the related Flowserve Termination Agreement and (ii) the Merger Agreement and the transactions contemplated thereby.

Following the Chart Board meeting, during the evening hours of July 28, 2025, Chart and Flowserve executed the definitive Flowserve Termination Agreement and, immediately thereafter, Chart and Baker Hughes executed the definitive Merger Agreement. Each party issued press releases announcing the terms of the transactions on the morning of July 29, 2025.

Recommendation of the Chart Board and Reasons for the Merger

Recommendation of the Chart Board

At a meeting held on July 28, 2025, the Chart Board unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Chart and its stockholders, (2) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (3) resolved to recommend that the Chart stockholders adopt the Merger Agreement.

Accordingly, the Chart Board unanimously recommends that Chart stockholders vote “FOR” the Chart merger proposal, “FOR” the Chart non-binding executive compensation advisory proposal and “FOR” the Chart adjournment proposal.

Reasons for the Merger

In reaching its determination and recommendation, the Chart Board held a number of meetings, consulted with Chart’s senior management team and Chart’s outside legal and financial advisors, conducted comparative analysis and considered a number of factors, including the following (which list is not necessarily presented in order of relative importance), which the Chart Board viewed as being positive or favorable in coming to its determination and recommendation:

•

the Chart Board’s view, after discussions and consultation with Chart’s management and Chart’s financial and legal advisors, that the all-cash consideration to be received by Chart stockholders in the Merger represents a significant premium for, and is more favorable to, Chart stockholders compared to the implied premium in the stock-for-stock consideration that Chart stockholders would have received under the Flowserve Merger Agreement;

•

the Merger Consideration represents a premium to Chart stockholders compared to the prevailing market price across several measurement periods, including a premium of approximately 30.0% to Chart stockholders based on the closing price of Chart common stock on June 3, 2025, the last trading day before the announcement of the Flowserve Merger Agreement and a premium of approximately 22.3% to Chart’s stockholders based on the closing price of Chart common stock on July 28, 2025, the last trading day prior to the execution of the Merger Agreement;

•

the Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to Chart stockholders, compared to the variable value of stock consideration contemplated by the Flowserve Merger Agreement, thus eliminating for Chart stockholders the uncertainty and risk associated with stock-based consideration and future market fluctuations of a combined company with Flowserve;

•

the oral opinion of Wells Fargo, dated July 28, 2025, which was subsequently confirmed in writing by delivery of a written opinion, dated July 28, 2025, to the Chart Board as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Chart common stock (other than Canceled Shares and Dissenting Shares, each as defined in the Merger Agreement) of the Merger Consideration provided for in the Merger, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth therein, as more fully described below in “—Opinion of Wells Fargo” beginning on page 39 and the full text of the written opinion of Wells Fargo, which is attached as Annex B to this proxy statement;

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unlike the merger of equals transaction with Flowserve, which would have entailed a complex integration of two companies, required upfront investment by the parties and created uncertainties around realizing anticipated cost savings and synergies, the transaction with Baker Hughes is a straightforward all-cash acquisition;

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the Baker Hughes transaction does not expose Chart’s stockholders to the execution risks, potential disruptions and costs typically associated with post-merger integration, such as aligning operations, systems, cultures and management teams;

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there was no guarantee that the projected synergies associated with the Flowserve transaction would be realized in full or within the expected timeframe, and Chart’s stockholders were exposed to such risks;

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the fact that if Chart stockholders so desire and if they comply fully with all of the required procedures under the DGCL, they will be able to exercise appraisal rights with respect to the Merger, which would allow such Chart stockholders to seek appraisal of the fair value of their shares of Chart common stock as determined by the Delaware Court of Chancery as further described in detail below under the section entitled “Appraisal Rights” beginning on page 53;

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the Merger is not subject to the approval of the stockholders of Baker Hughes, unlike the transactions contemplated by the Flowserve Merger Agreement, which would have required approval of the shareholders of Flowserve;

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feedback from Chart stockholders following the announcement of the Flowserve transaction indicated a preference for the immediate value of an all-cash transaction and reflected concerns regarding the perceived execution risks associated with post-closing integration and synergy attainment, which feedback was reflected in a notable decline in Chart’s stock price immediately following the Flowserve transaction announcement;

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the Chart Board’s risk assessment, after consultation with Chart’s outside legal counsel, that no regulatory authorities would impose conditions sufficiently material to preclude the Merger, and that it would otherwise be consummated in accordance with the terms of the Merger Agreement;

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Baker Hughes is required under the Merger Agreement to use reasonable best efforts to obtain all necessary regulatory approvals and clearances, subject to the terms and conditions in the Merger Agreement, and to pay Chart a reverse termination fee if the transaction is terminated under specified circumstances related to a failure to obtain such approvals and clearances;

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the Merger is not subject to any financing condition, which enhances the likelihood of the Merger’s consummation, and Baker Hughes delivered to Chart a financing commitment from affiliates of Goldman Sachs and Morgan Stanley upon signing the Merger Agreement;

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Baker Hughes paid the $250 million termination fee payable by Chart to Flowserve under the Flowserve Merger Agreement, plus $8 million in merger-related expenses to Flowserve on behalf of Chart, in connection with the termination of the Flowserve Merger Agreement;

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Chart’s right, after complying with the terms of the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal, subject to the terms and conditions of the Merger Agreement, including payment of a termination fee to Baker Hughes of $250 million and reimbursement of Baker Hughes for the $258 million termination fee and expenses paid to Flowserve on Chart’s behalf;

•	the recommendation by Chart’s senior management in favor of the Merger;

•

the opportunities and alternatives reasonably available to Chart (and taking into account the outreach conducted by Chart in December of 2024 as more fully described above under the section entitled “Background of the Merger” beginning on page 24), including remaining a standalone independent public company, consummating the mergers contemplated by the Flowserve Merger Agreement, pursuing other strategic alternatives, pursuing acquisitions or business combinations with entities other than Baker Hughes (including Flowserve pursuant to the Flowserve Merger Agreement) and pursuing divestitures of certain Chart business segments, which the Chart Board evaluated with the assistance of Chart’s financial and legal advisors, and the Chart Board’s view that the Merger will create the best reasonably available opportunity to maximize value for Chart stockholders given the potential risks, rewards and uncertainties associated with each alternative; and

•

the review by the Chart Board, in consultation with Chart’s management team and Chart’s advisors, of the structure of the Merger and the legal, financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transactions and the evaluation by the Chart Board, in consultation with Chart’s management team and Chart’s advisors, of the likely time period necessary to complete the Merger.

The Chart Board also considered a number of potential uncertainties, risks and other negative factors identified in its deliberations, including the following (which list is not exhaustive and is not necessarily presented in order of relative importance):

•	Chart will no longer exist as an independent company, and accordingly, Chart stockholders will no longer participate in any future growth it may have or any potential future increase in its value;

•	the payment by Chart of $8 million to Flowserve in respect of certain expense reimbursements arising out of the Flowserve Merger Agreement and the termination thereof;

•

the amount of time it could take to complete the Merger, including that completion of the Merger depends on factors outside of Chart’s control, and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could have an adverse impact on Chart, including its respective customer, supplier and other business relationships;

•

the risks and contingencies relating to the announcement and pendency of the Merger, including the potential negative impact on Chart’s ability to retain key employees, the diversion of management and employee attention from other business matters and the potential effect on the overall business of Chart;

•

the risk that Chart and Baker Hughes may not be able to obtain the regulatory clearances required to complete the Merger, or that obtaining these regulatory clearances could take longer than anticipated or require the parties to agree to burdensome conditions or remedies that Baker Hughes is not required to accept under the terms of the Merger Agreement;

•	the fact that Chart has incurred and will continue to incur costs related to the Merger, a portion of which will be payable whether or not the Merger is completed;

•	the potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•

the interests of the executive officers and directors of Chart in the Merger that may be different from, or in addition to, those of Chart stockholders, including the matters described under “—Interests of Chart Directors and Executive Officers in the Merger” beginning on page 45;

•

the restrictions in the Merger Agreement on the conduct of Chart’s business prior to the consummation of the Merger, including that Chart must conduct its business in the ordinary course of business, subject to specific limitations, which may delay or prevent Chart from undertaking business opportunities that may arise or taking other actions it would otherwise take with respect to its operations pending consummation of the Merger;

•

the provisions of the Merger Agreement which prohibit Chart from soliciting or engaging in discussions regarding alternative strategic transactions during the pendency of the Merger, subject to limited exceptions;

•

the restrictions in the Merger Agreement on Chart’s ability to terminate the Merger Agreement and pursue a superior proposal, including the requirement that Chart must pay Baker Hughes a termination fee of $250 million and reimburse Baker Hughes for the $258 million that Baker Hughes paid to Flowserve on Chart’s behalf in connection with the termination of the Flowserve Merger Agreement, which could discourage other interested parties from making a competing acquisition proposal that Chart stockholders might otherwise have the opportunity to consider;

•	that the receipt of the Merger Consideration in exchange for Chart common stock will be a taxable transaction for U.S. federal income tax purposes;

•	the risk that Chart stockholders may not approve the proposals at the Chart stockholder meeting; and

•

the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17 and the sections entitled “Risk Factors” in Chart’s most recent Form 10-K and Form 10-Q.

The Chart Board considered all of these factors as a whole and, overall, concluded that the potential benefits of the Merger with Baker Hughes to Chart stockholders outweighed the potential risks and uncertainties of the Merger.

The foregoing discussion of information and factors considered by the Chart Board in reaching its conclusion and recommendation includes the principal factors considered by the Chart Board. In light of the complexity and wide variety of factors considered in connection with its evaluation of the Merger, the Chart Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Chart Board applied his or her own personal business judgment to the process and may have given different weight or merit to different factors. The Chart Board based its recommendation on the totality of the information available to it, including discussions with Chart management and Chart’s outside legal and financial advisors.

The foregoing discussion of information and factors considered by the Chart Board is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.

Opinion of Wells Fargo

Chart has engaged Wells Fargo as financial advisor to Chart in connection with the Merger. As part of such engagement, the Chart Board requested that Wells Fargo evaluate the fairness, from a financial point of view, to the holders of Chart common stock of the Merger Consideration provided for in the Merger. On July 28, 2025, at a meeting of the Chart Board held to evaluate the Merger, Wells Fargo rendered an oral opinion to the Chart Board, which was subsequently confirmed in writing by delivery of a written opinion to the Chart Board dated July 28, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, the Merger Consideration in the Merger was fair, from a financial point of view, to holders of Chart common stock (other than Canceled Shares and Dissenting Shares).

The full text of the written opinion of Wells Fargo, dated July 28, 2025, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Wells Fargo in preparing the opinion, is attached as Annex B to this proxy statement. The summary of the opinion of Wells Fargo set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Wells Fargo’s written opinion was for the information and use of the Chart Board (in its capacity as such) in connection with its evaluation of the Merger Consideration in the Merger from a financial point of view and did not address any other aspect or implication (financial or otherwise) of the Merger. Wells Fargo expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Chart and did not address the underlying business decision of the Chart Board or Chart to proceed with or effect the Merger. Wells Fargo’s opinion does not constitute advice or a recommendation to any stockholder of Chart or any other person as to how to vote or act on any matter relating to the Merger or any other matter.

In preparing its opinion, Wells Fargo:

•	reviewed a draft, dated July 28, 2025, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to Chart and the industry in which it operates;

•

compared the financial and operating performance of Chart with publicly available information concerning certain other companies that Wells Fargo deemed relevant, and compared current and historic market prices of Chart common stock with similar data for such other companies;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain other business combinations that Wells Fargo deemed relevant;

•	reviewed certain internal financial analyses and forecasts for Chart prepared by the management of Chart (the “Chart Projections”);

•

discussed with the management of Chart certain aspects of the Merger; the business, financial condition and prospects of Chart; the effect of the Merger on the business, financial condition and prospects of Chart; and certain other matters Wells Fargo deemed relevant; and

•	considered such other financial analyses and investigations and such other information Wells Fargo deemed relevant.

In giving its opinion, Wells Fargo assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo by Chart or otherwise reviewed by Wells Fargo. Wells Fargo did not independently verify any such information, and pursuant to the terms of Wells Fargo’s engagement by Chart, Wells Fargo did not assume any obligation to undertake any such independent verification. In relying on the Chart Projections that Wells Fargo was directed to utilize in its analyses, Wells Fargo assumed they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of Chart. Wells Fargo expressed no view or opinion with respect to the Chart Projections or the assumptions upon which they were based. Wells Fargo assumed any representations and warranties made by Chart and Baker Hughes in the Merger Agreement or in other agreements relating to the Merger would be true and accurate in all respects that were material to Wells Fargo’s analyses.

Wells Fargo also assumed that the Merger would have the tax consequences described in discussions with, and materials provided to Wells Fargo by, Chart and its representatives. Wells Fargo also assumed, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Chart or the contemplated benefits of the Merger. Wells Fargo further assumed the Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Wells Fargo’s analyses or opinion and that the final form of the Merger Agreement would not differ from the draft reviewed by Wells Fargo in any respect material to Wells Fargo’s analyses or opinion. In addition, Wells Fargo did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Chart, nor was Wells Fargo furnished with any such evaluations or appraisals. Wells Fargo did not evaluate the solvency of Chart under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo further assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Wells Fargo in all respects material to its analyses and opinion.

Wells Fargo’s opinion only addressed the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Chart common stock (other than Canceled Shares and Dissenting Shares) in the Merger and Wells Fargo expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Chart. Furthermore, Wells Fargo expressed no opinion as to any other aspect or implication (financial or otherwise) of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, Wells Fargo did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and Wells Fargo relied upon the assessments of Chart and its advisors with respect to such advice.

Wells Fargo’s opinion was necessarily based upon information made available to Wells Fargo as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Wells Fargo did not express any view or opinion as to any potential effects on Chart or the Merger (including the contemplated benefits thereof) of volatility in the credit, financial and stock markets, and the industry in which Chart operates. Wells Fargo did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of Wells Fargo’s opinion, notwithstanding that any such subsequent developments may affect such opinion. Wells Fargo’s opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to Chart (including the transactions contemplated by the Flowserve Agreement), nor did it address the underlying business decision of the Chart Board or Chart to proceed with or effect the Merger. Wells Fargo expressed no opinion as to price at which Chart common stock may be traded at any time.

The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s-length negotiations between Chart and Baker Hughes, and the decision to enter into the Merger Agreement was solely that of the Chart Board. Wells Fargo’s opinion and financial analyses were only one of the many factors considered by the Chart Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Chart Board or the management of Chart with respect to the Merger or the Merger Consideration.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses utilized by Wells Fargo and reviewed with the Chart Board in connection with Wells Fargo’s opinion, dated July 28, 2025. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo. The following summary of the material financial analyses utilized by Wells Fargo does not purport to be a complete description of the analyses or data provided by Wells Fargo. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Wells Fargo, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Wells Fargo’s financial analyses.

The estimates of the future financial performance in the “Selected Companies Analysis” and the “Selected Transactions Analysis” listed below were based on public filings, including SEC, state regulatory and foreign filings, and research estimates for those companies and the estimates of the future financial performance of Chart relied upon for the financial analyses described below were based on the Chart Projections.

Selected Companies Analysis

Wells Fargo reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo deemed relevant. None of the selected companies used in Wells Fargo’s analysis is identical to Chart. The selected companies were selected by Wells Fargo because they were deemed comparable to Chart in one or more respects, including, among other things, products and services offered, customers, end-markets and financial performance.

For each of the selected companies, Wells Fargo considered, among other things, the ratio of enterprise value (defined as market capitalization plus net debt, preferred equity and non-controlling interests) (“Enterprise Value”) to estimated EBITDA (earnings before interest, taxes, depreciation and amortization, and adjusted to treat stock-based compensation as a cash expense) for calendar years 2025 and 2026 based on research consensus estimates. For purposes of Wells Fargo’s analyses, in deriving ranges of implied values for Chart, Wells Fargo used the estimates reflected in the Chart Projections for the applicable financial data for Chart.

The selected companies considered in this analysis were:

•	Alfa Laval AB

•	Atlas Copco Group

•	Baker Hughes Company

•	Burckhardt Compression Holding AG

•	Dover Corporation

•	Flowserve Corporation

•	GEA Group AG

•	Ingersoll Rand Inc.

•	Schlumberger Limited

•	Smiths Group PLC

Taking into account the results of the selected companies analysis, Wells Fargo applied a multiple range of 10.00x to 12.00x to Chart’s estimated EBITDA for the year ended December 31, 2025 and a multiple range of 9.00x to 11.00x to Chart’s estimated EBITDA for the year ended December 31, 2026, in each case, based on the Chart Projections and Wells Fargo’s professional judgment and experience. This analysis indicated an approximate implied equity value per share reference range for Chart of $167.63 to $223.06, which was then compared to the Merger Consideration of $210.00 per share.

Selected Transactions Analysis

Wells Fargo considered certain financial terms of certain transactions involving target companies that Wells Fargo deemed relevant. The selected transactions were selected because they involved target companies that were similar to Chart in one or more respects.

The selected transactions considered in this analysis were:

Date Announced	Target	Acquiror
June 2025	Baker Hughes Company’s Precision Sensors & Instrumentation Business	Crane Company

May 2025	Johnson Matthey PLC’s Catalyst Technologies Business	Honeywell International, Inc.

March 2025	Sundyne LLC	Honeywell International, Inc.

October 2024	Barnes Group Inc.	Apollo Global Management, Inc.

July 2024	Dover Corporation’s Environmental Solutions Group	Terex Corporation

July 2024	Air Products and Chemical, Inc.’s LNG Technology and Equipment Business	Honeywell International, Inc.

April 2024	ChampionX Corporation	Schlumberger Limited

November 2022	Howden	Chart Industries, Inc.

December 2021	SPX Flow, Inc.	Lone Star Funds

February 2021	Aegion Corporation	New Mountain Capital, L.L.C.

None of the selected transactions reviewed was identical to the Merger and evaluation of the results of those analyses is not entirely mathematical. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.

Wells Fargo calculated, for each of the selected transactions, the ratio of the target company’s Enterprise Value to such target company’s EBITDA for the twelve-month period prior to announcement of the applicable transaction (“LTM EBITDA”).

Taking into account the results of the selected transactions analysis, Wells Fargo applied a multiple range of 11.0x to 13.0x to Chart’s LTM EBITDA as of June 30, 2025. This analysis indicated an approximate implied equity value per share reference range for Chart of $163.41 to $205.70, which was then compared to the Merger Consideration of $210.00 per share.

Discounted Cash Flow Analysis

Wells Fargo performed a discounted cash flow analysis of Chart by calculating the estimated present value of the unlevered after-tax free cash flows expected to be generated by Chart during the last two quarters of the fiscal year ending December 31, 2025 through the full fiscal year ending December 31, 2029 based on the Chart Projections. For purposes of this analysis, stock-based compensation was treated as a cash expense. Wells Fargo calculated a range of terminal values for Chart by applying to Chart’s estimated EBITDA for the fiscal year ending December 31, 2030 a selected range of EBITDA multiples of 9.0x to 11.0x. The unlevered free cash flows and range of terminal values were discounted to present values as of June 30, 2025 using a selected range of discount rates of 12.0% to 14.0% based on Chart’s weighted average cost of capital. This analysis indicated an approximate implied equity value per share reference range for Chart of $171.32 to $229.77, which was then compared to the Merger Consideration of $210.00 per share.

Miscellaneous

The foregoing summary does not purport to be a complete description of the analyses or data presented by Wells Fargo. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wells Fargo believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, implied reference ranges from any particular analysis, combination of analyses or as otherwise described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Wells Fargo with respect to the actual value of Chart. In arriving at its opinion, Wells Fargo did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Wells Fargo considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses utilized by Wells Fargo are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Wells Fargo’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Chart and the transactions compared to the Merger.

Wells Fargo is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Chart selected Wells Fargo as its financial advisor in connection with the Merger because of its qualifications, reputation and experience generally.

For services rendered in connection with the Merger, Chart has agreed to pay Wells Fargo an aggregate fee currently estimated to be approximately $55.8 million, of which a portion was payable upon the delivery of Wells Fargo’s opinions to the Chart Board and approximately $47.8 million is contingent upon consummation of the Merger. In addition, Chart has agreed to reimburse Wells Fargo for certain expenses, including certain fees and disbursements of counsel, and to indemnify Wells Fargo and certain related parties for certain liabilities and other items, including liabilities under federal securities laws, arising out of Wells Fargo’s engagement.

As Wells Fargo informed the Chart Board in connection with Wells Fargo’s engagement, during the two years preceding the date of Wells Fargo’s opinion, neither Wells Fargo nor its affiliates have had any other material investment, commercial banking or financial advisory relationships with Chart or Baker Hughes. Wells Fargo and its affiliates are a lender pursuant to one or more credit facilities of each of Chart and Baker Hughes. As of July 28, 2025, Wells Fargo and its affiliates held, on a proprietary basis, less than 1% of the outstanding common stock of Chart and Baker Hughes. In the ordinary course of business, Wells Fargo and its affiliates will trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Chart, Baker Hughes and certain of their affiliates for their own accounts and for the accounts of their customers and, accordingly, will at any time hold a long or short position in such securities or financial instruments.

Certain Unaudited Prospective Financial Information

Chart does not, as a matter of course, publicly disclose internal projections of its future financial performance, revenue, earnings, financial condition or other results. On April 22, 2025, in connection with the evaluation of a potential strategic transaction with Flowserve Corporation, Chart’s management prepared certain non-public, unaudited, stand-alone financial projections of Chart (the “Chart Projections”). Following the receipt of an unsolicited proposal from Baker Hughes, the Chart Projections were subsequently confirmed by Chart management on July 17, 2025 and provided to Chart’s financial advisor, Wells Fargo, for purposes of Wells Fargo’s financial analyses included in its fairness opinion summarized under “—Opinion of Wells Fargo.”

The inclusion of this information should not be regarded as an indication that Chart, Wells Fargo or any of their respective representatives or any other recipient of this information considered, or now considers, the Chart Projections to be necessarily predictive of future results.

The following table summarizes the Chart Projections as described above:

($ in Millions)	2025E	2026E	2027E	2028E	2029E	2030E
Sales	$4,645	$5,085	$5,433	$5,731	$6,034	$6,354
EBITDA(1)	$1,146	$1,286	$1,395	$1,490	$1,589	$1,673
Capital Expenditures	$115	$109	$113	$112	$106	N/A
Free Cash Flow(2)	$507	$701	$832	$930	$1,013	N/A

(1)

EBITDA is a non-GAAP financial measure, defined as earnings before interest, taxes, depreciation, and amortization. For the purposes of the Chart Projections, EBITDA is adjusted to treat stock-based compensation as a cash expense.

(2)	Free Cash Flow is a non-GAAP financial measure defined as Cash Flow From Operations less Capital Expenditures.

The Chart Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Chart Projections were not prepared with a view to comply with accounting principles generally accepted in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Chart’s independent registered public accountant has not examined, reviewed, compiled or otherwise applied procedures to the Chart Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them.

Although a summary of the Chart Projections is presented with numerical specificity, the Chart Projections reflect numerous variables, assumptions and estimates as to future events made by Chart’s management that Chart’s management believed were reasonable at the time the Chart Projections were prepared, taking into account the relevant information available to Chart’s management at that time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results.

In addition, the Chart Projections do not give effect to the Merger. As a result, there can be no assurance that the Chart Projections will be realized, and actual results may be materially better or worse than those contained in the Chart Projections. Since the Chart Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Chart Board, Chart, Chart’s financial advisor or Baker Hughes, or any of their respective representatives and affiliates, or any other recipient of this information considered, or now considers, the Chart Projections to be material information of Chart or that actual future results will necessarily reflect the Chart Projections, and the Chart Projections should not be relied upon as such. The summary of the Chart Projections is not included herein to induce any stockholder to vote in favor of the Merger.

The Chart Projections are forward-looking statements. For information on factors that may cause Chart’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements.”

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Chart Projections to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Chart Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither Chart nor any of its representatives or advisors, nor Baker Hughes or any of its representatives and affiliates, makes any representation to any person regarding the ultimate performance of Chart compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the Chart Projections, stockholders are cautioned not to unduly rely on the Chart Projections included herein.

Certain of the measures included in the Chart Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP and non-GAAP financial measures as used by Chart may not be comparable to similarly titled amounts used by other companies.

Interests of Chart Directors and Executive Officers in the Merger

In considering the recommendation of the Chart Board that stockholders of Chart adopt the Merger Agreement, Chart’s stockholders should be aware that the executive officers and non-employee directors of Chart have certain interests in the Merger that may be different from, or in addition to, the interests of Chart’s stockholders generally. The Chart Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger, and in making its recommendations with respect to the Merger Agreement.

For purposes of this disclosure, we have included each of Chart’s current executive officers, who are:

•	Jillian C. Evanko, President and Chief Executive Officer

•	Joseph R. Brinkman, Vice President and Chief Financial Officer

•	Herbert G. Hotchkiss, Vice President, General Counsel and Secretary

•	Gerry P. Vinci, Chief Human Resources Officer

•	Joseph A. Belling, Chief Technology Officer

Our non-employee directors are Andrew Cichocki, Paula Harris, Linda Harty, Paul Mahoney, David Sagehorn, Spencer Stiles, and Roger Strauch. In accordance with SEC rules, this discussion also covers any former director who served at any time since January 1, 2025, which consists of Singleton McAllister and Michael Molinini, each of whom retired from the Chart Board on May 20, 2025.

The treatment of Chart’s equity awards and certain other compensation arrangements applicable to our executive officers and directors in connection with the Merger are described below.

Treatment of Outstanding Chart Equity Awards in the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, all outstanding equity awards granted under Chart’s equity incentive plans, including those held by Chart directors and executive officers will be treated in accordance with the provisions described below.

Chart Stock Options

Each outstanding stock option to acquire shares of Chart common stock (a “Chart Stock Option”) that was granted prior to the date of the Merger Agreement will fully vest and be converted into a right to receive an amount in cash equal to the product of (i) the number of shares of Chart common stock subject to the Chart Stock Option immediately prior to the Effective Time and (ii) an amount equal to the excess of the Merger Consideration less the exercise price. Any such Chart Stock Option for which the exercise price per share of Chart common stock equals or exceeds the Merger Consideration shall be cancelled for no consideration.

Chart RSUs

Each outstanding restricted stock unit that is not a Chart PSU (a “Chart RSU”) and was granted prior to the date of the Merger Agreement and/or to a non-employee member of the Chart Board will fully vest and be converted into a right to receive an amount in cash equal to the product of (i) the number of shares of Chart common stock subject to the Chart RSU immediately prior to the Effective Time (including any dividend equivalents accrued thereon) and (ii) the Merger Consideration.

Each Chart RSU not covered by the preceding paragraph that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a number of shares of Baker Hughes Common Stock equal to the product of (i) the number of shares of Chart common stock subject to such Chart RSU, as applicable, immediately prior to the Effective Time, including any accrued but unpaid dividends or divided equivalents in respect of such award, and (ii) an equity award exchange ratio equal to the quotient, rounded to four decimal places, of (a) the Merger Consideration, divided by (b) the average of the high and low selling prices of Baker Hughes Common Stock as reported on the Nasdaq on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). The converted Chart RSUs will subject to the holder’s continued service with Baker Hughes and its affiliates through the applicable vesting dates, vest and be payable in accordance with the existing vesting schedule and other terms and conditions of such Chart RSU from which such Baker Hughes award was converted.

Chart PSUs

Each outstanding restricted stock unit that is subject to performance-based vesting conditions (a “Chart PSU”) and that was granted prior to the date of the Merger Agreement will vest pro-rata based on the number of full months completed in the applicable performance period prior to the Effective Time in accordance with the underlying award agreement. The vested portion of the Chart PSU award will be converted into a right to receive an amount in cash equal to the product of (i) the number of shares of Chart common stock subject to the Chart PSU award immediately prior to the Effective Time (including any dividend equivalents accrued thereon), with the level of performance deemed to be satisfied at the greater of (x) the target level of performance applicable to such Chart PSU and (y) the actual level of performance achieved as of immediately prior to the Effective Time (as reasonably determined by the Chart Board or the compensation committee thereof), and (ii) the Merger Consideration.

The remaining portion of each Chart PSU that is outstanding and unvested as of the Effective Time will be canceled and converted into the right to receive a cash-based award equal to the Merger Consideration in respect of each share of Chart common stock subject to such remaining unvested portion of such Chart PSU immediately prior to the Effective Time (with the level of performance deemed to be satisfied at the greater of (x) the target level of performance applicable to such Chart PSU and (y) the actual level of performance achieved as of immediately prior to the Effective Time (as reasonably determined by the Chart Board or the compensation committee thereof)) and any accrued but unpaid dividend equivalents with respect to such remaining unvested portion of such Chart PSU, which cash-based award will, subject to the holder’s continued service with Baker Hughes and its affiliates through the applicable vesting dates, vest and be payable on the last day of the original performance period applicable to such Chart PSU from which such cash-based award was converted, subject to the holder’s continued service with Baker Hughes and its affiliates through such date. Following the Effective Time, such converted awards will no longer be subject to performance-based vesting conditions and will instead be subject solely to service-based vesting conditions, consistent with the remaining time-based vesting terms in effect immediately prior to the conversion. All other terms of the converted awards will remain substantially the same as applied to the corresponding Chart PSU immediately prior to the Effective Time, except that any unvested portion of such converted award will accelerate and vest in full upon the holder’s earlier termination by Baker Hughes or one of its affiliates (including Chart) without “cause” (as defined in the award agreement originally applicable to the underlying Chart PSU) or, solely for holders party to an individual Chart employment or severance agreement that contains a definition of “good reason”, a resignation for “good reason,” in each case upon or within two (2) years following the Effective Time and subject to the holder’s execution and non-revocation of a release of claims against Chart and Baker Hughes.

As a result of the treatment described above, the Merger will affect the form, vesting conditions, and value of outstanding equity awards held by Chart’s directors and executive officers.

Double Trigger Protection

In addition, to the extent they do not vest in full at the Effective Time, outstanding equity awards held by Chart’s executive officers have certain double-trigger protections set forth in the underlying award agreements. Pursuant to the Chart Stock Option, Chart RSU and Chart PSU award agreements and the Merger Agreement, outstanding Chart Stock Options, Chart RSUs and Chart PSUs would vest as follows upon an involuntary termination of employment without “cause” or a resignation for “good reason” that, in each case, occurs within the twenty-four (24) month period following a change in control (which would include the consummation of the Merger) if not otherwise vested in connection with such change in control:

•	unvested Chart Stock Options would vest in full and become immediately exercisable;

•	unvested Chart RSUs granted prior to the date of the Merger Agreement, together with any dividend equivalents attributable to such Chart RSUs, would vest in full; and

•

unvested Chart PSUs would vest in a pro-rated amount based on the actual level of achievement against the performance requirements during the performance period up to the date of the change in control and the number of full months that elapsed during the performance period up to, and as of, the date of the change in control. The portion of any outstanding Chart PSU award that does not vest in connection with the Merger will be converted into the right to receive a cash-based award equal to the Merger Consideration (as described above under “Chart PSUs”), and the unvested portion of such converted award will accelerate and vest in full upon an involuntary termination of employment without “cause” or, solely for holders party to an individual Chart employment or severance agreement that contains a definition of “good reason”, a resignation for “good reason” that, in each case, occurs within the twenty-four (24) month period following the Merger.

Quantification of Chart Equity Awards

For an estimate of the amounts that Chart’s executive officers could receive at the Effective Time in respect of the unvested Chart Stock Option, Chart RSU, and Chart PSU awards held by each executive officer as of August 26, 2025, see the section entitled “—Quantification of Potential Payments and Benefits to Chart’s Named Executive Officers in Connection with the Merger” below. Non-employee director awards are fully vested on the date of grant. Accordingly, Chart’s directors will not receive any amounts in respect of unvested Chart equity awards at the Effective Time.

Employment and Severance Arrangements Following the Merger

Ms. Evanko

Ms. Evanko is currently employed pursuant to an amended and restated employment agreement with Chart effective June 12, 2018. The agreement provides for the following payments and benefits upon Ms. Evanko’s involuntary termination of employment without “cause” or resignation for “good reason” that, in each case, occurs within the twenty-four (24) month period following a change in control (which would include the consummation of the Merger):

•

A lump sum equal to (A) 300% of the greater of Ms. Evanko’s current base salary or highest base salary paid during the employment term, plus (B) the greater of (i) 300% of Ms. Evanko’s target annual bonus for the fiscal year in which such termination occurs and (ii) 300% of Ms. Evanko’s target annual bonus for the immediately preceding the fiscal year; and

•

A lump sum payment equal to the premium subsidy Chart would have otherwise paid on the executive officer’s behalf under Chart’s health insurance plan had the individual remained employed for the thirty-six (36) month period following the date of termination.

Such payments and benefits are subject to Ms. Evanko’s execution of a general release of claims against Chart and its affiliates and compliance with the non-competition, non-solicitation, confidentiality, and assignment of intellectual property provisions in her employment agreement.

In addition, under her employment agreement (and also subject to her compliance with the non-competition, non-solicitation, confidentiality, and assignment of intellectual property provisions therein), Ms. Evanko is entitled to be reimbursed for the reasonable fees and expenses of counsel, up to a maximum of $250,000 per year for each of the two (2) years following a change in control (which would include the consummation of the Merger), if during such time Chart fails to comply with any of its obligations under such agreement or Chart or any other person takes any action to declare such agreement void or unenforceable, or institutes any litigation, arbitration or other legal action designed to deny, diminish or recover from Ms. Evanko the benefits intended to be provided to her thereunder.

For an estimate of the value of the severance payments and benefits that would be payable to Ms. Evanko upon a qualifying termination in connection with a change in control under her employment agreement, see the section entitled “—Quantification of Potential Payments and Benefits to Chart’s Named Executive Officers in Connection with the Merger” below.

Messrs. Hotchkiss, Vinci and Brinkman

Messrs. Hotchkiss, Vinci and Brinkman are employed pursuant to written employment agreements with Chart effective March 26, 2019, January 3, 2017, and January 1, 2025, respectively. The agreements provide for the following payments and benefits upon the executive officer’s involuntary termination of employment without “cause” or resignation for “good reason” that, in each case, occurs within the twenty-four (24) month period following a change in control (which would include the consummation of the Merger):

•

A lump sum equal to (A) 100% of the greater of the executive officer’s current base salary or highest base salary paid during the employment term plus (B) the greater of (i) 100% of the executive officer’s target annual bonus for the fiscal year in which such termination occurs and (ii) 100% of the executive officer’s target annual bonus for the immediately preceding fiscal year; and

•

A lump sum payment equal to the premium subsidy Chart would have otherwise paid on the executive officer’s behalf under Chart’s health insurance plan had the individual remained employed for the twelve (12) month period following the date of termination.

Such payments and benefits are subject to the executive officer’s execution of a general release of claims against Chart and its affiliates and compliance with the non-competition, non-solicitation, confidentiality, and assignment of intellectual property provisions in the executive officer’s employment agreement.

In addition, under each executive officer’s employment agreement (and also subject to the executive’s compliance with the non-competition, non-solicitation, confidentiality, and assignment of intellectual property provisions therein), the executive officer is entitled to be reimbursed for the reasonable fees and expenses of counsel, up to a maximum of $250,000 per year for each of the two (2) years following a change in control (which would include the consummation of the Merger), if during such time Chart fails to comply with any of its obligations under such agreement or Chart or any other person takes any action to declare such agreement void or unenforceable, or institutes any litigation, arbitration or other legal action designed to deny, diminish or recover from the executive officer the benefits intended to be provided thereto thereunder.

For an estimate of the value of the severance payments and benefits that would be payable to Messrs. Hotchkiss, Vinci and Brinkman upon a qualifying termination in connection with a change in control under their employment agreements, see the section entitled “—Quantification of Potential Payments and Benefits to Chart’s Named Executive Officers in Connection with the Merger” below.

Mr. Belling

Mr. Belling is party to a written letter agreement with Chart, effective May 30, 2023, which provides for the following payments and benefits upon an involuntary termination of employment without “cause”: (A) one (1) year of Mr. Belling’s then-current base salary, and (B) a lump sum payment equal to employee costs associated with twelve (12) months of continuation coverage for Mr. Belling and his eligible dependents under Chart’s health insurance plans. Mr. Belling’s letter agreement does not contemplate any payments or benefits in connection with a termination of employment due to good reason or in connection with a change in control. Any payments under the letter agreement are subject to Mr. Belling’s execution of a general release of claims against Chart and its affiliates and compliance with the non-competition covenant in the letter agreement.

For an estimate of the value of the severance payments and benefits that would be payable to Mr. Belling upon a qualifying termination in connection with a change in control under his letter agreement, see the section entitled “—Quantification of Potential Payments and Benefits to Chart’s Named Executive Officers in Connection with the Merger” below.

280G Net-Best Cutback and Mitigation Actions

In analyzing the severance and other payments that could be made in connection with the Merger, Chart has determined that certain of its executive officers may be subject to the excise tax imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) on payments they will or may receive in connection with the Merger. Generally, an excise tax of 20% is imposed on each “disqualified individual” recipient of certain “parachute payments” that, under the rules of Section 280G of the Code, exceed a certain threshold amount for such individual and the corporation making the payments is denied a tax deduction for such payments. The excise tax due is in addition to the regular income and employment taxes otherwise payable in connection with compensatory payments to the affected individuals. Payments to certain executive officers that may be considered “parachute payments” for purposes of Sections 280G and 4999 of the Code include, as applicable, any severance payments (e.g., benefits payable under the employment agreements) and the value of the accelerated vesting of unvested equity awards.

Each of the employment agreements with Ms. Evanko and Messrs. Hotchkiss, Vinci and Brinkman described above contains a Section 280G net-best cutback provision, such that if any payments or benefits payable to the applicable executive constitute “excess parachute payments” under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (or similar tax under state or local law), then such payments and benefits will be either (i) delivered in full or (ii) reduced to the minimum extent necessary as to result in no portion of such payments and benefits being subject to any such excise tax, depending on whichever of the foregoing amounts results in the executive officer’s receipt of the highest amount of benefits on an after-tax basis. None of the executive officers are eligible for an excise tax gross-up.

In addition, the Merger Agreement provides that Chart may, after consulting with Baker Hughes, implement certain customary strategies to mitigate the potential impact of Section 280G and 4999 of the Code if Chart reasonably determines that the Effective Time is not expected to occur in 2025. Such mitigation strategies may include (i) paying out accrued but unused vacation in 2025, (ii) entering into or expanding non-competition agreements, and (iii) accelerating the vesting or payment of compensation scheduled to vest or be paid after 2025, subject to repayment under certain circumstances.

As of the date of this proxy statement, Chart has not implemented any such Section 280G mitigation strategies.

Potential Compensation Actions Between Signing of the Merger Agreement and Consummation of the Merger

The terms of the Merger Agreement allow Chart to take certain compensation actions prior to the completion of the Merger that may affect Chart’s executive officers, including, without limitation, the following:

•

Specified Severance Arrangements: Chart may amend the employment agreements with each of Messrs. Hotchkiss, Vinci and Brinkman to increase their respective severance multiples from 100% to 200% and extend the health insurance premium subsidy reimbursement from twelve (12) to twenty-four (24) months. Chart may also enter into a new employment agreement with Mr. Belling that will provide for the same double-trigger severance provisions as the current employment agreements with the other non-CEO named executive officers, except that Mr. Belling’s new employment agreement will provide for a severance multiple equal to 150% and health insurance premium subsidy reimbursement for eighteen (18) months. As of the date of this proxy statement, Chart has not amended or entered into any such agreements.

•

Bonus Pools: Chart may establish cash bonus pools having a value of up to (i) $10 million in the aggregate, with any such awards thereunder subject to the achievement of transaction-related synergy goals to be mutually agreed upon by the Chief Executive Officers of Chart and Baker Hughes, and (ii) $15 million in the aggregate, with the recipients, terms of awards and award amounts thereunder determined by the Compensation Committee of the Chart Board. As of the date of this proxy statement, no determinations have been made as to what, if any, actions will be taken with respect to such cash bonus pools.

•

Retention Pool: Chart may also establish a cash-based retention pool under which it may allocate awards to its employees having a value of up to $10 million in the aggregate to promote retention, incentivize efforts to consummate the Merger, and ensure the continued success of Chart after the Merger. As of the date of this proxy statement, no determinations have been made as to what, if any, actions will be taken with respect to such retention pool.

Accelerated Payment of Certain Plan Benefits

Chart maintains the Chart Industries, Inc. Voluntary Deferred Income Plan (the “Deferred Income Plan”) for certain management and highly compensated employees, including the executive officers. Under the Deferred Income Plan, participants may defer up to 100% of their base salary and annual bonus, which are automatically fully vested. Chart makes profit-sharing contributions and provides matching on the amounts deferred, which vest (i) fully after five years of service if made prior to January 1, 2020 or (ii) in accordance with the same vesting schedule for such amounts as set forth in the Chart Industries, Inc. 401(k) Investment and Savings Plan if made on or after January 1, 2020. Pursuant to the Deferred Income Plan, a participant’s interest in all amounts credited to their account under the plan fully vests upon a change of ownership or effective control (which would include the consummation of the Merger) and is distributable in a lump sum payment within ninety (90) days.

Each executive officer is fully vested in his or her account under the Deferred Income Plan as of August 26, 2025. Accordingly, the Deferred Income Plan is being disclosed as an interest in the Merger solely in respect of the vested amounts that will become payable to each Chart executive officer on an accelerated basis in connection with the Merger.

Indemnification and Insurance

Under the Merger Agreement, each current and former director and executive officer of Chart or any of its subsidiaries is entitled to continued indemnification and directors’ and officers’ liability insurance coverage through the combined company for acts or omissions occurring at or before the completion of the Merger. For a more detailed description, see the section entitled “The Merger Agreement—Indemnification, Exculpation and Insurance” beginning on page 77.

Quantification of Potential Payments and Benefits to Chart’s Named Executive Officers in Connection with the Merger

The following table sets forth the information required by Item 402(t) of Regulation S-K setting forth the estimated amounts of compensation and benefits that Chart’s named executive officers could receive that are based on or otherwise relate to the Merger. The Merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Chart’s stockholders, as described below in the Compensation Advisory Proposal. The table below sets forth, for the purposes of this Merger-related compensation disclosure, the amount of payments and benefits that each Chart named executive officer would receive, using the following assumptions:

•	the price per share of Chart common stock is $210.00, the Merger Consideration;

•	the closing date of the Merger is August 26, 2025 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K);

•

each Chart named executive officer experiences a qualifying termination under his or her applicable employment agreement or letter agreement, in each case upon or immediately following the assumed closing of the Merger on August 26, 2025;

•	each Chart named executive officer’s salary and target annual bonus opportunity are those in effect as of August 26, 2025; and

•	Chart equity awards that are outstanding as of August 26, 2025 vest in full.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the dates calculated or measured based on the assumptions described above. As a result, the actual amounts, if any, that may be paid or become payable to Chart’s named executive officers may materially differ from the amounts set forth below.

The calculations in the table do not include amounts that the named executive officers were already vested in as of the date of this proxy statement. These amounts also do not reflect compensation actions that may occur after the date of this proxy statement but before the Effective Time (including any payments that may be provided to the named executive officers by Baker Hughes and any additional equity award grants, vestings or forfeitures that may occur after the date of this proxy statement but before the Effective Time).

The following table, footnotes and discussion describe single and double-trigger benefits for the named executive officers. For purposes of this discussion, “single trigger” refers to benefits that arise solely from the closing of the Merger and “double trigger” refers to benefits that require two conditions, namely, the closing of the Merger and a qualifying termination within two (2) years following such closing.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Jillian C. Evanko	$8,142,750	$16,788,364	$67,814	$24,998,928
Joseph R. Brinkman	$935,000	$2,395,598	$22,605	$3,353,203
Herbert G. Hotchkiss	$969,000	$3,054,899	$25,454	$4,049,353
Gerry P. Vinci	$969,000	$2,720,158	$22,605	$3,711,763
Joseph A. Belling	$525,000	$1,869,114	$24,861	$2,418,975

(1)

The amounts shown for Ms. Evanko and Messrs. Hotchkiss, Vinci and Brinkman represent the “double trigger” cash severance payable to each such Chart named executive officer under their respective employment agreements: (i) Ms. Evanko’s total cash severance consists of 300% of her current annual salary and her target annual bonus for the fiscal year in which the termination occurs and (ii) each of Messrs. Hotchkiss, Vinci and Brinkman total cash severance consists of 100% of the executive’s current annual salary and the executive’s target annual bonus for the fiscal year in which the termination occurs. The amount shown for Mr. Belling represents the “double trigger” cash severance payable to him under his letter agreement and consists of 100% of Mr. Belling’s current annual salary (and is not contingent upon, or enhanced by, a change in control).

(2)

Represents the estimated value of the unvested Chart Stock Options, unvested Chart RSUs and unvested Chart PSUs held by each Chart named executive officer that would vest in full upon either the consummation of the Merger pursuant to the Merger Agreement or, to the extent such Chart PSUs do not fully vest upon the consummation of the Merger, a termination of employment without “cause” or resignation for “good reason” within twenty-four (24) months following a change in control (which would include the consummation of the Merger). The estimated “single trigger” value of such outstanding awards (including Chart Stock Options, Chart RSUs and the pro-rata portion of the Chart PSUs (based on actual achievement for Chart PSUs) that will vest upon the consummation of the Merger pursuant to the Merger Agreement, but excluding the portion of the Chart PSUs that will be converted into the right to receive a cash-based award equal to the Merger Consideration) for each Chart named executive officer is set forth in the table directly below:

Name	Chart Stock Options ($)	Chart RSUs ($)	Chart PSUs ($)	Dividend Equivalents ($)
Evanko	2,608,076	4,667,880	5,031,828	—
Brinkman	277,744	1,037,190	529,060	—
Hotchkiss	391,920	1,157,310	719,197	—
Vinci	345,814	1,050,210	644,744	—
Belling	208,043	896,490	403,529	—

The estimated “double trigger” value of such outstanding awards (consisting of the portion of the Chart PSUs that will be converted into the right to receive a cash-based award equal to the Merger Consideration and based on actual achievement for Chart PSUs) held by each Chart named executive officer is set forth in the table directly below:

Name	Chart Stock Options ($)	Chart RSUs ($)	Chart PSUs ($)	Dividend Equivalents ($)
Evanko	—	—	4,480,580	—
Brinkman	—	—	551,604	—
Hotchkiss	—	—	786,472	—
Vinci	—	—	679,390	—
Belling	—	—	361,052	—

(3)

Represents the value of the lump sum payment equal to the premium subsidy Chart would have otherwise paid on the executive’s behalf under Chart’s health insurance plan for thirty-six (36) months for Ms. Evanko and twelve (12) months for each other named executive officer. Such benefits are “double trigger” and payable under the respective employment agreements with Ms. Evanko and Messrs. Hotchkiss, Vinci and Brinkman upon a termination of employment without “cause” or resignation for “good reason” within twenty-four (24) months following a change in control.

Financing the Merger

Pursuant to the Merger Agreement, Baker Hughes has delivered an executed debt commitment letter pursuant to which the commitment parties have agreed to finance the Merger to the extent Baker Hughes does not have sufficient capital from a combination of proceeds from senior unsecured term loans, senior debt securities and certain asset sales (the “Debt Financing”). Baker Hughes has further represented that the aggregate net proceeds from the Debt Financing, together with its other available funds, will be sufficient to pay the aggregate Merger Consideration and all related fees and expenses. Baker Hughes has covenanted to use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the debt commitment letter. The consummation of the Merger is not conditioned upon Baker Hughes’s receipt of any financing.

Appraisal Rights

General

If the Merger is completed, record holders and beneficial owners of shares of Chart common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law and is qualified in its entirety by reference to the full text of Section 262 of the DGCL. All references within Section 262 of the DGCL to a “stockholder” are to the record holder of shares of Chart common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Chart stockholder should exercise its right to seek appraisal.

Under the DGCL, if you (as a record holder or beneficial owner) hold one or more shares of Chart common stock, do not vote in favor of the adoption of the Merger Agreement, continuously hold such shares through the Effective Time and otherwise comply with the requirements of Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Court, exclusive of any element of value arising from the accomplishment or expectation of the Merger) in cash, together with interest, if any. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more than, less than, or the same as the Merger Consideration. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the Special Meeting, Chart must notify each stockholder who was a stockholder on the Record Date and who is entitled to exercise appraisal rights that such rights are available. This proxy statement constitutes the required notice. A copy of Section 262 of the DGCL can be accessed without subscription or cost at the following website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

A STOCKHOLDER OR BENEFICIAL OWNER OF CHART COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD

REVIEW THE FOLLOWING DISCUSSION AND THE FULL TEXT OF SECTION 262 OF THE DGCL CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, A STOCKHOLDER OR BENEFICIAL OWNER OF CHART COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS IS ENCOURAGED TO CONSULT WITH THEIR OWN LEGAL COUNSEL. ANY SHARES OF CHART COMMON STOCK HELD BY A STOCKHOLDER OR BENEFICIAL OWNER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a Chart stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Chart common stock, you must comply with ALL of the following:

•

you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your shares “AGAINST,” or as an abstention with respect to, the Merger Proposal;

•

you must continuously hold your shares of Chart common stock from the date of making the demand through the effective date of the Merger. You will lose your appraisal rights if you transfer your shares of Chart common stock before the effective date of the Merger;

•	prior to the taking of the vote on the Merger Proposal at the Special Meeting, you must deliver a proper written demand for appraisal of your shares;

•

you, another stockholder, or a beneficial owner of shares or the Surviving Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Chart common stock within 120 days after the effective date of the Merger. The Surviving Company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Chart stockholders or beneficial owners to initiate all necessary action to properly demand their appraisal rights in respect of shares of Chart common stock within the time prescribed in Section 262 of the DGCL; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Chart common stock.

Filing a Written Demand

Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. A record holder or beneficial owner of shares of Chart common stock wishing to exercise appraisal rights must deliver to Chart, before the taking of the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

A demand for appraisal must be executed by or on behalf of a stockholder of record or beneficial owner. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her, their or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Surviving Company under Section 262 of the DGCL. The written demand should state the number of shares of Chart common stock as to which appraisal is sought. Where no number of shares of Chart common stock is expressly mentioned, the demand will be presumed to cover all shares of Chart common stock held in the name of the holder of record.

If your shares of Chart common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the holder or holders of record (and, if applicable, the beneficial owner or owners) and expressly disclose the fact that, in exercising the demand, such person is acting as agent.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

Attention: Secretary

At any time within 60 days after the effective date of the Merger, any Chart stockholder or beneficial owner that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Chart common stock by delivering to the Surviving Company a written withdrawal of the demand. After such 60-day period, a demand for appraisal may be withdrawn only with the written approval of the Surviving Company.

Notice by the Surviving Company

Within ten days after the effective date of the Merger, Chart, as the Surviving Company, must notify each record holder and beneficial owner of Chart common stock who has made a written demand for appraisal and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.

Filing a Petition for Appraisal with the Delaware Court of Chancery

Within 120 days after the effective date of the Merger, but not later, a stockholder of record or a beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Surviving Company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding an appraisal of the value of the shares of Chart common stock held by all stockholders who have properly demanded appraisal. None of Baker Hughes, Merger Sub or Chart, as the Surviving Company, is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of Chart common stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Company, upon written request, a statement setting forth the aggregate number of shares of Chart common stock not voted in favor of the Merger Proposal and with respect to which Chart has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Company must mail this statement to you within ten days after receipt of the request or ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed, the Surviving Company will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares. The Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders and beneficial owners have complied with Section 262 of the DGCL and have become entitled to appraisal rights. The Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Chart common stock entitled to appraisal exceeds 1% of the outstanding shares of Chart common stock, or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1.0 million.

The appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery. Through the proceeding, the Court will determine the fair value of the shares of Chart common stock held by all stockholders who have properly demanded appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Court in its discretion determines otherwise, interest will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate from the effective date of the Merger through the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of Chart common stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Baker Hughes nor Chart anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that the “fair value” of a share of Chart common stock is less than the Merger Consideration.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs upon the parties as it deems equitable. Upon application of a stockholder, the Court may also order all or a portion of the expenses incurred by any stockholder in connection with the proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal, you will not, from and after the effective date of the Merger, be entitled to vote the shares subject to the demand or receive any dividends on those shares, except dividends payable to holders of record as of a record date prior to the effective date of the Merger.

If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of Chart common stock will be deemed to have been converted as of the effective date of the Merger into the right to receive the Merger Consideration.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of Chart common stock who receive cash in exchange for such shares of Chart common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case, in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the material U.S. federal income tax consequences of the Merger.

This discussion is limited to holders of shares of Chart common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all U.S. federal income tax consequences of the Merger that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on certain net investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of Chart common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities, commodities or non-U.S. currencies;

•	traders in securities that elect to apply a mark-to-market method of tax accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations, and their controlled entities;

•	persons deemed to sell their shares of Chart common stock under the constructive sale provisions of the Code;

•	persons who own an equity interest, actually or constructively, in Baker Hughes;

•	accrual method holders of shares of Chart common stock who prepare an “applicable financial statement” (as defined in Section 451 of the Code);

•	persons who hold or received their shares of Chart common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans, individual retirement accounts or other tax deferred accounts; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

This discussion also does not address the U.S. federal income tax consequences to holders of shares of Chart common stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of Chart common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership or partner level.

Accordingly, partnerships holding shares of Chart common stock and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF SHARES OF CHART COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Chart common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of Chart common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash in exchange for shares of Chart common stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Chart common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such block of shares of Chart common stock is more than one year as of the date of the Merger. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Chart common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

Subject to the discussion of backup withholding in “—Material U.S. Federal Income Tax Consequences of the Merger—Information Reporting and Backup Withholding” below, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Chart common stock in the Merger unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or fixed base in the United States);

•

the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Chart common stock in the Merger, and certain other requirements are met; or

•

Chart is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of Chart common stock, and certain other conditions are satisfied.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.- source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether Chart is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Chart believes that, as of the Effective Time, it will not have been a USRPHC at any time within the five-year period immediately preceding the Effective Time. Even if Chart has been or is a USRPHC, provided that Chart common stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market, shares of Chart common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of the outstanding shares of Chart common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the Merger and the non-U.S. holder’s holding period with respect to the shares of Chart common stock.

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to stockholders in the Merger may be subject to information reporting to the IRS and backup withholding. A U.S. holder generally will not be subject to backup withholding if the U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-9 (or other applicable or successor form), certifying under penalties of perjury that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A Non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE HOLDER AND THE PARTICULAR TAX EFFECTS TO THE HOLDER OF THE MERGER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR THROUGH THE APPLICATION OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

Antitrust and Foreign Investment Approvals

The Merger is subject to review by antitrust regulators in the United States under the HSR Act. Under the HSR Act, Baker Hughes and Chart are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the Merger. Baker Hughes and Chart intend to file their respective Premerger Notification and Report Forms under the HSR Act on or about September 2, 2025.

The Merger is also subject to antitrust and/or foreign investment review by governmental authorities in several non-U.S. jurisdictions. The required regulatory approvals under the Merger Agreement include clearances under the competition or antitrust laws of certain specified countries and under the foreign investment laws of certain specified countries.

The Merger may be subject to certain other regulatory requirements of municipal, U.S. state or federal, or non-U.S. governmental agencies. Baker Hughes and Chart are currently working to evaluate and comply with these requirements and do not currently anticipate that they will hinder or delay the completion of the Merger.

Pursuant to the Merger Agreement, Baker Hughes and Chart agreed to use their reasonable best efforts to obtain all required regulatory approvals. However, Baker Hughes and its affiliates will not be obligated to

(i) agree to any divestiture, hold separate or other disposal of any business or assets (1) of Baker Hughes or its affiliates or (2) that would reasonably be expected to result in a loss of aggregate annual revenues of Baker Hughes and its subsidiaries following the Merger (including Chart and its subsidiaries) representing more than 5% of the aggregate annual revenues of Chart and its subsidiaries for the twelve months ended December 31, 2024 or (ii) agree to any other remedial actions that would reasonably be expected to have a material and adverse impact on the business of either Baker Hughes or Chart (with materiality in either case being measured based on a business the size of Chart and its Subsidiaries) or the anticipated benefits to Baker Hughes of the transactions contemplated by the Merger Agreement.

If the Merger has not occurred on or before July 28, 2026, which may be extended to as late as July 28, 2027 if regulatory approvals have not yet been obtained, the Merger Agreement may be terminated by either party. Upon termination of the Merger Agreement under specified circumstances related to the failure to obtain required regulatory approvals, Baker Hughes would be required to pay Chart the Baker Hughes Termination Fee of $500 million.

The Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, any U.S. State, and other applicable non-U.S. regulatory bodies may seek to challenge transactions either before or after they are consummated. Accordingly, at any time before or after the completion of the Merger, any such party could take action under the antitrust and competition laws, including, without limitation, by seeking to enjoin the Merger or permitting completion subject to regulatory concessions or conditions.

Other Regulatory Procedures

The Merger may be subject to certain regulatory requirements of other municipal, state and federal, U.S. or non-U.S. governmental agencies and authorities. Baker Hughes and Chart are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the Merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. Capitalized terms used in the following summary and not otherwise defined in this proxy statement shall have the meanings assigned to such terms in the Merger Agreement. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement and not to provide any other factual information regarding Chart, Baker Hughes or Merger Sub, or their respective businesses. Factual disclosures about Chart contained in this proxy statement or in Chart’s public filings with the SEC, as described in “Where You Can Find More Information; Incorporation by Reference” on page 91 of this proxy statement, may supplement, update or modify the factual disclosures about Chart contained in the Merger Agreement and described in this summary.

The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates set forth therein and solely for the benefit of parties to the Merger Agreement, and:

•

were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, instead of establishing these matters as facts;

•

have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself and are not described in this summary of terms or elsewhere in this proxy statement;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•

may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a “Chart Material Adverse Effect” or a “Baker Hughes Material Adverse Effect,” as defined in “The Merger Agreement—Representations and Warranties” on page 69 of this proxy statement.

Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Chart, Baker Hughes, Merger Sub or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Chart, Baker Hughes or Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in Chart’s periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference” on page 91 of this proxy statement.

Structure of the Merger

At the Effective Time, Merger Sub will be merged with and into Chart in accordance with the DGCL. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Chart will continue as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of Baker Hughes. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company, except that the name of the Surviving Company shall be “Chart Industries, Inc.” The bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

Consummation and Effectiveness of the Merger

The closing of the Merger (the “Closing”) is required to take place remotely by exchange of documents and signatures on the third business day following the day on which the last of the conditions to the Closing set forth in the Merger Agreement is satisfied or (to the extent permitted by applicable law) waived by the party or parties entitled to the benefits thereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions), or at such other place, time and date as shall be agreed upon in writing by Chart and Baker Hughes. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Chart and Baker Hughes agree and specify in the certificate of merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, by virtue of the Merger: (i) each share of Chart common stock owned by Chart or any of its wholly owned subsidiaries as treasury stock or otherwise or owned by Baker Hughes or any of its wholly owned subsidiaries, in each case, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor (excluding, for the avoidance of doubt, any shares of Chart common stock held by any Chart Benefit Plan or trust related thereto) (collectively, “Canceled Shares”); and (ii) each share of Chart common stock, other than any Canceled Shares or Dissenting Shares, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $210.00 per share in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”).

Treatment of Chart Preferred Stock

In the event that Baker Hughes or Chart determines that it is reasonably likely that any shares of Chart Preferred Stock will remain issued and outstanding as of immediately prior to the Effective Time, Baker Hughes and Chart shall, at the request of Baker Hughes or Chart, take all reasonable steps to appropriately amend the terms of the Merger Agreement, if necessary or advisable, to give effect to treatment of the Chart Preferred Stock in the Merger as the parties mutually agree (which may include, if agreed to by the parties, the issuance of preferred stock of Baker Hughes or causing the Chart Preferred Stock to remain outstanding as preferred stock of the Surviving Company, in each case with such preferred stock having the same rights, privileges and voting powers, and limitations and restrictions thereof, as the shares of Chart Preferred Stock had in respect of Chart at the Effective Time), it being understood that such treatment shall comply with the terms of the certificate of designations in respect of the Chart Preferred Stock (the “Chart Certificate of Designations”) and that such amendment shall not change the Merger Consideration for holders of Chart common stock or otherwise be adverse to the holders of Chart common stock.

Dissenters’ Rights

Notwithstanding any provision of the Merger Agreement, if required by the DGCL (but only to the extent required thereby), shares of Chart common stock that are issued and outstanding immediately prior to the Effective Time (other than Canceled Shares) and that are held by holders who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such shares pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and holders of such shares shall be entitled to receive payment of the appraised value of such shares in accordance with the Appraisal Rights; provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such shares shall cease and such shares shall be deemed to have been converted into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to the Merger Agreement. Chart shall give Baker Hughes (i) prompt notice and copies of any demands received by Chart for appraisals of shares of Chart common stock and (ii) the reasonable opportunity to direct all negotiations and proceedings with respect to such demands. Chart shall not, except with the prior written consent of Baker Hughes, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

Exchange and Payment Procedures

Paying Agent

Prior to the Effective Time, Baker Hughes shall designate a U.S. bank or trust company that is reasonably acceptable to Chart to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with the Merger Agreement. At or prior to the Effective Time, Baker Hughes shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of shares of Chart common stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Chart common stock outstanding immediately prior to the Effective Time (other than the Canceled Shares and Dissenting Shares), payable upon due surrender of physical stock certificates that represent ownership of shares of Chart common stock (“certificates”) (or effective affidavits of loss in lieu thereof) or book-entry shares pursuant to the provisions of the Merger Agreement (such cash being referred to as the “Payment Fund”). In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with the Merger Agreement, Baker Hughes shall as promptly as reasonably practicable deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall. Baker Hughes shall cause the Paying Agent to make delivery of the Merger Consideration out of the Payment Fund in accordance with the Merger Agreement.

Payment Procedures for Certificates

As promptly as reasonably practicable after the Effective Time, Baker Hughes shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Certificates (other than Certificates representing Canceled Shares): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall be in such form and shall have such other provisions as Baker Hughes may specify subject to Chart’s reasonable approval prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates to the Paying Agent. Upon delivery of a duly completed and validly executed letter of transmittal (and such other documents as reasonably required by the Paying Agent), together with surrender of a Certificate (or an affidavit of loss in lieu thereof), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Chart common stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, payment may be made only if such Certificate is presented with all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar taxes have been paid or are not applicable.

Payment Procedures for Book-Entry Shares

The persons who were, at the Effective Time, holders of book-entry shares not held through DTC shall not be required to take any action with respect to the exchange of their book-entry shares for the Merger Consideration. With respect to book-entry shares not held through DTC, as promptly as reasonably practicable after the Effective Time, Baker Hughes shall cause the Paying Agent to mail to the holder of record of such book-entry shares a check in the amount of the Merger Consideration payable to such holder that such holder has the right to receive pursuant to the Merger Agreement. With respect to book-entry shares held through DTC, Baker Hughes and Chart shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as reasonably practicable after the Effective Time, upon surrender of book-entry shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration. With respect to book-entry shares, payment of the Merger Consideration shall only be made to the person in whose name such book-entry shares are registered in the stock transfer books of Chart as of the Effective Time.

Transfer Books; No Further Ownership Rights

The Merger Consideration paid in respect of the shares of Chart common stock in accordance with the terms of the Merger Agreement shall be deemed to have been paid in full satisfaction of all ownership rights in such shares, and at the Effective Time, the transfer books of Chart shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Company of the shares of Chart common stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Chart common stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for in the Merger Agreement or by applicable law. If, at any time after the Effective Time, certificates or book-entry shares are presented to Baker Hughes or the Surviving Company for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

Lost, Stolen or Destroyed Certificates

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Baker Hughes or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Baker Hughes may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration for each share of Chart common stock formerly represented by such Certificate.

Termination of Payment Fund

At any time following 180 days after the Effective Time, Baker Hughes shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund which has not been disbursed to holders of

Certificates or book-entry shares and thereafter such holders shall be entitled to look only to Baker Hughes for, and Baker Hughes shall remain liable for, payment of their claims for the Merger Consideration that such holder has the right to receive in accordance with the Merger Agreement. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Baker Hughes or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Investment of Payment Fund

The Paying Agent shall invest any cash in the Payment Fund as directed by Baker Hughes. Any interest and other income resulting from such investments shall be paid to Baker Hughes.

No Liability

Notwithstanding any provision of the Merger Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any person for Merger Consideration to be paid in accordance with the Merger Agreement, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.

Withholding Rights

Each of Baker Hughes and the Paying Agent (without duplication) shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable tax law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Chart Equity-Based Awards

Pursuant to the Merger Agreement, each equity award of Chart granted under its equity plans or otherwise that is outstanding immediately prior to the Effective Time will be treated as follows: (i) each outstanding option to purchase shares of Chart common stock, whether vested or unvested, that has an exercise price per share less than the Merger Consideration will be canceled and converted into the right to receive a cash payment equal to the product of (x) the excess of the Merger Consideration over the per-share exercise price of such option and (y) the number of shares subject to the option, and any stock option with an exercise price equal to or greater than the Merger Consideration will be canceled for no consideration; (ii) each outstanding Chart RSU granted prior to the date of the Merger Agreement and/or to a non-employee member of the Chart Board, whether vested or unvested, will be converted into the right to receive the Merger Consideration in respect of the number of shares of Chart common stock underlying such Chart RSU; and (iii) each outstanding Chart PSU will vest as to a pro-rata portion of the award based on the portion of the performance period elapsed prior to the Effective Time, with the level of performance deemed to be satisfied at the greater of (x) the target level of performance applicable to such Chart PSU and (y) the actual level of performance achieved as of immediately prior to the Effective Time (as reasonably determined by the Chart Board or the compensation committee thereof), and the vested portion of each Chart PSU will be canceled and converted into the right to receive a cash payment equal to the Merger Consideration for each vested share.

Each Chart RSU not covered by the preceding paragraph that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a number of shares of Baker Hughes Common Stock equal to the product of (i) the number of shares of Chart common stock subject to such Chart RSU, as applicable, immediately prior to the Effective Time, including any accrued but unpaid dividends or divided equivalents in respect of such award, and (ii) an equity award exchange ratio equal to the quotient, rounded to four decimal places, of (a) the Merger Consideration, divided by (b) the average of the high and low selling prices of Baker Hughes Common Stock as reported on the Nasdaq on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). The converted Chart RSUs will subject to the holder’s continued service with Baker Hughes and its affiliates through the applicable vesting dates, vest and be payable in accordance with the existing vesting schedule and other terms and conditions of such Chart RSU from which such Baker Hughes award was converted.

The remaining portion of each Chart PSU that is outstanding and unvested as of the Effective Time will be canceled and converted into the right to receive a cash-based award equal to the Merger Consideration in respect of each share of Chart common stock subject to such remaining unvested portion of such Chart PSU immediately prior to the Effective Time (with the level of performance deemed to be satisfied at the greater of (x) the target level of performance applicable to such Chart PSU and (y) the actual level of performance achieved as of immediately prior to the Effective Time (as reasonably determined by the Chart Board or the compensation committee thereof)) and any accrued but unpaid dividend equivalents with respect to such remaining unvested portion of such Chart PSU, which cash-based award will, subject to the holder’s continued service with Baker Hughes and its affiliates through the applicable vesting dates, vest and be payable on the last day of the original performance period applicable to such Chart PSU from which such cash-based award was converted, subject to the holder’s continued service with Baker Hughes and its affiliates through such date. Any unvested portion of such cash-based award will accelerate and vest in full upon the holder’s earlier termination by Baker Hughes or one of its affiliates (including Chart) without “cause” (as defined in the award agreement originally applicable to the underlying Chart PSU) or, solely for holders party to an individual Chart employment or severance agreement that contains a definition of “good reason”, a resignation for “good reason,” in each case upon or within two (2) years following the Effective Time and subject to the holder’s execution and non-revocation of a release of claims against Chart and Baker Hughes.

Baker Hughes shall cause Chart or one of its subsidiaries to pay through the payroll system of Chart or one of its subsidiaries (to the extent applicable) to each employee holder of a stock option, Chart RSU or Chart PSU the amounts due to such holder as described above, without interest and less such amounts as are required to be withheld or deducted under applicable law with respect to the making of such payment, as promptly as practicable (but no later than three (3) business days) following the Effective Time; provided that the Merger Consideration with respect to any Chart RSU or Chart PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

Chart Employee Stock Purchase Plan

Prior to the Effective Time, Chart shall take all actions necessary pursuant to the terms of the Chart Employee Stock Purchase Plan (“Chart ESPP”) and applicable law to, contingent on the Effective Time, (i) provide that (A) no new enrollment period will be commenced following the date of the Merger Agreement under the Chart ESPP, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Chart ESPP or any contributions other than previously elected payroll deductions during the current enrollment period from those in effect as of the date of the Merger Agreement, (C) no individuals shall commence participation in the Chart ESPP during the period from the date of the Merger Agreement through the Effective Time and (D) each participant election made pursuant to the Chart ESPP shall be fully exercised on August 29, 2025 (with any participant payroll deductions not applied to the purchase of Chart common stock returned to the participant), and (ii) terminate the Chart ESPP effective as of immediately prior to the Effective Time. Shares of Chart common stock purchased pursuant to the foregoing shall be treated the same as all other shares of Chart common stock in accordance with the Merger Agreement.

Conditions to the Consummation of the Merger

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the receipt of the Chart Stockholder Approval;

•	the receipt of the Required Regulatory Approvals; and

•	the absence of any law or judgment from a governmental authority that enjoins or otherwise prohibits the consummation of the Merger.

In addition, Baker Hughes’ and Merger Sub’s obligations to effect the Merger are further subject to the satisfaction or waiver on or prior to Closing of the following conditions:

•

Chart’s fundamental representations and warranties (other than the representations and warranties of Chart regarding its capitalization and the absence of a Chart Material Adverse Effect (as defined below)) that are qualified by materiality or a Chart Material Adverse Effect being true and correct in all respects and those not so qualified being true and correct in all material respects as of the Closing Date as if made on such date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date);

•

Chart’s representations and warranties regarding its capitalization being true and correct in all respects as of the Closing Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such date), other than for de minimis inaccuracies;

•

Chart’s representation that no Chart Material Adverse Effect has occurred since March 31, 2025 through the execution date of the Merger Agreement being true and correct in all respects as of the Closing Date as if made on such date;

•

Chart’s other representations and warranties in the Merger Agreement being true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date), without giving effect to any materiality or “Chart Material Adverse Effect” qualifications, except where the failure of such representations to be true and correct has not had, and would not reasonably be expected to have, a Chart Material Adverse Effect;

•	performance by Chart in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	the absence of any Chart Material Adverse Effect since the execution date of the Merger Agreement; and

•	the delivery by Chart to Baker Hughes of a certificate duly executed by an executive officer of Chart, to the effect that the conditions in the six preceding bullet points have been satisfied.

In addition, Chart’s obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver by Chart (to the extent permitted by applicable law) of the following conditions:

•

the representations and warranties of Baker Hughes and Merger Sub in the Merger Agreement being true and correct, subject to the specific standards of accuracy set forth in the Merger Agreement, which generally require that (i) their general representations and warranties are true and correct, except for inaccuracies that would not reasonably be expected to have a Baker Hughes Material Adverse Effect (as defined below), and (ii) their fundamental representations and warranties are true and correct in all material respects;

•	performance by Baker Hughes and Merger Sub in all material respects of all obligations required to be performed by them at or prior to the Closing Date; and

•	the delivery by Baker Hughes to Chart of a certificate duly executed by an executive officer of Baker Hughes, to the effect that the conditions in the two preceding bullet points have been satisfied.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by Chart on the one hand, and Baker Hughes and Merger Sub, on the other hand.

The representations and warranties of Chart in the Merger Agreement relate to, among other things:

•	organization, standing and power;

•	capital structure;

•	Chart subsidiaries;

•	authority; execution and delivery; enforceability;

•	no conflicts; consents;

•	SEC documents;

•	information supplied;

•	absence of certain changes or events;

•	taxes;

•	benefits matters;

•	labor matters;

•	litigation; undisclosed liabilities;

•	compliance with applicable laws; permits;

•	anti-corruption; sanctions; anti-money laundering;

•	environmental matters;

•	contracts;

•	real and personal properties;

•	customers and suppliers;

•	intellectual property;

•	IT systems;

•	data security and privacy;

•	affiliate transactions;

•	insurance;

•	brokers’ fees and expenses;

•	Flowserve Agreement;

•	opinion of financial advisor; and

•	no other representations or warranties.

The representations and warranties of Baker Hughes and Merger Sub in the Merger Agreement relate to, among other things:

•	organization, standing and power;

•	authority; execution and delivery; enforceability;

•	no conflicts; consents;

•	information supplied;

•	investigations; litigation;

•	financing;

•	no vote of Baker Hughes stockholders;

•	solvency;

•	brokers’ fees and expenses;

•	Merger Sub; and

•	no other representations or warranties.

Chart’s representations and warranties are qualified by certain confidential disclosures made by Chart to Baker Hughes, as well as by documents filed with or furnished to the SEC by Chart. In addition, the representations and warranties made by Baker Hughes and Chart are subject to exceptions and qualifications (including exceptions based on materiality or (i) in the case of Chart, a Chart Material Adverse Effect or (ii) in the case of Baker Hughes and Merger Sub, a Baker Hughes Material Adverse Effect).

“Chart Material Adverse Effect” means, for the purposes of the Merger Agreement, any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Chart and its subsidiaries, taken as a whole, excluding to the extent that it results from or arises out of:

•	changes in general conditions in the industries in which Chart and its subsidiaries operate;

•

changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which Chart or any of its subsidiaries operate;

•	changes after the date of the Merger Agreement in law or in GAAP or in accounting standards, or in the interpretation or enforcement of the foregoing;

•

the public announcement or existence of or compliance with or performance under the Merger Agreement or the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of Chart or any of its subsidiaries with employees, labor unions, customers, suppliers or partners (provided, however, that this exclusion does not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement or existence of or compliance with or performance under the Merger Agreement or the public announcement, pendency or consummation of the transactions contemplated thereby);

•	acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening thereof;

•	earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters;

•	any epidemic, pandemic or other public health event or worsening thereof;

•	any change in Chart’s credit ratings;

•	any decline in the market price, or change in trading volume, of any securities of Chart;

•	any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position; or

•	the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars;

provided, that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in the exclusions in the eighth, ninth and tenth bullet points may be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in the exclusions relating to the first, second, third, fifth, seventh and eleventh bullet points may be deemed to constitute a Chart Material Adverse Effect, or be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on Chart and its subsidiaries, taken as a whole, as compared to other participants in the industry in which they operate.

“Baker Hughes Material Adverse Effect” means, for the purposes of the Merger Agreement, anything that individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay the ability of Baker Hughes or Merger Sub to consummate the transactions contemplated by the Merger Agreement or Debt Financing contemplated by the Merger Agreement.

None of the representations, warranties or agreements contained in the Merger Agreement or in any certificate, document or instrument delivered pursuant to the Merger Agreement will survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time. For more information, see the section entitled “Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement” above.

Covenants Related to Conduct of Business

Chart has agreed to certain covenants in the Merger Agreement restricting the conduct of its and its subsidiaries’ businesses between the date of the Merger Agreement and the Effective Time or, if applicable, the date on which the Merger Agreement is validly terminated.

In general, except as required by applicable law or as expressly contemplated or permitted by the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or the date the Merger Agreement is validly terminated (the “Pre-Closing Period”), Chart will, and will cause its subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to (A) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees, (B) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, and (C) maintain in effect all of its material permits.

Without limiting the generality of the preceding paragraph, during the Pre-Closing Period and except as required by applicable law or as expressly contemplated or permitted by the Merger Agreement, Chart has agreed that it and its subsidiaries shall not to take the following actions without the prior written consent of Baker Hughes (which shall not be unreasonably withheld, conditioned or delayed):

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a wholly owned subsidiary to Chart or another wholly owned subsidiary, and except for regular quarterly cash dividends on Chart Preferred Stock paid in accordance with their terms;

•	split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests;

•

repurchase, redeem or otherwise acquire any equity interests of Chart or its subsidiaries, other than in connection with cashless exercises of stock options or to satisfy tax withholding obligations upon the vesting or settlement of equity awards;

•

amend Chart’s amended and restated certificate of incorporation, the Chart Certificate of Designations, or Chart’s by-laws or amend in any material respect the charter or organizational documents of any subsidiary of Chart;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any equity interests, other than upon the exercise or settlement of equity awards outstanding as of the date of the Merger Agreement;

•

except as otherwise provided in the Merger Agreement, grant to any executive officer any increase in compensation or benefits, take any action to accelerate the vesting of compensation, grant to any person any severance, retention, change in control or termination benefits, hire any new senior executives, or establish or materially amend any material Chart Benefit Plan;

•	other than in the ordinary course of business, enter into, amend or terminate any collective bargaining agreement or similar agreement with any labor organization;

•	make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP;

•

acquire or agree to acquire any business, material assets or properties, other than purchases of supplies and inventory in the ordinary course of business or certain other acquisitions below specified monetary thresholds;

•

sell, lease, license, mortgage, encumber or subject to any lien or otherwise dispose of any material properties or assets, other than sales of products in the ordinary course of business and certain other dispositions below specified monetary thresholds;

•

incur any indebtedness, except for certain permitted actions, including borrowings under Chart’s existing credit facility, the refinancing of existing indebtedness on comparable terms, and other financing activities in the ordinary course of business;

•	forgive any loans to directors, officers or employees;

•

make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except for capital expenditures made in a manner consistent with Chart’s annual operating plan and within agreed-upon parameters;

•

other than in the ordinary course of business, enter into any contract that would have been a “Chart Material Contract” under the terms of the Merger Agreement, or materially amend or terminate any “Chart Material Contract”;

•	waive, release, assign, settle or compromise any legal action, other than settlements that do not create material obligations for Chart or Baker Hughes and are below specified monetary thresholds;

•	sell, license, or dispose of any material intellectual property other than in the ordinary course of business;

•	make or change any material tax election, adopt or change any material method of tax accounting, or settle any material tax audit or proceeding;

•	merge or consolidate with any other person, or restructure, reorganize or liquidate, other than certain internal reorganizations that would not be expected to impair the consummation of the Merger; or

•	agree, resolve or commit to do any of the actions described in the bullet points above.

No Solicitation

Chart has agreed not to, and agreed to not authorize or permit its affiliates and its and their respective officers, directors, employees or representatives to, directly or indirectly, except as provided in the Merger Agreement:

•

initiate, induce, solicit, facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Chart Takeover Proposal (as defined below);

•

engage or otherwise participate in any discussions or negotiations relating to any Chart Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Chart Takeover Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Chart Takeover Proposal);

•	furnish any information to any person in connection with any Chart Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Chart Takeover Proposal; or

•

otherwise cooperate in any way with any person (whether or not a person making a Chart Takeover Proposal) with respect to any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal.

Chart has also agreed to, and shall cause its affiliates and its and their respective representatives to, immediately cease and cause to be terminated all then-existing discussions or negotiations with any person conducted at the time of the Merger Agreement with respect to any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such person or its representatives and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the Chart Stockholder Approval, Chart receives a written Chart Takeover Proposal which did not result from a breach of the non-solicitation obligations set forth in the Merger Agreement, and the Chart Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Chart Takeover Proposal constitutes or would reasonably be expected to result in a Superior Chart Proposal (as defined below), then Chart may (1) contact and engage in discussions with such person or group of persons making such Chart Takeover Proposal (and its or their representatives) to clarify the terms and conditions thereof, (2) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such proposal and its representatives pursuant to a customary confidentiality agreement not less restrictive of such person or group than the amended and restated confidentiality agreement between Chart and Baker Hughes (except that such confidentiality agreement (i) need not include any “standstill” or similar obligations, but only to the extent that Baker Hughes is, concurrently with the entry by Chart into such confidentiality agreement, released from any “standstill” or similar obligations in the amended and restated confidentiality agreement with Baker Hughes, (ii) shall not prohibit Chart from complying with the Merger Agreement or contain terms that would restrict Chart’s ability to consummate the Merger and (iii) shall not include any provision providing for an exclusive right to negotiate with Chart prior to the valid termination of the Merger Agreement) and (3) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives.

The Merger Agreement also requires Chart to (1) promptly, and in any event within twenty-four hours of receipt, advise Baker Hughes orally and in writing of any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal, the material terms and conditions of any such Chart Takeover Proposal (including any changes thereto) and the identity of the person or group of persons making any such Chart Takeover Proposal and provide to Baker Hughes copies of any written materials related thereto; (2) keep Baker Hughes informed in all material respects and on a current basis of the status and details (including any change to the terms thereof) of any Chart Takeover Proposal and (3) provide to Baker Hughes as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Chart or any subsidiary of Chart, on the one hand, and the person or group of persons making any such Chart Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Chart Takeover Proposal.

Nothing in the Merger Agreement prohibits Chart from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to the stockholders of Chart pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

For purposes of the Merger Agreement, a “Chart Intervening Event” means any material event or development or material change in circumstances with respect to Chart and its subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Chart Board (or any member thereof) as of, or prior to, the date of the Merger Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Chart Takeover Proposal (or any proposal or inquiry that would reasonably be expected to lead to a Chart Takeover Proposal or direct and indirect consequence thereof); provided that (x) in no event shall any action that is taken by Baker Hughes to the extent required by the affirmative covenants set forth in the Merger Agreement, and the consequences of any such action, constitute a Chart Intervening Event and (y) in no event shall any change in the market price, trading volume or ratings of any securities or indebtedness of Chart, any subsidiary of Chart, Baker Hughes or any of its subsidiaries or the fact that, in and of itself, Chart or any subsidiary of Chart exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Chart Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Chart Intervening Event has occurred.

For purposes of the Merger Agreement, a “Chart Takeover Proposal” means any bona fide proposal or offer from any person or group of persons (other than Baker Hughes or any of its subsidiaries) for (i) a direct or indirect acquisition of 20% or more of the consolidated assets of Chart and its subsidiaries, taken as a whole (based on the fair market value thereof), or of assets to which 20% or more of Chart’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more subsidiaries of Chart owning such assets, (ii) an acquisition of 20% or more of the aggregate voting power of the capital stock of Chart (or options, rights or warrants to purchase, or securities convertible into, such interests), (iii) a tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any class of equity interests of Chart, or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Chart pursuant to which any person or group of persons (or their equityholders) would acquire, directly or indirectly, 20% or more of the consolidated assets of Chart and its subsidiaries, taken as a whole (based on the fair market value thereof), or assets to which 20% or more of Chart’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of Chart or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Chart or the resulting direct or indirect parent of Chart or such surviving entity.

For purposes of the Merger Agreement, a “Superior Chart Proposal” means any bona fide written Chart Takeover Proposal, made after the date of the Merger Agreement, that would result in a person or group becoming the beneficial owner of all or substantially all of Chart’s assets or more than 50% of the aggregate voting power of Chart, and that the Chart Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of Chart from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of the Merger Agreement (including any proposed changes to the terms of the Merger Agreement proposed by Baker Hughes in response to such offer)), and is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the person or group of persons making the proposal).

The Chart Board’s Recommendation; Adverse Recommendation Change

Chart has agreed under the Merger Agreement to, through the Chart Board, recommend to Chart’s stockholders that they vote in favor of the adoption of the Merger Agreement (the “Chart Recommendation”) and to include such recommendation in this proxy statement.

The Merger Agreement provides that, subject to the exceptions described below, neither the Chart Board nor any committee thereof, will take any of the following actions (any such action, a “Chart Adverse Recommendation Change”):

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Baker Hughes, or otherwise make any statement inconsistent with, the Chart Recommendation;

•	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Chart Takeover Proposal;

•	fail to include the Chart Recommendation in this proxy statement;

•

fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Chart Takeover Proposal within ten business days after the commencement of such tender offer or exchange offer; or

•	fail to publicly reaffirm the Chart Recommendation within ten business days of Baker Hughes’s written request to do so following the public announcement of a Chart Takeover Proposal.

Further, the Chart Board will not approve, recommend or declare advisable, or allow Chart or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or related to a Chart Takeover Proposal (other than a permitted confidentiality agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the Chart Stockholder Approval, the Chart Board may make a Chart Adverse Recommendation Change in response to either (A) a Superior Chart Proposal that did not result from a breach of the Merger Agreement or (B) a Chart Intervening Event, if, in either case, the Chart Board determines in good faith (after consultation with its legal and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law. In the case of a Superior Chart Proposal, the Chart Board may also cause Chart to terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Chart Proposal (provided Chart pays the Chart Termination Fee and Flowserve Termination Amount as described below).

The Chart Board may not make a Chart Adverse Recommendation Change or terminate the Merger Agreement to accept a Superior Chart Proposal unless:

•

it first provides Baker Hughes with at least four business days’ prior written notice (the “Chart Notice Period”) of its intention to do so, specifying the reasons therefor (including, in the case of a Superior Chart Proposal, the identity of the person making it and the material terms thereof, or in the case of a Chart Intervening Event, a detailed description of such event);

•

during the Chart Notice Period, Chart has negotiated, and has caused its representatives to negotiate, with Baker Hughes in good faith (to the extent Baker Hughes desires to negotiate) to make such adjustments to the terms of the Merger Agreement so that the failure to make a Chart Adverse Recommendation Change would no longer be inconsistent with the Chart Board’s fiduciary duties; and

•	following the end of the Chart Notice Period, the Chart Board has determined in good faith (after consultation with its legal and financial advisors and after considering any revisions to the Merger

Agreement proposed by Baker Hughes) that the Superior Chart Proposal continues to be a Superior Chart Proposal (or that the Chart Intervening Event continues to warrant a change in recommendation) and that the failure to make a Chart Adverse Recommendation Change would still be inconsistent with its fiduciary duties under applicable law.

Any material amendment to a Superior Chart Proposal will require a new notice and a new Chart Notice Period.

Chart Stockholders Meeting

Chart is required to prepare and file the preliminary proxy statement with the SEC as promptly as reasonably practicable following the date of the Merger Agreement, and to use reasonable best efforts to respond to any comments by the SEC staff as promptly as reasonably practicable after the receipt thereof. Chart is also required to cause the definitive proxy statement to be mailed to Chart’s stockholders as promptly as practicable following the time the proxy statement is cleared by the SEC for mailing.

Chart is required to duly give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable to consider and vote upon a proposal to adopt the Merger Agreement (the “Chart Stockholders Meeting”) following the mailing of the definitive proxy statement, for the purpose of obtaining the Chart Stockholder Approval. Chart may only, after consultation with Baker Hughes, postpone or adjourn the Chart Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Chart Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Chart has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Chart prior to the Chart Stockholders Meeting.

If any event occurs with respect to Chart or any subsidiary of Chart, or any change occurs with respect to other information supplied by Chart for inclusion in the proxy statement, which is required to be described in an amendment of, or a supplement to, the proxy statement, Chart shall promptly notify Baker Hughes, and Chart and Baker Hughes shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement. Subject to the provisions described in “Obligations to Recommend the Approval of the Merger Proposal” above, Chart is required, through the Chart Board, to recommend that its stockholders adopt the Merger Agreement and to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement.

Access to Information; Confidentiality

Subject to applicable law, Chart shall afford to Baker Hughes and its representatives reasonable access during normal business hours, upon reasonable advance notice, during the period prior to the Effective Time, to all of Chart’s properties, assets, books, Contracts, commitments, personnel and records. Chart must also furnish promptly to Baker Hughes all other information concerning its business, properties and personnel as Baker Hughes may reasonably request. Chart may withhold information if disclosure would violate a contract or law or risk a loss of legal privilege, provided that Chart must use commercially reasonable efforts to allow for such access in a manner that would not cause such a violation or risk, including by implementing appropriate and mutually agreeable measures such as clean room procedures, redactions, or joint defense agreements. All information exchanged is subject to the amended and restated confidentiality agreement dated July  18, 2025 between Chart and Baker Hughes.

Efforts to Complete the Merger; Regulatory Approvals

Chart and Baker Hughes have agreed to cooperate with each other and use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate and make effective the Merger prior to the Outside Date. This includes preparing and filing as promptly as reasonably practicable all necessary documentation to obtain all required consents, authorizations, and regulatory approvals. Baker Hughes shall pay all regulatory filing fees.

Each party must use reasonable best efforts to resolve any objections asserted by any governmental authority under any antitrust law or foreign investment law. Baker Hughes, after reasonable consultation with Chart, will control and lead all communications and strategy for obtaining regulatory approvals and defending any related lawsuits.

Baker Hughes must (and must cause its affiliates to) use reasonable best efforts to take any and all steps necessary to avoid or eliminate any impediment under any antitrust law or foreign investment law to enable the parties to close the Merger before the Outside Date. This includes proposing, negotiating, and agreeing to:

•	any prohibition or limitation on its ownership of any business or assets;

•	any requirement to divest, hold separate, sell, license or otherwise dispose of any portion of its or their respective businesses or assets;

•	any requirement to terminate or amend existing relationships or contracts; or

•	any other limitation on its ability to operate its business as may be required by a governmental authority.

However, Baker Hughes is not required to (and Chart may not, without Baker Hughes’ consent) agree to:

•	any divestiture, hold separate, sale, or other disposal of any businesses or assets of Baker Hughes or its affiliates;

•

any divestiture, hold separate, sale, or other disposal of businesses or assets that would reasonably be expected, individually or in the aggregate, to result in a loss of aggregate annual revenues of Baker Hughes and its subsidiaries following the Merger (including Chart and its subsidiaries) more than five percent (5%) of the aggregate annual revenues of Chart and its subsidiaries for the twelve months ended December 31, 2024; or

•

propose, negotiate, commit to, agree to or accept any other restriction that, individually or in the aggregate with all other restrictions, would reasonably be expected to have a material and adverse impact on the business of either Baker Hughes or Chart (with materiality measured based on a business the size of Chart) or on the anticipated benefits to Baker Hughes of the transactions contemplated by the Merger Agreement.

Neither party, nor their respective affiliates, may enter into any transaction that would reasonably be expected to prevent or materially delay obtaining any required regulatory approvals for the Merger.

Indemnification, Exculpation and Insurance

Baker Hughes has agreed that, from and after the Effective Time, all rights to indemnification, advancement of expenses and exculpation in favor of each former and present director or officer of Chart or any of its subsidiaries (each, an “Indemnified Party”), as provided in Chart’s organizational documents or in certain indemnification agreements in effect on the date of the Merger Agreement, will survive the Merger and continue in full force and effect. Chart enters into standard indemnification agreements with certain of its directors and officers from time to time. For a period of six years from the Effective Time, Baker Hughes has agreed not to amend these provisions in any manner that would adversely affect the rights of any Indemnified Party.

For a period of six years from and after the Effective Time, Baker Hughes will cause to be maintained in effect the coverage provided by the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Chart. In lieu of this obligation, Chart may (or, if Chart declines, Baker Hughes may) purchase a six-year prepaid “tail” policy on terms and conditions not less favorable to the insured persons than the existing coverage, covering claims arising from facts or events that occurred on or before the Effective Time.

In the event that Baker Hughes or the Surviving Company merges with or transfers all or substantially all of its assets to another person, proper provision will be made so that the successors and assigns of Baker Hughes or the Surviving Company assume these indemnification and insurance obligations.

These provisions are intended for the benefit of, and will be enforceable by, each Indemnified Party.

Employee Matters

For a period of one year following the Effective Time, each employee of Chart who continues employment with Baker Hughes (each, a “Continuing Employee”) will be provided with (i) a base salary or wage rate no less favorable than their pre-closing salary or wage rate, (ii) target annual cash bonus opportunities no less favorable than their pre-closing opportunities, (iii) severance benefits no less favorable than those provided under Chart’s severance policies in effect immediately prior to closing, and (iv) other compensation and benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to closing (excluding certain items like defined benefit pensions, equity awards, and change of control payments).

With respect to any employee benefit plans in which Continuing Employees are eligible to participate after the closing, Baker Hughes will use commercially reasonable efforts to (i) waive any pre-existing condition exclusions and waiting periods and (ii) give credit for any eligible expenses incurred during the plan year in which the closing occurs for purposes of satisfying deductible, coinsurance and out-of-pocket maximums.

Baker Hughes will use commercially reasonable efforts to provide credit to Continuing Employees for their service with Chart for purposes of eligibility, vesting, continuous service, determination of service awards and benefit accrual (such as vacation and severance) under Baker Hughes’s benefit plans, except where it would result in a duplication of benefits.

The above provisions do not apply to employees covered by a collective bargaining or similar agreement, whose terms of employment will be governed by that agreement. These provisions do not create any third-party beneficiary rights for any employee and do not limit Baker Hughes’s right to amend or terminate any benefit plan or terminate the employment of any employee.

Baker Hughes has acknowledged that the Merger will constitute a “change in control” for purposes of Chart’s benefit plans and has agreed to honor the terms of Chart’s employment, severance and change in control plans.

Financing; Financing Cooperation

Baker Hughes has agreed to use its reasonable best efforts to obtain the debt financing for the Merger (the “Debt Financing”) on the terms and conditions described in the debt commitment letter. Baker Hughes may arrange for alternative financing, provided that it does not impose new or additional conditions, delay in any respect the Closing or otherwise adversely impact the ability of the Merger to be timely consummated. Baker Hughes is required to keep Chart reasonably informed of the status of the Debt Financing.

Chart is required to use, and to cause its subsidiaries to use, reasonable best efforts to provide all cooperation reasonably requested by Baker Hughes in connection with arranging the Debt Financing. This cooperation includes providing required financial information, participating in lender and rating agency meetings, and assisting with the preparation of offering documents. Chart is not required to take any action that would unreasonably interfere with its normal business operations or require it to incur any liability prior to the

Closing. Baker Hughes will promptly reimburse Chart for its reasonable and documented out-of-pocket costs incurred in connection with this cooperation and will indemnify Chart and its representatives for certain losses arising from it.

Consummation of the Merger is not conditioned on Baker Hughes obtaining the Debt Financing or any alternative financing.

Treatment of Chart Indebtedness

Chart shall, as reasonably requested by Baker Hughes, deliver notices and take other actions required to terminate its existing credit facility, repay all outstanding obligations thereunder, and release all related liens and guarantees, in each case effective as of, and conditioned upon, the Closing. Chart will obtain a customary payoff letter for its credit facility.

At Baker Hughes’ request, Chart will also cooperate to facilitate the prepayment, redemption, or discharge of its outstanding senior notes (the “Chart Notes”), or to commence exchange offers or tender offers for the Chart Notes, with any such action being conditioned on the occurrence of the Closing. Baker Hughes will reimburse Chart for its costs and indemnify Chart for liabilities incurred in connection with this cooperation.

Other Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants and agreements relating to, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:

•	cooperation between Chart and Baker Hughes in connection with certain litigation relating to the Merger;

•	Chart taking steps to ensure that dispositions of Chart stock by its officers and directors are exempt under Rule 16b-3 of the Exchange Act;

•	consultation between Chart and Baker Hughes in connection with public announcements regarding the Merger;

•	cooperation to cause the delisting of Chart’s common and preferred stock from the NYSE as promptly as practicable after the Effective Time;

•	taking actions to eliminate or minimize the effects of any antitakeover statutes; and

•

on the first business day after signing the Merger Agreement, Baker Hughes paid on Chart’s behalf $258 million (the “Flowserve Termination Amount”) toward the $266 million aggregate termination amount paid to Flowserve Corporation in connection with the termination of the Flowserve Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	By the mutual written consent of Chart and Baker Hughes.

•	By either Chart or Baker Hughes if:

•

the Merger has not been consummated by July 28, 2026; provided that if the only conditions not satisfied by that date are those related to regulatory approvals, the Outside Date will automatically be extended to January 28, 2027, and if such regulatory conditions are still not satisfied, the Outside Date will be further automatically extended to July 28, 2027. This termination right is not available to a party whose material breach of the Merger Agreement caused the failure to close;

•

any legal restraint that enjoins or otherwise prohibits consummation of the Merger has become final and non-appealable. This termination right is not available to a party whose material breach caused such denial; or

•	the Chart Stockholder Approval has not been obtained at the Chart Stockholders Meeting.

•	By Baker Hughes if:

•

Chart has breached its representations, warranties, or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days of notice (provided Baker Hughes is not then in material breach of its own obligations); or

•	prior to the Chart Stockholder Approval, the Chart Board has made a Chart Adverse Recommendation Change or Chart has failed to include in the Proxy Statement the Chart Recommendation.

•	By Chart if:

•

Baker Hughes has breached its representations, warranties, or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days of notice (provided Chart is not then in material breach of its own obligations); or

•

at any time prior to obtaining the Chart Stockholder Approval, to enter into a definitive agreement with respect to a Superior Chart Proposal, provided that Chart has complied with its non-solicitation obligations and concurrently pays Baker Hughes the Chart Termination Fee and the Flowserve Termination Amount as described below.

If the Merger Agreement is terminated, it will become void, without liability on the part of any party, except in the case of fraud or a willful and material breach of the Merger Agreement prior to termination. Certain provisions, including those relating to confidentiality, the effect of termination, payment of fees and expenses, and governing law, will survive termination.

Fees and Expenses; Termination Fees

Generally, each party is required to pay its own fees and expenses, except that Baker Hughes will pay all regulatory filing fees.

In addition, upon termination of the Merger Agreement under specified circumstances, certain fees will become payable by either Chart to Baker Hughes or Baker Hughes to Chart.

Chart will pay Baker Hughes a termination fee of $250 million (the “Chart Termination Fee”) if:

•	Baker Hughes terminates the Merger Agreement because the Chart Board made a Chart Adverse Recommendation Change or failed to include in the Proxy Statement the Chart Recommendation;

•	Chart terminates the Merger Agreement to enter into a definitive agreement with respect to a Superior Chart Proposal; or

•

the Merger Agreement is terminated due to the Outside Date having passed, a failure to obtain the Chart Stockholder Approval, or by Baker Hughes due to a terminable breach by Chart, and in each case (i) a Chart Takeover Proposal was made or publicly announced prior to such termination and (ii) within twelve months of such termination, Chart enters into a definitive agreement for or consummates a Chart Takeover Proposal. For purposes of this provision, all references to “20%” in the definition of “Chart Takeover Proposal” are deemed to be “50%.”

Additionally, Chart will pay the Flowserve Termination Amount to Baker Hughes if the Merger Agreement is terminated under any circumstance in which the Chart Termination Fee is payable to Baker Hughes or if the Merger Agreement is terminated by Baker Hughes due to a terminable breach by Chart.

Baker Hughes will pay Chart a termination fee of $500 million (the “Baker Hughes Termination Fee”) if the Merger Agreement is terminated:

•

by either party because the Outside Date has been reached, and at the time of termination, the only conditions not satisfied (other than those to be satisfied at Closing) are those relating to regulatory approvals under antitrust or foreign investment laws; or

•

by either party as a result of a final and non-appealable legal restraint issued under any antitrust or foreign investment law, and at the time of termination, all other closing conditions were satisfied (other than those to be satisfied at Closing).

If a party fails to promptly pay any fee due, the defaulting party shall also pay the costs and expenses (including legal fees) incurred by the other party in connection with any action taken to collect payment.

Exclusive Remedy

Except in the case of fraud or a willful and material breach, if a termination fee becomes payable, the payment of such fee (plus the Flowserve Termination Amount, if applicable) will be the sole and exclusive remedy of the receiving party against the paying party and its affiliates for any loss suffered as a result of the failure of the Merger to be consummated or the termination of the Merger Agreement. In no event will either party be required to pay its respective termination fee on more than one occasion.

Third Party Beneficiaries

The Merger Agreement is not intended to confer upon any person other than the parties any rights or remedies, except for (i) the provisions relating to indemnification and insurance, which are for the benefit of the Indemnified Parties, and (ii) certain specified provisions that are for the benefit of each lender and any other person (including agents, arrangers, initial purchasers, underwriters, or investors) that has committed to provide or otherwise entered into agreements in connection with the debt financing for the Merger, together with their respective affiliates, officers, directors, employees, and representatives (the “Financing Sources”).

Specific Performance

The parties have agreed that irreparable damage would occur if the Merger Agreement is not performed in accordance with its terms and that monetary damages would not be an adequate remedy. The parties are entitled to an injunction and specific performance to prevent breaches of the Merger Agreement and to enforce its terms, in addition to any other remedy to which they are entitled.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. Any action arising out of the Merger Agreement will be heard exclusively in the Court of Chancery of the State of Delaware (or, if it lacks jurisdiction, another state or federal court within Delaware). Notwithstanding the foregoing, any action against any of the Financing Sources in connection with the Merger Agreement or the Debt Financing will be governed by the laws of the State of New York and heard exclusively in the state or federal courts in the Borough of Manhattan, New York.

Amendments; Waivers

The Merger Agreement may be amended by mutual written agreement of the parties at any time before the Effective Time. After the Chart Stockholder Approval has been obtained, no amendment may be made that requires further approval by Chart’s stockholders under applicable law without such approval being obtained. A party may waive any inaccuracy in the representations or compliance with any covenant of the other party, provided such waiver is in writing. Certain provisions affecting the rights of the Financing Sources may not be amended without their consent.

Waiver of Jury Trial

Each party has irrevocably waived any right it may have to a trial by jury in any action or proceeding (including any proceeding involving a Financing Source) arising out of or relating to the Merger Agreement, the Debt Financing, or the transactions contemplated by the Merger Agreement.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The Merger Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. Approval of the Merger Proposal by Chart stockholders is required for completion of the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” on page 62 of this proxy statement. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Vote Required and Chart Board Recommendation

As discussed in “The Merger—Recommendation of the Chart Board and Reasons for the Merger” on page 35 of this proxy statement, after considering various factors described in such section, the Chart Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Chart and its stockholders. The Chart Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Chart and its stockholders; (ii) adopted the Merger Agreement and approved the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Chart for adoption at the Special Meeting; and (iv) recommended that Chart’s stockholders adopt the Merger Agreement.

If you sign and return a proxy and do not indicate how you wish to vote on the Merger Proposal, your shares of Chart common stock will be voted “FOR” the Merger Proposal.

Under Delaware law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Chart common stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

THE CHART BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Advisory Proposal

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Chart is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve certain compensation that will or may become payable to the named executive officers of Chart in connection with the Merger, the value of which is set forth in “The Merger—Interests of Chart Directors and Executive Officers in the Merger—Golden Parachute Compensation” on page 52 of this proxy statement.

The Chart Board encourages you to carefully review the named executive officers’ Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Chart is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to Chart’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Merger—Interests of Chart Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 52 of the proxy statement for the Special Meeting, including the tables, associated footnotes and narrative discussion.”

The vote on the Compensation Advisory Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Advisory Proposal, and vice versa. Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Chart, the Chart Board or Baker Hughes. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Chart Board Recommendation

Approval of the Compensation Advisory Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Assuming a quorum is present, abstentions and broker non-votes will have no effect on this proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Advisory Proposal, your shares of Chart common stock will be voted “FOR” the Compensation Advisory Proposal.

THE CHART BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION ADVISORY PROPOSAL

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if a quorum is present and we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement.

If the Special Meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Chart Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Assuming a quorum is present, abstentions and broker non-votes will have no effect on this proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares of Chart common stock will be voted “FOR” the Adjournment Proposal.

The Chart Board believes that it is in the best interests of Chart and its stockholders to be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

In addition, if a quorum is not present, the chairman of the Special Meeting may adjourn the meeting.

THE CHART BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

Chart common stock is listed on the NYSE under the symbol “GTLS.”

On June 3, 2025, the last trading day before the public announcement of Chart’s since-terminated merger agreement with Flowserve Corporation (the “Unaffected Date”), the closing price of Chart common stock on the NYSE was $161.59 per share. On July 28, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of Chart common stock on the NYSE was $171.65 per share. On [●], 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of Chart common stock on the NYSE was $[●] per share. You are encouraged to obtain current market quotations for Chart common stock in connection with voting your shares.

Dividends

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Chart may not declare or pay dividends on Chart common stock without Baker Hughes’s written consent. Following the Effective Time, there will be no further market for Chart common stock, which will be delisted from the NYSE and deregistered under the Exchange Act.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF CHART

The following table sets forth, as of August 26, 2025, information known to Chart regarding the beneficial ownership of Chart common stock by each director and named executive officer of Chart and by all directors and executive officers of Chart as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Chart common stock shown as beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that he, she or it has the right to acquire within 60 days.

Applicable percentage ownership and voting power is based on 44,951,215 shares of Chart common stock issued and outstanding as of August 26, 2025.

Name	Number of Shares of Chart Common Stock Beneficially Owned	Percentage of Class
Joseph A. Belling(1)	20,402	*
Joseph R. Brinkman(2)	16,726	*
Jillian C. Evanko(3)	277,881	*
Herbert G. Hotchkiss(4)	33,171	*
Gerald F. Vinci(5)	53,683	*
Andrew R. Cichocki(6)	3,070	*
Paula M. Harris(7)	3,703	*
Linda A. Harty(8)	12,203	*
Paul M. Mahoney(9)	3,170	*
David M. Sagehorn(10)	7,373	*
Spencer S. Stiles(11)	2,670	*
Roger A. Strauch(12)	4,003	*
All directors and executive officers as a group (12 individuals)(13)	438,055	*	%

*	Represents less than 1% of the outstanding Chart common stock.
(1)

Mr. Belling is an executive officer of Chart. Shares beneficially owned by Mr. Belling include 7,262 shares which he has the right to acquire within 60 days of August 26, 2025 through the exercise of stock options.

(2)

Mr. Brinkman is an executive officer of Chart. Shares beneficially owned by Mr. Brinkman include 5,348 shares which he has the right to acquire within 60 days of August 26, 2025 through the exercise of stock options.

(3)

Ms. Evanko is an executive officer of Chart. Shares beneficially owned by Ms. Evanko include 140,215 shares which she has the right to acquire within 60 days of August 26, 2025 through the exercise of stock options.

(4)

Mr. Hotchkiss is an executive officer of Chart. Shares beneficially owned by Mr. Hotchkiss include 15,005 shares which he has the right to acquire within 60 days of August 26, 2025 through the exercise of stock options.

(5)

Mr. Vinci is an executive officer of Chart. Shares beneficially owned by Mr. Vinci include 31,212 shares which he has the right to acquire within 60 days of August 26, 2025 through the exercise of stock options.

(6)	Mr. Cichocki is a director of Chart. Of the shares beneficially owned by Mr. Cichocki shown in the table above, 2,670 have been deferred.
(7)	Ms. Harris is a director of Chart. Of the shares beneficially owned by Ms. Harris shown in the table above, 2,014 have been deferred.
(8)	Ms. Harty is a director of Chart.

(9)	Mr. Mahoney is a director of Chart. Of the shares beneficially owned by Mr. Mahoney shown in the table above, 2,670 have been deferred.
(10)	Mr. Sagehorn is a director of Chart.
(11)	Mr. Stiles is a director of Chart. Of the shares beneficially owned by Mr. Stiles shown in the table above, 1,893 have been deferred.
(12)	Mr. Strauch is a director of Chart.
(13)

The number of shares shown as beneficially owned by Chart’s directors and executive officers as a group includes 199,042 shares which the group has the right to acquire within 60 days of August 26, 2025.

The following table sets forth, as of the dates indicated in the footnotes below, information known to Chart regarding the beneficial ownership of Chart common stock by holders of more than five percent (5%) of Chart common stock. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name	Number of Shares of Chart Common Stock Owned		Percent of Class
BlackRock, Inc.	5,030,979	(1)	11.2%
The Vanguard Group	4,212,381	(2)	9.4%
FMR LLC	2,582,802	(3)	5.7%

(1)

According to a Schedule 13G/A, dated April 30, 2025, filed with the SEC by BlackRock, Inc. (50 Hudson Yards, New York, New York 10001), it has sole voting power over 4,980,859 shares of Chart common stock and sole dispositive power over 5,030,979 shares of Chart common stock.

(2)

According to a Schedule 13G/A, dated May 10, 2024, filed with the SEC by The Vanguard Group (100 Vanguard Blvd., Malvern, Pennsylvania 19355), it has shared voting power over 58,247 shares of Chart common stock, sole dispositive power over 4,107,660 shares of Chart common stock, and shared dispositive power over 104,721 shares of Chart common stock.

(3)

According to a Schedule 13G/A, dated May 9, 2025, filed with the SEC by FMR LLC (245 Summer Street, Boston, Massachusetts 02210), it has sole voting power over 2,492,633 shares of Chart common stock and sole dispositive power over 2,582,802 shares of Chart common stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, such householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact: 8665 New Trails Drive, Suite 100, The Woodlands, TX 77381. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker or Chart, as applicable.

FUTURE STOCKHOLDER PROPOSALS

Chart held its 2025 annual meeting of stockholders on May 20, 2025. Chart does not expect to hold a 2026 annual meeting of stockholders (the “Chart 2026 Annual Meeting”) if the Merger is completed as currently expected. In the event the Merger has not been completed, the deadlines for any stockholder nominations or proposals for other items of business intended to be presented at the Chart 2026 Annual Meeting are as set forth below.

To be included in the proxy for the Chart 2026 Annual Meeting, stockholder proposals must be received by Chart no later than December 9, 2025. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with Chart’s by-laws; provided, however, that, in the event that Chart changes the date of the Chart 2026 Annual Meeting more than 30 days before or after the one-year anniversary date of the previous year’s annual meeting, Chart will disclose the new deadline by which stockholders proposals must be received under Item 5 of its earliest possible Quarterly Report on Form 10-Q, or, if impracticable, by any means reasonably calculated to inform stockholders.

Pursuant to Chart’s by-laws, stockholders may present proposals that are proper subjects for consideration at the Chart 2026 Annual Meeting. Chart’s by-laws require all stockholders who intend to make proposals at the Chart 2026 Annual Meeting to submit their proposals to Chart not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. To be eligible for consideration at the Chart 2026 Annual Meeting, proposals that have not been received by December 9, 2025 must be received by Chart between January 20, 2026 and February 19, 2026. In the event the date of the Chart 2026 Annual Meeting is changed by more than 25 calendar days from the first anniversary of the 2025 Annual Meeting, stockholder notice must be received not later than the close of business on the 10th calendar day following the date on which notice of the Chart 2026 Annual Meeting was mailed or public announcement of the date is made, whichever first occurs.

In addition to satisfying the foregoing advance notice requirements under Chart’s by-laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Chart’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 21, 2026.

These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following Chart filings with the SEC are incorporated by reference:

•	Chart’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025;

•	Chart’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025;

•	Chart’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2025; and

•	Chart’s Current Reports on Form 8-K filed with the SEC on January 7, 2025, May 5, 2025 (related to management changes), May 5, 2025 (related to the HTEC agreement), and May 20, 2025.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Special Meeting. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the public reference room. These SEC filings are also available to the public at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Chart through our investor relations website, ir.chartindustries.com. Our website address is provided as an inactive textual reference only.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

Attention: Investor Relations

If you would like to request documents from us, please do so by [●], 2025, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and brokerage firms call: (212) 297-0720

Shareholders and all others call toll-free: (888) 785-6707

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BAKER HUGHES COMPANY,

TANGO MERGER SUB, INC.

and

CHART INDUSTRIES, INC.

Dated as of July 28, 2025

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 28, 2025, is entered into by and among Baker Hughes Company, a Delaware corporation (“Baker Hughes”), Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Baker Hughes (“Merger Sub” and, together with Baker Hughes, the “Baker Hughes Parties”, and each, a “Baker Hughes Party”), and Chart Industries, Inc., a Delaware corporation (“Chart”).

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Chart (the “Merger”), with Chart surviving the Merger as a wholly owned subsidiary of Baker Hughes (the “Surviving Company”);

WHEREAS, the Board of Directors of Chart (the “Chart Board”) has unanimously (i) determined that it is fair to, and in the best interests of, Chart and its stockholders, and declared it advisable, that Chart enter into this Agreement and consummate the Merger and the other transactions contemplated hereby (collectively, the “Transactions”), (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that Chart’s stockholders adopt this Agreement and (iv) directed that this Agreement and the Merger be submitted to the Chart stockholders for adoption;

WHEREAS, the Board of Directors of Baker Hughes (the “Baker Hughes Board”) has unanimously (i) declared this Agreement, the terms of the Merger and the other Transactions advisable and in the best interests of Baker Hughes and its shareholders and (ii) approved this Agreement and the Merger and the other Transactions; and

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Merger, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Merger, (iii) adopted resolutions recommending that the sole stockholder of Merger Sub adopt this Agreement and (iv) directed that this Agreement and the Merger be submitted to the sole stockholder of Merger Sub for adoption.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. For purposes of this Agreement:

“Action” means any proceeding, suit, claim, charge, complaint, audit, investigation, arbitration or action, whether legal, administrative or otherwise, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the HSR Act and all other applicable competition, merger control, antitrust or similar Laws and all other applicable Laws that are designed or intended to prohibit, restrict, review or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Baker Hughes Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.03(a)(i) (No Conflicts; Consents—Organizational Documents) and Section 4.09 (Brokers’ Fees and Expenses).

“Baker Hughes Subsidiaries” means each of the Subsidiaries of Baker Hughes.

“Baker Hughes Termination Fee” means $500,000,000.

“Benefit Plan” means any compensation, employment, individual consulting, individual independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension, retirement, change of control, transaction bonus, retention, perquisite, relocation, repatriation or expatriation plan, policy, practice, program, agreement, arrangement or contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA and whether written or unwritten.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Capital Markets Issuance” means any of the following, the use of proceeds of which are for the satisfaction of all of the Baker Hughes Parties’ payment obligations under this Agreement due at the Closing, including the payment of the Financing Uses: one or more offerings of debt, equity or equity-linked securities, which may consist of multiple tranches, registered under the Securities Act or offered in a private placement pursuant to an exemption from the registration requirements of the Securities Act.

“Chart Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Chart or any Chart Subsidiary or with respect to which Chart or any Chart Subsidiary has any liability (whether actual or contingent) to provide compensation or benefits to any director, employee, consultant or other service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Chart Capital Stock” means Chart Common Stock and Chart Preferred Stock.

“Chart Certificate of Designations” means the Certificate of Designations of 6.75% Series B Mandatory Convertible Preferred Stock of Chart, filed with the Secretary of State and effective on December 13, 2022, together with any amendments or supplements thereto that are made in accordance with its terms and the Chart Charter.

“Chart Common Stock” means shares of common stock, par value $0.01, issued by Chart.

“Chart Credit Facility” means that certain Fifth Amended and Restated Credit Agreement, dated as of October 18, 2021, by and among Chart, the other loan parties party thereto, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent (as amended by Amendment No. 1 dated as of November 21, 2022, Amendment No. 2 dated as of March 16, 2023, Amendment No. 3 dated as of March 17, 2023, Amendment No. 4 dated as of June 30, 2023, Amendment No. 5 dated as of October 2, 2023, Amendment No. 6 dated as of April 8, 2024 and Amendment No. 7 dated as of July 2, 2024, and as further amended, restated, supplemented or otherwise modified from time to time).

“Chart ERISA Affiliate” means any entity which is considered a single employer with Chart under Section 414 of the Code or Section 4001 of ERISA.

“Chart ESPP” shall mean Chart’s Employee Stock Purchase Plan, as may be amended and restated from time to time.

“Chart Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization, Standing and Power), Section 5.02 (Capital Structure), Section 5.04 (Authority; Execution and Delivery; Enforceability), Section 5.05(a)(i)(A) (No Conflicts; Consents—Organizational Documents), Section 5.08(a) (Absence of Certain Changes and Events—Chart Material Adverse Effect), Section 5.24 (Brokers’ Fees and Expenses), Section 5.25 (Flowserve Agreement) and Section 5.26 (Opinion of Financial Advisor).

“Chart Indentures” means (i) that certain Indenture, dated as of December 22, 2022, by and among Chart, as issuer, the guarantors party thereto from time to time, U.S. Bank Trust Company, National Association, as Trustee, and U.S. Bank Trust Company, National Association, as notes collateral agent, relating to the issuance of 7.500% Senior Secured Notes due 2030 (the “2030 Notes”), as amended, supplemented or otherwise modified from time to time and (ii) that certain Indenture, dated as of December 22, 2022, by and among Chart, as issuer, the guarantors party thereto from time to time, and U.S. Bank Trust Company, National Association, as trustee, relating to the issuance of 9.500% Senior Notes due 2031 (the “2031 Notes”), as amended, supplemented or otherwise modified from time to time.

“Chart Intellectual Property” means all Intellectual Property owned or purported to be owned by Chart or a Chart Subsidiary.

“Chart Leased Real Property” means each real property leased, subleased, licensed or similarly occupied by Chart or a Chart Subsidiary that is greater than 80,000 square feet.

“Chart Material Adverse Effect” means any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Chart and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Chart Material Adverse Effect or be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur: (1) changes in general conditions in the industries in which Chart and its Subsidiaries operate, (2) changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which Chart or any of its Subsidiaries operate, (3) changes after the date of this Agreement in Law or in GAAP or in accounting standards, or in the interpretation or enforcement of the foregoing, (4) the public announcement or existence of or compliance with or performance under this Agreement or the public announcement, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of Chart or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (provided, however, that this clause (4) shall not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement or existence of or compliance with or performance under this Agreement or the public announcement, pendency or consummation of the Transactions), (5) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening thereof, (6) earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters, (7) any epidemic, pandemic or other public health event or worsening thereof, (8) any change in Chart’s credit ratings, (9) any decline in the market price, or change in trading volume, of any securities of Chart, (10) any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position, or (11) the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars; provided, that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (8), (9) and (10) may be deemed to constitute a Chart Material Adverse Effect or be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clauses (1), (2), (3), (5), (7) or (11) may be deemed to constitute a Chart Material Adverse Effect, or be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on Chart and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur).

“Chart Notes” means the 2030 Notes and 2031 Notes.

“Chart Owned Real Property” means each real property owned in fee simple (or its jurisdictional equivalent) by Chart or a Chart Subsidiary that is greater than 200,000 square feet.

“Chart Preferred Stock” means the 6.75% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, of Chart (or depositary shares in respect thereof).

“Chart PSU” means each restricted stock unit with respect to shares of Chart Common Stock granted under any Chart Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Chart Real Property” means Chart Owned Real Property and Chart Leased Real Property.

“Chart Real Property Leases” means the leases, subleases and licenses under which Chart or a Chart Subsidiary leases, subleases or licenses any Chart Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Chart Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case, constituting Chart Intellectual Property as of the date of this Agreement.

“Chart RSU” means each restricted stock unit with respect to shares of Chart Common Stock granted under any Chart Stock Plan or otherwise that is not a Chart PSU.

“Chart Stock Option” means each option to purchase shares of Chart Common Stock granted under any Chart Stock Plan or otherwise.

“Chart Stock Plans” means Chart’s Amended and Restated 2009 Omnibus Equity Plan, Chart’s 2017 Omnibus Equity Plan and Chart’s 2024 Omnibus Equity Plan, each as amended from time to time.

“Chart Subsidiaries” means each of the Subsidiaries of Chart.

“Chart Termination Fee” means $250,000,000.

“Code” means the Internal Revenue Code of 1986.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding Chart and its Subsidiaries or omit to state any material fact regarding Chart and its Subsidiaries necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the financial information are made, not misleading, (ii) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt, equity or equity-linked securities on Form S-3 that would be applicable to such Required Financial Information, (iii) Chart has not stated its intent to, or determined that it must, restate any historical financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, (iv) no independent registered public accounting firm shall have withdrawn any audit report with respect to any financial statements contained in the Required Financial Information and (v) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under the requirements of Regulation S-X under the Securities Act for a registered public offering of debt, equity or equity-linked securities on Form S-3 and are sufficient to permit Chart’s independent registered public accounting firm to issue a customary “comfort” letter to the Financing Sources to the extent requested as part of a Permanent Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt, equity or equity-linked securities on any day on or prior to the Closing Date. For the avoidance of doubt, all incremental costs and expenses incurred by Chart and its Subsidiaries in connection with preparing and/or providing Required Financial Information that is Compliant shall be at Baker Hughes’ sole cost and expense.

“Consent” means any consent, approval, clearance, waiver, Permit or order.

“Contract” means any agreement, arrangement, contract, lease, sublease, license, indenture, note, bond, mortgage, commitment, concession, franchise or other obligation, in each case whether or not written.

“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the Chart Credit Facility as of the anticipated Closing Date.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Baker Hughes and Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC and Morgan Stanley Senior Funding, Inc. (the “Debt Commitment Parties”), as modified, amended, supplemented, restated, assigned, substituted or replaced in compliance with Section 7.07, pursuant to which the financial institutions party thereto have agreed, subject solely to the conditions expressly set forth therein and the terms thereof, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, the repayment or refinancing of Chart’s existing indebtedness, the payment of fees and expenses and the other transactions, in each case contemplated hereby.

“Debt Commitment Parties” has the meaning set forth in the definition of Debt Commitment Letter.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to or as contemplated by the Debt Commitment Letter or any Permanent Financing in lieu thereof incurred for purposes of financing the transactions contemplated hereby.

“Environmental Claim” means any administrative, regulatory or judicial actions, Judgments, demands, liens, Actions or written notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all applicable Laws, Judgments or Permits issued, promulgated or entered into by or with any Governmental Authority, relating to pollution or to the protection of natural resources, endangered or threatened species, the climate, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or human health and safety, including all Laws relating to the production, use or registration of chemicals.

“Equity Interests” means, with respect to any Person, any (i) shares of capital stock and any other voting securities in such Person, (ii) other equity, ownership or voting interests in such Person, (iii) securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, in each case in such Person, (iv) stock appreciation rights, performance shares, “phantom” stock rights and any other rights that (A) give the holder thereof any economic or voting interest of a nature that would accrue to the holders of capital stock in such Person or (B) are linked in any way to the value of such Person, the price of any shares of capital stock or other voting securities in such Person or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities in such Person and (v) options, warrants, calls, subscriptions or other rights (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” means (i) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Baker Hughes or any of its Affiliates (including Chart and its Subsidiaries on or after the Closing), (ii) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes” or “plan of distribution”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (iii) any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments related to the Transactions or any pro forma or projected information or pro forma financial statements, it being understood that Chart shall and shall cause each of its Subsidiaries to use reasonable best efforts to assist Baker Hughes in preparing any pro forma financial statements or other pro forma information pursuant to Section 7.07(f)(i), (iv) risk factors relating to, or any description of, all or any component of the Debt Financing contemplated thereby, (v) projections, or monthly financial statements that are not readily available to Chart without undue effort or expense and are not prepared in the ordinary course of its financial reporting practice and (vi) in addition, solely in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

“Financing Sources” means each lender and each other Person (including each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including any arranger, agent, lender, initial purchaser, underwriter or investor that is a party to any commitment letter, engagement letter, joinder agreement, purchase agreement, indenture, credit agreement or other definitive agreement entered into pursuant thereto or relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Flowserve” means Flowserve Corporation, a New York corporation.

“Foreign Investment Laws” means all applicable foreign investment Laws, foreign subsidiary regulations and all other applicable Laws, in each case that are designed or intended to prohibit, restrict, review or regulate foreign investment or the effects of subsidies granted by Governmental Authorities.

“fraud” means, with respect to any Person, an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, national, state, provincial, local or transnational (in each case whether domestic or foreign) government, court, administrative agency or commission, judicial body or tribunal, arbitrator or arbitration panel, self-regulatory agency (including NYSE or Nasdaq) or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos, per- and poly-fluorinated substances, polychlorinated biphenyls and hazardous or toxic materials and any other material, substance or waste that is regulated or may result in liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, including performance or surety bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees or arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among such Person and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position or the covenants of others; (vii) net cash payment obligations under swaps, options, derivatives or other hedging Contracts that will be payable upon termination thereof (assuming termination on the date of determination); or (viii) letters of credit, bank guarantees or other similar Contracts entered into by or on behalf of such Person to the extent they have been drawn upon.

“Intellectual Property” means any of the following existing under the Laws of the United States or any other jurisdiction: (i) patents (including all reissues, reexaminations, supplemental examinations, substitutions, renewals and extensions thereof) and patent applications (including provisional and non-provisional applications, continuations, divisionals and continuations-in-part); (ii) registered and unregistered trademarks, service marks, trade names and other similar indicia of source or origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with the goodwill symbolized by any of the foregoing; (iii) registered and unregistered copyrights, applications for registration of copyright and other equivalent rights in works of authorship; (iv) internet domain names; (v) trade secrets, know-how and other rights in proprietary information (“Trade Secrets”); (vi) rights in Software; and (vii) all other intellectual property rights recognized by applicable Law.

“IT Systems” means computers, Software, databases, firmware, hardware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation.

“Judgment” means any judgment, order, writ, ruling, determination, injunction, decree, award, stipulation or settlement (in each case whether civil, administrative or criminal) of or with any Governmental Authority.

“Knowledge” means, with respect to any matter in question with respect to Chart, the actual knowledge of the individuals set forth in Section 1.01(a) of the Chart Disclosure Letter.

“Law” means any applicable federal, national, state, provincial, local or transnational (in each case whether domestic or foreign) statute, law (including common law) or ordinance, or rule, code, directive, binding guidance or regulation of any Governmental Authority.

“Legal Restraint” means any Law or Judgment (in each case whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended, enforced or deemed applicable to the Merger or the other Transactions, in each case by any Governmental Authority of competent jurisdiction.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, claim, hypothecation, option, right of first offer or refusal, security interest, lease, license, easement, right-of-way, title retention agreement or other encumbrance of any kind.

“Multiemployer Plan” shall have the meaning in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“Offering Documents” means registration statements, prospectuses, private placement memoranda, offering memoranda, information memoranda, lender and investor presentations and any other marketing materials, offering documents and presentations, in each case issued by Baker Hughes or any of its Subsidiaries.

“Organizational Documents” means (i) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof and (iii) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Permit” means any license, franchise, permit, certificate, approval, authorization or registration from any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) zoning, entitlement and other land use regulations by any Governmental Authority that are not presently violated and do not materially impair, adversely affect or interfere with the use of any property affected thereby; (iv) easements, declarations, covenants, rights-of-way, leases, restrictions and other similar non-monetary encumbrances that do not, and would not reasonably be expected to, materially impair, adversely affect or interfere with the use of any real property affected thereby; (v) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (vi) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (vii) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Data” means any information considered “personally identifiable information,” “personal information,” “personal data” or other comparable term under applicable Privacy Legal Requirements.

“Privacy Legal Requirements” means all applicable (i) Laws concerning the privacy, data protection or security of Personal Data, (ii) the PCI DSS and any other privacy- or data security-related industry standards to which Chart and the Chart Subsidiaries are legally or contractually bound or have publicly represented with which they comply, (iii) obligations under Contracts that relate to the processing of Personal Data and (iv) publicly posted policies of Chart and the Chart Subsidiaries regarding the collection, use, disclosure, transfer, storage, maintenance, retention, disposal, modification, protection or processing of Personal Data.

“Products” means the products or services offered, performed, licensed, sold, distributed or otherwise made commercially available by Chart or any of the Chart Subsidiaries.

“Regulatory Approvals” means those Consents, registrations, declarations, notices, filings or Judgments with, to or of any Governmental Authority (including the fulfillment of any conditions required by such Governmental Authority to be fulfilled prior to the consummation of the Merger in connection with such Consents, registrations, declarations, notices, filings or Judgments), and the expiration or termination of all waiting periods (including any extension thereof and any commitments by the parties not to close before a certain date under a timing agreement provided to any Governmental Authority), in each case in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required Financial Information” means (i) all GAAP audited financial statements, financial data, audit reports and other information regarding Chart and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt, equity or equity-linked securities on a registration statement on Form S-3 under the Securities Act in order for Baker Hughes to consummate the offerings of debt, equity or equity-linked securities (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements, will have been reviewed by Chart’s independent registered public accounting firm as provided in AS Section 4105, Reviews of Interim Financial Information); and (ii) such other pertinent and customary information regarding Chart and its Subsidiaries as may be reasonably requested by Baker Hughes (or the Financing Sources) to the extent that such information is (A) customarily included in Offering Documents or (B) is necessary to receive from Chart’s independent registered public accounting firm (and any other registered public accounting firm to the extent that financial statements audited or reviewed by such registered public accounting firm are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort). Notwithstanding anything to the contrary in this definition, Required Financial Information shall not include any Excluded Information.

“Required Regulatory Approvals” means those Regulatory Approvals set forth in Section 1.01(b) of the Chart Disclosure Letter.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any computer software, including, for the avoidance of doubt, (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, code repositories, development tools, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, including all software implementations of algorithms, models and methodologies for any of the foregoing, in all cases whether in source code, object code or other form, and (ii) all related documentation, including user manuals, programmers’ notes, and training materials, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (ii) voting power to elect at least a majority of the board of directors, board of managers or others performing similar functions with respect to such entity is held, directly or indirectly, by such Person or (iii) more than fifty percent (50%) of any class of shares or capital stock or of the outstanding Equity Interests are owned, directly or indirectly, by such Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed, required to be filed or permitted to be filed with any Governmental Authority with respect to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority, in each case in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.

“Trade Control and Sanctions Regulations” mean the relevant sanctions, import/customs and export control Laws where Chart does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control, the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of the Treasury and the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30) and all applicable import regulations maintained by the Bureau of Alcohol, Tobacco, Firearms, and Explosives, including 27 C.F.R. Parts 447–479 and Part 555.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

SECTION 1.02. Other Defined Terms. The following terms are defined in the Section of this Agreement set forth across from such term below:

Term	Section
Agreement	Preamble
Alternative Financing	Section 7.07(c)
Appraisal Rights	Section 3.03
Baker Hughes	Preamble
Baker Hughes Board	Recitals
Baker Hughes Material Adverse Effect	Section 4.01
Baker Hughes Party or Baker Hughes Parties	Preamble
Baker Hughes Preferred Stock	Section 3.01(d)
Bankruptcy and Equity Exception	Section 4.02
Book-Entry Share	Section 3.01(e)
Borrower	Section 4.06(c)
Canceled Shares	Section 3.01(b)
Certificate	Section 3.01(e)
Certificate of Merger	Section 2.03

Term	Section
Chart	Preamble
Chart Additional Contract	Section 5.16(c)
Chart Adverse Recommendation Change	Section 6.02(c)
Chart Board	Recitals
Chart By-Laws	Section 5.01
Chart Capitalization Date	Section 5.02(a)
Chart Charter	Section 5.01
Chart Disclosure Letter	Article V
Chart Financial Advisor	Section 5.24
Chart Intervening Event	Section 6.02(g)
Chart IT Systems	Section 5.20(a)
Chart Leases	Section 5.17(d)
Chart Material Contract	Section 5.16(a)
Chart Multiemployer Plan	Section 5.10(d)
Chart Notice	Section 6.02(d)
Chart Notice Period	Section 6.02(d)
Chart Properties	Section 5.17(d)
Chart Recommendation	Section 5.04(a)
Chart SEC Documents	Section 5.06(a)
Chart Senior Executive	Section 6.01(b)(iv)
Chart Source Code	Section 5.19(e)
Chart Stockholder Approval	Section 5.04(a)
Chart Stockholders Meeting	Section 5.04(a)
Chart Takeover Proposal	Section 6.02(g)
Chart Takeover Proposal Materials	Section 6.02(e)
Chart Top Customer	Section 5.18(a)
Chart Top Supplier	Section 5.18(a)
Chart Voting Debt	Section 5.02(c)(iv)
Closing	Section 2.02
Closing Date	Section 2.02
Confidentiality Agreement	Section 7.02
Continuing Employee	Section 7.04(a)
Debt Offers	Section 7.14(c)
Definitive Debt Financing Agreements	Section 7.07
DGCL	Recitals
Dissenting Shares	Section 3.03
DTC	Section 3.02(c)(ii)
Effective Time	Section 2.03
Excluded Benefits	Section 7.04(a)
Fee Letter	Section 4.06(a)
Filed Chart SEC Documents	Article V
Financial Information	Section 7.07(f)(i)
Financing Uses	Section 4.06(b)
First Extended Outside Date	Section 9.01(b)(i)
Flowserve Agreement	Section 5.25
Flowserve Termination Amount	Section 7.13
Flowserve Termination Amount Refund	Section 9.03(e)

Term	Section
Indemnified Party	Section 7.06(a)
Initial Outside Date	Section 9.01(b)(i)
Merger Consideration	Section 3.01(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.01(a)
Open Source Software	Section 5.19(e)
Outside Date	Section 9.01(b)(i)
Paying Agent	Section 3.02(a)
Payment Fund	Section 3.02(a)
Payoff Letters	Section 7.14(a)
Permanent Financing	Section 7.07(b)
Plan of Merger	Section 2.03
Prohibited Modification	Section 7.07(b)
Proposed Dissenting Shares	Section 3.03
Proxy Statement	Section 7.01(a)
Representatives	Section 6.02(a)
Restriction	Section 7.03(c)
Second Extended Outside Date	Section 9.01(b)(i)
Secretary of State	Section 2.03
Solvent	Section 4.08
Superior Chart Proposal	Section 6.02(g)
Surviving Company	Recitals
Surviving Company By-Laws	Section 2.05
Surviving Company Certificate of Incorporation	Section 2.05
Takeover Statute	Section 5.04(b)
Transactions	Recitals

SECTION 1.03. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The words “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than for purposes of Section 5.27, the words “made available to Baker Hughes” or “made available to the Baker Hughes Parties” and words of similar import refer to documents (A) posted to the Intralinks virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of Chart prior to 5:00 p.m., New York City time, on July 28, 2025, (B) included in the Filed Chart SEC Documents or (C) if permitted to be “made available” after the date of this Agreement, delivered to a Baker Hughes Party or its Representatives after the date hereof in accordance with the notice procedures set forth in Section 10.02. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, (x) any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and all rules and regulations promulgated thereunder and (y) any Contract referenced herein or in the Chart Disclosure Letter means such Contract as amended, modified, supplemented, restated, amended and restated or replaced from time to time. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States of America. References to a Person are also to its permitted assigns and successors. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

The Merger

SECTION 2.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Chart. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Chart shall continue as the Surviving Company as a wholly owned subsidiary of Baker Hughes.

SECTION 2.02. Closing. The closing (the “Closing”) of the Merger shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the third Business Day following the day on which the last to be satisfied or (to the extent permitted by Law) waived by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) shall have been satisfied or (to the extent permitted by Law) waived in accordance with this Agreement, or at such other place, time and date as shall be agreed in writing between Chart and Baker Hughes. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, Chart and Merger Sub shall, as soon as practicable on the Closing Date, file with the Secretary of State of the State of Delaware (the “Secretary of State”) the certificate of merger (the “Certificate of Merger”) setting forth the plan of merger in respect of the Merger (the “Plan of Merger”) and otherwise in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State or at such later time as Chart and Baker Hughes shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.04. Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Chart and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of Chart and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

SECTION 2.05. Organizational Documents of the Surviving Company. At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Company (the “Surviving Company Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06), except that the name of the Surviving Company shall be “Chart Industries, Inc.”. At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company (the “Surviving Company By-Laws”) until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.06. Directors and Officers of the Surviving Companies. The parties hereto shall take any and all actions necessary so that (i) the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company By-Laws.

ARTICLE III

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 3.01. Effect on Capital Stock of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Chart, the Baker Hughes Parties or the holders of any shares of Chart Capital Stock or Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company and, subject to Section 3.01(d), shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates formerly representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Stock. Each share of Chart Common Stock that is owned by Baker Hughes or any of its wholly owned Subsidiaries or owned by Chart or any of its wholly owned Subsidiaries as treasury stock or otherwise (but excluding, for the avoidance of doubt, any shares of Chart Common Stock held by any Chart Benefit Plan or trust related thereto (other than, for the avoidance of doubt, shares of Chart Common Stock reserved for issuance under any of the Chart Stock Plans)) (collectively, the “Canceled Shares”), in each case, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Chart Common Stock. Subject to Section 3.02, each share of Chart Common Stock issued and outstanding immediately prior to the Effective Time, but excluding Canceled Shares and Dissenting Shares, shall be converted automatically into the right to receive $210.00 per share in cash (the “Merger Consideration”), without interest and subject to any withholding under applicable Tax Law in accordance with Section 3.02(i).

(d) Treatment of Preferred Stock. In the event that Baker Hughes or Chart determines that it is reasonably likely that any shares of Chart Preferred Stock will remain issued and outstanding as of immediately prior to the Effective Time, the parties hereto shall, at the request of Baker Hughes or Chart, take all reasonable steps to appropriately amend the terms of this Agreement, if necessary or advisable, to give effect to treatment of the Chart Preferred Stock in the Merger as the parties mutually agree (which may include, if agreed to by the parties, the issuance of preferred stock of Baker Hughes (“Baker Hughes Preferred Stock”) or causing the Chart Preferred Stock to remain outstanding as preferred stock of the Surviving Company, in each case with such preferred stock having the same rights, privileges and voting powers, and limitations and restrictions thereof, as the shares of Chart Preferred Stock had in respect of Chart at the Effective Time), it being understood that such treatment shall comply with the terms of the Chart Certificate of Designations and that such amendment shall not change the Merger Consideration for holders of Chart Common Stock or otherwise be adverse to the holders of Chart Common Stock.

(e) Chart Capital Stock. At the Effective Time, subject to Section 3.01(d) (if applicable), all such shares of Chart Capital Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such shares of Chart Capital Stock or non-certificated shares of Chart Capital Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article III.

(f) Changes to Stock. If at any time between the date of this Agreement and the Effective Time, any change in the outstanding Chart Capital Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Chart Capital Stock will be converted or exchanged (other than any conversion of Chart Preferred Stock into Chart Common Stock pursuant to the terms of the Chart Charter and the Chart Certificate of Designations)), the Merger Consideration and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to the holders of Chart Capital Stock the same economic effect as contemplated by this Agreement prior to such event; provided, for the avoidance of doubt, that this sentence shall not be construed to permit Chart to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.02. Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Baker Hughes shall designate a U.S. bank or trust company that is reasonably acceptable to Chart to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III. At or prior to the Effective Time, Baker Hughes shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of the shares of Chart Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Chart Common Stock outstanding immediately prior to the Effective Time (other than the Canceled Shares and Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article III (such cash being referred to as the “Payment Fund”). In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 3.01(c), Baker Hughes shall as promptly as reasonably practicable deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Baker Hughes shall cause the Paying Agent to make delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement.

(b) Payment Procedures for Certificates.

(i) As promptly as reasonably practicable after the Effective Time, Baker Hughes shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Certificates (other than Certificates representing a Canceled Share) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 3.02(e)) to the Paying Agent, and which shall be in such form and shall have such other provisions as Baker Hughes may specify subject to Chart’s reasonable approval prior to the Effective Time) and (y) instructions for use in effecting the surrender of the Certificates to the Paying Agent.

(ii) With respect to Certificates, upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 3.02(b), duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the Paying Agent), together with surrender of a Certificate to the Paying Agent (or an affidavit of loss in lieu of a Certificate as provided in Section 3.02(e)), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to be paid in accordance with this Article III, for each share of Chart Capital Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.02(b)(ii), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to be paid in accordance with this Article III.

(iii) With respect to Certificates, if payment of the Merger Consideration to be paid in accordance with this Article III is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, Baker Hughes may cause the Paying Agent to pay the Merger Consideration to such Person only if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(c) Payment Procedures for Book-Entry Shares.

(i) The Persons who were, at the Effective Time, holders of Book-Entry Shares shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration.

(ii) With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Effective Time, Baker Hughes shall cause the Paying Agent to mail to the holder of record of such Book-Entry Shares a check in the amount of the Merger Consideration payable to such holder that such holder has the right to receive pursuant to this Article III, as well as appropriate materials advising the holder of the completion of the Closing.

(iii) With respect to Book-Entry Shares held through DTC, Baker Hughes and Chart shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as reasonably practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration to be paid in accordance with this Article III.

(iv) With respect to Book-Entry Shares, payment of the Merger Consideration to be paid in accordance with this Article III shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Chart as of the Effective Time.

(d) Transfer Books; No Further Ownership Rights. Subject to Section 3.01(d) (if applicable):

(i) The Merger Consideration paid in respect of the Chart Capital Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all ownership rights in such Equity Interests, and at the Effective Time, the transfer books of Chart shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Company of the Equity Interests in Chart that were outstanding immediately prior to the Effective Time.

(ii) From and after the Effective Time, the holders of shares of Chart Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

(iii) Subject to the last sentence of Section 3.02(f), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to Baker Hughes or the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Baker Hughes or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Baker Hughes may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in accordance with this Article III, for each share of Chart Capital Stock formerly represented by such Certificate.

(f) Termination of Payment Fund. At any time following 180 days after the Effective Time, Baker Hughes shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to Baker Hughes for, and Baker Hughes shall remain liable for, payment of their claims for the Merger Consideration that such holder has the right to receive in accordance with this Article III. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Baker Hughes or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund as directed by Baker Hughes. Any interest and other income resulting from such investments shall be paid to Baker Hughes.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration to be paid in accordance with this Article III, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Baker Hughes and the Paying Agent (without duplication) shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 3.03. Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Chart Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Canceled Shares) and that are held by holders of such shares of Chart Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such shares, as applicable (the “Dissenting Shares”), pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood and acknowledged that such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 3.01(c). “Proposed Dissenting Shares” means shares of Chart Common Stock whose holders provide demands for appraisal to Chart prior to the Chart Stockholders Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the Appraisal Rights and as provided in the first sentence of this Section 3.03. Chart shall give Baker Hughes (i) notice and copies of any demands received by Chart for appraisals of shares of Chart Common Stock and (ii) the reasonable opportunity to direct all negotiations and proceedings with respect to such demands. Chart shall not, except with the prior written consent of Baker Hughes, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

ARTICLE IV

Representations and Warranties of Baker Hughes

Baker Hughes hereby represents and warrants to Chart that the statements contained in this Article IV are true and correct.

SECTION 4.01. Organization, Standing and Power. Each Baker Hughes Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair or materially delay the ability of Baker Hughes or any Baker Hughes Party to consummate the Transactions or the Debt Financing (a “Baker Hughes Material Adverse Effect”). Each Baker Hughes Party (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of the Baker Hughes Parties has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject, in the case of the Merger, to the approval of this Agreement by the sole stockholder of Merger Sub (which approval shall occur as soon as reasonably practicable following the execution of this Agreement). The Baker Hughes Board has unanimously adopted resolutions (i) determining this Agreement, the Merger and the other Transactions advisable and in the best interests of Baker Hughes and its shareholders and (ii) approving this Agreement, the Merger and the other Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Merger Sub has adopted resolutions (A) determining that this Agreement, the Merger and the other Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, (B) adopting this Agreement and approving the Merger and (C) recommending that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger and submitting this Agreement to the sole stockholder of Merger Sub for approval and adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except solely in the case of the Merger, for the approval of this Agreement and the Merger by the sole stockholder of Merger Sub, no other corporate or limited liability company proceedings (other than obtaining the approvals and making the filings contemplated by Section 4.03(b)(ii)) on the part of the Baker Hughes Parties are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other Transactions. This Agreement has been duly executed and delivered by the Baker Hughes Parties and, assuming the due authorization, execution and delivery by Chart, constitutes a valid and binding agreement of the Baker Hughes Parties, enforceable against each Baker Hughes Party in accordance with its terms, in each case except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

SECTION 4.03. No Conflicts; Consents. (a) The execution and delivery by each Baker Hughes Party of this Agreement does not, and the performance by each Baker Hughes Party of its obligations hereunder and the consummation of the Merger and the other Transactions and the Debt Financing will not, (i) conflict with, or result in any violation of any provision of, the certificate of incorporation and by-laws of Baker Hughes or Merger Sub, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of a Baker Hughes Party under, any provision of any Contract to which a Baker Hughes Party is a party or by which any of their respective properties or assets is bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.03(b), any Judgment or any Law, in each case applicable to a Baker Hughes Party or any Baker Hughes Subsidiary or their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to a Baker Hughes Party in connection with the execution and delivery of this Agreement by the Baker Hughes Parties or their performance of their obligations hereunder or the consummation by the Baker Hughes Parties of the Merger and the other Transactions, other than (i) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Baker Hughes and Chart, or their respective Subsidiaries, are qualified to do business, (iii) such filings with and approvals of Nasdaq as may be required to permit the consummation of the Merger and the listing of the shares of Baker Hughes Preferred Stock, if applicable, and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by the Baker Hughes Parties for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first distributed to Chart’s stockholders or at the time of the Chart Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

SECTION 4.05. Investigations; Litigation. As of the date hereof, there is no Judgment outstanding against or, to the knowledge of Baker Hughes, investigation by any Governmental Authority involving Baker Hughes or any Baker Hughes Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Baker Hughes Material Adverse Effect. There are no Actions pending or, to the knowledge of Baker Hughes, threatened against Baker Hughes or any Baker Hughes Subsidiary, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

SECTION 4.06. Financing.

(a) Baker Hughes has delivered to Chart a true and complete copy of the executed Debt Commitment Letter pursuant to which, and subject to the terms and conditions thereof, such Financing Sources have agreed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement and the related fees and expenses. Baker Hughes has also delivered to Chart a copy of any fee letter with any Debt Commitment Party (redacted in a customary manner to mask only the fees payable to the Debt Commitment Parties in respect of the Debt Financing, the rates and amounts included in the “market flex” provisions and other economic terms that would not (i) reasonably be expected to adversely affect the availability of the Debt Financing or to reduce the amount thereof to be less than the amount required to comply with the representation in Section 4.06(b) relating to the Debt Commitment Letter, (ii) impose any new condition or otherwise amend, modify or expand any conditions precedent to the funding of the Debt Financing or (iii) delay or prevent the Closing Date (any such fee letter, a “Fee Letter”).

(b) Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate net proceeds from the Debt Financing, when funded in accordance with the Debt Commitment Letter, together with all other sources of cash available to the Baker Hughes Parties on the Closing Date, will be sufficient for the payment of all of the obligations of the Baker Hughes Parties under this Agreement and the Debt Commitment Letter, including the payment of the Merger Consideration, and all costs and expenses of the transactions contemplated hereby payable by the Baker Hughes Parties in connection with the transactions contemplated by this Agreement or refinancing of indebtedness contemplated by the Debt Commitment Letter (collectively, the “Financing Uses”).

(c) As of the date of this Agreement, the Debt Commitment Letter and the Fee Letters are in full force and effect and have not been withdrawn, terminated or rescinded, or amended, restated or otherwise modified or waived in any respect. The Debt Commitment Letter and the Fee Letters are each a legal, valid and binding obligation of Baker Hughes and Baker Hughes Holdings LLC (the “Borrower”) and, to the knowledge of Baker Hughes, each of the other parties thereto, enforceable against Baker Hughes and, to the knowledge of Baker Hughes, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount (or any portion) of the Debt Financing at or prior to the Closing, other than as expressly set forth in the Debt Commitment Letter as in effect on the date hereof. As of the date of this Agreement, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, constitutes, or could constitute, a breach, default or failure to satisfy a condition under the Debt Commitment Letter by or on the part of Baker Hughes or Borrower or, to Baker Hughes’s knowledge, any other party to the Debt Commitment Letter under the Debt Commitment Letter. As of the date of this Agreement, other than the Fee Letters, there are no side letters or other agreements, Contracts, arrangements or understandings of any kind (written or oral) directly or indirectly related to the Debt Financing or the Debt Commitment Letter. Baker Hughes and Borrower have fully paid all commitment fees and other fees required to be paid on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, Baker Hughes is not, and has no reason to be, aware of any fact, event or other occurrence that makes any of the representations or warranties in the Debt Commitment Letter inaccurate in any respect. As of the date of this Agreement, no Person that is a party to the Debt Commitment Letter has notified Baker Hughes (or any of its Affiliates or Representatives) of its intention to terminate any of its obligations under the Debt Commitment Letter or to not provide the Debt Financing.

(d) As of the date of this Agreement, assuming the conditions precedent set forth in Section 8.01 and Section 8.02 are satisfied (other than those that by their nature are to be satisfied at the Closing), Baker Hughes has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Commitment Letter will not be satisfied on or prior to the Closing Date or that the full amount of the Debt Financing required to satisfy the Financing Uses will not be made available to Baker Hughes and Borrower on the Closing Date.

(e) Baker Hughes expressly understands and acknowledges that (i) obtaining the Debt Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Baker Hughes’s obligations hereunder are not conditioned in any manner upon Baker Hughes obtaining the Debt Financing or any Alternative Financing.

SECTION 4.07. No Vote of Baker Hughes Stockholders. No vote of the stockholders of Baker Hughes or the holders of any other securities of Baker Hughes or any of its Affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Baker Hughes or the applicable rules of any exchange on which securities of Baker Hughes or any of its Affiliates are traded, in order for Baker Hughes to consummate the Merger and the other Transactions. The vote or consent of Baker Hughes or one of its wholly owned Subsidiaries, as the sole stockholder of Merger Sub, is the only vote or consent of any holders of any securities of Merger Sub necessary to approve this Agreement and the Merger.

SECTION 4.08. Solvency. Baker Hughes is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Baker Hughes or any of its Subsidiaries. Each of Baker Hughes and the Surviving Company will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the sum of the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.09. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC, Centerview Partners LLC and Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Baker Hughes, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Baker Hughes.

SECTION 4.10. Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock are, and at the Effective Time will be, owned, directly or indirectly, by Baker Hughes, and there are no other Equity Interests of Merger Sub.

SECTION 4.11. No Other Representations or Warranties. (a) Except for the representations and warranties expressly contained in Article V (as qualified by the Chart Disclosure Letter) or in a certificate delivered by Chart pursuant to this Agreement, each of the Baker Hughes Parties acknowledges and agrees that none of Chart or any other Person on behalf of Chart is making or has made any other express or implied representation or warranty with respect to (i) Chart or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to the Baker Hughes Parties or their Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to the Baker Hughes Parties or their Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article V (as qualified by the Chart Disclosure Letter) or in a certificate delivered by Chart pursuant to this Agreement, each of the Baker Hughes Parties acknowledges and agrees that, in connection with the Transactions, neither Chart nor any other Person will have or be subject to any liability or obligation to the Baker Hughes Parties or any of their Affiliates or Representatives resulting from the distribution or failure to distribute to the Baker Hughes Parties or their Affiliates or their Representatives, or the use by such Persons of, any such information made available to the Baker Hughes Parties or their Affiliates or their Representatives or any other Person on behalf of such Persons in any format in connection with the Transactions.

(b) Each of the Baker Hughes Parties acknowledges and agrees that (i) none of the Baker Hughes Parties or their Affiliates or Representatives or any other Person on behalf of such Persons is relying on any representation or warranty of Chart or any of its Affiliates or Representatives except for the representations and warranties expressly contained in Article V (as qualified by the Chart Disclosure Letter) or in a certificate delivered by Chart pursuant to this Agreement, and all such other representations and warranties are expressly disclaimed by Chart and (ii) no Person has been authorized by Chart or any of its Affiliates or Representatives to make any representation or warranty relating to Chart or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by the Baker Hughes Parties or their Affiliates or Representatives or any other Person on their behalf.

ARTICLE V

Representations and Warranties of Chart

Chart hereby represents and warrants to the Baker Hughes Parties that the statements contained in this Article V are true and correct except as set forth in (a) the publicly available Chart SEC Documents filed on or after January 1, 2023 and at least one Business Day prior to the date of this Agreement (the “Filed Chart SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein, and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Chart to Baker Hughes at or before the time of entering into this Agreement (the “Chart Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Chart Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify, (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection).

SECTION 5.01. Organization, Standing and Power. Chart and each Chart Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Chart Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Chart and each of the Chart Subsidiaries (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Prior to the date of this Agreement, Chart has made available to Baker Hughes true and complete copies of the amended and restated certificate of incorporation of Chart in effect as of the date of this Agreement (as may be further amended from time to time, the “Chart Charter”) and the amended and restated by-laws of Chart in effect as of the date of this Agreement (as may be further amended from time to time, the “Chart By-Laws”).

SECTION 5.02. Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of Chart consists of 150,000,000 shares of Chart Common Stock and 10,000,000 shares of preferred stock, par value $0.01. At the close of business on July 25, 2025 (the “Chart Capitalization Date”), (i) 45,706,188 shares of Chart Common Stock were issued and 44,945,406 shares of Chart Common Stock were outstanding, (ii) 402,500 shares of Chart Preferred Stock were issued and outstanding, (iii) 3,405,955 shares of Chart Common Stock were reserved and available for issuance upon conversion of Chart Preferred Stock, (iv) 775,232 shares of Chart Common Stock were reserved for issuance under Chart Stock Plans, (v) 365,629 shares of Chart Common Stock were issuable upon the exercise of outstanding Chart Stock Options (whether or not presently exercisable), (vi) 156,979 shares of Chart Common Stock were subject to Chart RSUs and (vii) 97,663 and 232,787 shares of

Chart Common Stock were subject to Chart PSUs (at target and maximum performance levels, respectively). Except as set forth in this Section 5.02, at the close of business on the Chart Capitalization Date, no Equity Interests of Chart were authorized, issued, reserved for issuance or outstanding.

(b) From the close of business on the Chart Capitalization Date to the date of this Agreement, there have been no issuances by Chart of any Equity Interest of Chart, other than the issuance of Chart Common Stock upon the exercise of Chart Stock Options or upon the vesting and settlement of Chart RSUs or Chart PSUs, in each case outstanding at the close of business on the Chart Capitalization Date and in accordance with their respective terms and Chart Benefit Plans in effect at such time. All outstanding shares of Chart Capital Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Chart Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Chart Charter, Chart By-Laws or any Contract to which Chart is subject or party to or otherwise bound.

(c) Except as set forth in this Section 5.02, as of the date of this Agreement, there are no:

(i) preemptive or other outstanding rights that obligate Chart to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Chart, any Equity Interests of Chart (except for Chart Stock Options, Chart RSUs or Chart PSUs, in each case in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii) outstanding obligations of Chart to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Chart, except for (A) the acquisition by Chart of shares of Chart Common Stock in connection with the surrender of shares of Chart Common Stock by holders of Chart Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Chart Common Stock to satisfy Tax obligations with respect to Chart Stock Options, Chart RSUs or Chart PSUs and (C) the acquisition by Chart of Chart Stock Options, Chart RSUs or Chart PSUs in connection with the forfeiture of such awards, in the case of each of clauses (A)-(C) in accordance with the terms and conditions of the applicable award agreements or Chart Benefit Plans in effect as of the date of this Agreement;

(iii) Contracts, to which Chart is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Chart or with respect to the election, designation or nomination of any director of Chart;

(iv) bonds, debentures, notes or other Indebtedness of Chart the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Chart may vote (collectively, “Chart Voting Debt”); or

(v) “poison pill” or other similar equityholder rights plan in effect to which Chart is subject or party to or otherwise bound.

SECTION 5.03. Chart Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Chart Subsidiary: (i) have been duly authorized, validly issued, fully paid and nonassessable; and (ii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Chart or any of the Chart Subsidiaries are, or, to the Knowledge of Chart, a shareholder of such Subsidiary is, subject, party to or otherwise bound.

SECTION 5.04. Authority; Execution and Delivery; Enforceability. (a) Chart has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject, in the case of the Merger, to the receipt of Chart Stockholder Approval. The Chart Board has unanimously adopted resolutions (i) determining this Agreement, the Merger and the other Transactions are advisable, fair to, and in the best interests of, Chart and its stockholders, (ii) adopting this Agreement and approving the Merger and (iii) recommending that Chart’s stockholders approve this Agreement and the Merger (the “Chart Recommendation”) and directing that this Agreement and the Merger be submitted to Chart’s stockholders for adoption and approval at a duly held meeting of such stockholders for such purpose (the “Chart Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the shares of Chart Common Stock (the “Chart Stockholder Approval”), no other corporate proceedings (other than obtaining the approvals and making the filings contemplated by Section 5.05(b)(iii)) on the part of Chart are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other Transactions. This Agreement has been duly executed and delivered by Chart and, assuming the due authorization, execution and delivery by the Baker Hughes Parties, constitutes a valid and binding agreement of Chart, enforceable against it in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.

(b) Assuming the accuracy of the representations made in Section 4.02, the Chart Board has taken all necessary actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) is applicable to the Transactions.

SECTION 5.05. No Conflicts; Consents. (a) The execution and delivery by Chart of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other Transactions will not, (i) assuming that the Chart Stockholder Approval is obtained, conflict with, or result in any violation of any provision of, (A) the Chart Charter or Chart By-Laws or (B) the comparable charter or Organizational Documents of any Chart Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Chart or any Chart Subsidiary under, any provision of any Chart Material Contract to which Chart or any Chart Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 5.05(b), any Judgment or any Law, in each case applicable to Chart or any Chart Subsidiary or their respective properties or assets (assuming that Chart Stockholder Approval is obtained), other than, in the case of the foregoing clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect or would not be reasonably expected to prevent or materially impair the ability of Chart to consummate the Transactions.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Chart or any Chart Subsidiary in connection with the execution and delivery of this Agreement by Chart or its performance of its obligations hereunder or the consummation by Chart of the Merger and the other Transactions, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of the Certificate of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Baker Hughes and Chart, or their respective Subsidiaries, are qualified to do business, (iv) such filings with and approvals of Nasdaq as may be required to permit the consummation of the Merger and the listing of the shares of Baker Hughes Preferred Stock, if applicable, and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect or would not be reasonably expected to prevent or materially impair the ability of Chart to consummate the Transactions.

SECTION 5.06. SEC Documents. (a) Chart has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2023 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Proxy Statement, as it may be amended or supplemented), in each case as may be amended or supplemented, the “Chart SEC Documents”).

(b) Each Chart SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Chart SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Chart SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(c) Chart is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(d) Chart maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Chart in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Chart’s filings with the SEC under the Exchange Act. Chart maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Chart has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Chart’s auditors and the audit committee of the Chart Board (i) any “significant deficiencies” or “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Chart’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Chart’s internal controls over financial reporting.

(e) Each of the consolidated balance sheets included in or incorporated by reference into Chart SEC Documents (including the related notes and schedules) fairly presents or, in the case of Chart SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of Chart and the Chart Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, comprehensive income, equity and cash flows included in or incorporated by reference into Chart SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Chart SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Chart and the Chart Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) Neither Chart nor any of the Chart Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of Chart or any of the Chart Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, require the public listing of such Indebtedness, debt securities or rights or the maintenance by Chart or any of the Chart Subsidiaries of registration under the Exchange Act.

SECTION 5.07. Information Supplied. None of the information supplied or to be supplied by Chart for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first distributed to Chart’s stockholders or at the time of the Chart Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Chart with respect to statements made or incorporated by reference therein based on information supplied by a Baker Hughes Party for inclusion or incorporation by reference therein.

SECTION 5.08. Absence of Certain Changes or Events. (a) From March 31, 2025 to the date of this Agreement, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Chart Material Adverse Effect.

(b) From March 31, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Chart and the Chart Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c) From March 31, 2025 to the date of this Agreement, Chart and the Chart Subsidiaries have not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Baker Hughes under, any of the covenants set forth in clauses (i)(A), (iv)(A)(1), (vi), (vii), (viii), (ix) and (xvi) of Section 6.01(b).

SECTION 5.09. Taxes. (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(i) Chart and each Chart Subsidiary (A) have duly and timely (with extension) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return) and (C) have withheld and paid over to the appropriate taxing authority all Taxes that Chart or any Chart Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party;

(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Chart or any Chart Subsidiary that has not been either fully paid or adequately reserved against in the balance sheets included in the Filed Chart SEC Documents;

(iii) neither Chart nor any Chart Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension in the ordinary course of business or any such extension for a period of no longer than six months;

(iv) there are no pending or, to the Knowledge of Chart, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Chart or any Chart Subsidiary;

(v) none of Chart or any Chart Subsidiary is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes or agreements exclusively between or among Chart and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Chart or any of its wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or transferee or successor liability;

(vi) there are no Liens for Taxes upon any property or assets of Chart or any Chart Subsidiary, except for Permitted Liens; and

(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Chart or any Chart Subsidiary has not filed a Tax Return that Chart or the applicable Chart Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Neither Chart nor any Chart Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) Within the past two years, neither Chart nor any Chart Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

SECTION 5.10. Benefits Matters. (a) Section 5.10(a) of the Chart Disclosure Letter sets forth a list of each material Chart Benefit Plan (except for Chart Benefit Plans that are filed publicly with the SEC). Chart has made available to Baker Hughes prior to the execution of this Agreement with respect to each material Chart Benefit Plan (except for Chart Benefit Plans that are publicly filed with the SEC), to the extent applicable: (1) all plan documents and all amendments thereto, (2) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) and (3) the most recent determination letter received from the IRS with respect thereto.

(b) All Chart Benefit Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any liability that is material to Chart or any Chart Subsidiary, taken as a whole.

(c) Each Chart Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Chart, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each Chart Benefit Plan that is intended to qualify for special tax treatment under the Laws of jurisdictions outside of the United States meets all the requirements for such treatment, except as, individually or in the aggregate, has not had and would not have a Chart Material Adverse Effect.

(d) Each Multiemployer Plan maintained, sponsored or contributed to, or required to be contributed to, by Chart or any Chart ERISA Affiliate (a “Chart Multiemployer Plan”), as of the date of this Agreement, is listed in Section 5.10(d) of the Chart Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been made available to Baker Hughes prior to the date of this Agreement. With respect to any Chart Multiemployer Plan, (i) neither Chart nor any Chart ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect and (ii) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not reasonably be expected to have a Chart Material Adverse Effect.

(e) All contributions required to be made by Chart or any Chart Subsidiary under each Chart Benefit Plan and each Chart Multiemployer Plan have been timely made and all obligations in respect of each Chart Benefit Plan and Chart Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Chart SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(f) There is no pending or, to the Knowledge of Chart, threatened litigation relating to Chart Benefit Plans, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(g) Neither Chart nor any Chart Subsidiary has any obligations for material retiree health or life benefits under any of the Chart Benefit Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(h) Except as set forth in Section 5.10(h) of the Chart Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions will (whether alone or in connection with any other event) (i) result in any material compensatory payment or benefit becoming due, or increase the amount of any such material payment or benefit, to any current or former director, officer, employee, consultant or other service provider of Chart or any Chart Subsidiary; (ii) result in the acceleration of the time of material payment, funding, forgiveness of debt or vesting of any material payment or benefit to any current or former director, officer, employee, consultant or other service provider of Chart or any Chart Subsidiary; (iii) limit Chart’s or any Chart Subsidiary’s right to amend, modify or terminate any Chart Benefit Plan or related trust; or (iv) result in the payment of any amount by Chart or any Chart Subsidiary, in each case that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any current or former director, employee, consultant or other service provider of Chart or any Chart Subsidiary under Section 4999 of the Code.

(i) Neither Chart nor any Chart Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code.

SECTION 5.11. Labor Matters. (a) Since January 1, 2023 and as of the date hereof, except as would not result in any material liability to Chart and any Chart Subsidiary, taken as a whole, neither Chart nor any Chart Subsidiary (i) has been the subject of any Action asserting that Chart or any Chart Subsidiary has committed an unfair labor practice or seeking to compel Chart or any Chart Subsidiary to bargain with any labor union or labor organization or (ii) has been subject to or threatened with any labor strikes, walkouts, work stoppages, slow-downs or lockouts.

(b) Chart is, and has been since January 1, 2023, in compliance with all applicable Laws and Judgments governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, harassment, civil rights, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

SECTION 5.12. Litigation; Undisclosed Liabilities. (a) There is no, and since January 1, 2023, there has been no, Judgment outstanding against or, to the Knowledge of Chart, investigation by any Governmental Authority involving Chart or any Chart Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Chart Material Adverse Effect. There are no Actions pending or, to the Knowledge of Chart, threatened against Chart or any of the Chart Subsidiaries, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(b) There are no obligations or liabilities of Chart or any of the Chart Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Chart as of March 31, 2025 and the notes thereto set forth in Chart’s quarterly report on Form 10-Q for the quarterly period ending March 31, 2025; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2025; (iii) liabilities or obligations arising out of this Agreement, the Merger or the other Transactions (and which do not arise out of a breach by Chart of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(c) There is no, and since January 1, 2023, there have been no, internal investigations conducted by the Chart Board (or any committee thereof), any compliance officer of Chart or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

SECTION 5.13. Compliance with Applicable Laws; Permits. (a) Except in each case for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect, (i) Chart and the Chart Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable Laws and Judgments, and (ii) there is no, and since January 1, 2023, there has been no, Action pending or, to the Knowledge of Chart, threatened alleging that Chart or a Chart Subsidiary is not in compliance with any applicable Law or Judgment.

(b) Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, (i) Chart and the Chart Subsidiaries hold all valid Permits necessary to conduct their respective businesses, (ii) the operation of the business of Chart and each of the Chart Subsidiaries as currently conducted is not, and has not been since January 1, 2023, in violation of, nor are Chart or any of the Chart Subsidiaries in default or violation under, any Permits and, to the Knowledge of Chart, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit and (iii) all Permits necessary to conduct the respective businesses of Chart and the Chart Subsidiaries are in full force and effect.

SECTION 5.14. Anti-Corruption; Sanctions; Anti-Money Laundering. (a) Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, Chart, the Chart Subsidiaries and, to the Knowledge of Chart, their respective officers, directors, employees and agents are in compliance with, and since January 1, 2021, have complied with: (i) the provisions of the FCPA applicable to Chart, the Chart Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Chart and the Chart Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Chart or any Chart Subsidiary. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, since January 1, 2023, to the Knowledge of Chart, none of Chart, the Chart Subsidiaries or their respective officers, directors, employees and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (ii) of the preceding sentence.

(b) Chart and the Chart Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Chart and the Chart Subsidiaries operate.

(c) Neither Chart nor any Chart Subsidiary, nor, to the Knowledge of Chart, any director, manager or employee of Chart or any Chart Subsidiary (in his or her capacity as a director, manager or employee of Chart or any Chart Subsidiary), is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Chart, threatened Actions, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Chart or any Chart Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(d) (i) Without limiting the generality of the foregoing, Chart and each of the Chart Subsidiaries is in compliance in all material respects with, and since January 1, 2021, has complied in all material respects with, Trade Control and Sanctions Regulations, except for such non- compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Chart and the Chart

Subsidiaries also (A) have instituted and maintain policies and procedures designed to ensure compliance with the Trade Control and Sanctions Regulations in each jurisdiction in which Chart and the Chart Subsidiaries operate or are otherwise subject to jurisdiction and (B) have maintained such policies and procedures in force.

(ii) Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, neither Chart nor any Chart Subsidiary, nor, to the Knowledge of Chart, any director, manager or employee of Chart or any Chart Subsidiary (in his or her capacity as a director, manager or employee of Chart or any Chart Subsidiary), (A) is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Chart, threatened Actions, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Chart or any Chart Subsidiary relating to the Trade Control and Sanctions Regulations, or (B) makes, or since January 1, 2021, has made, any sales to, or engages, or since January 1, 2021, has engaged, in business activities with or for the benefit of, any Persons or jurisdictions that are the subject or target of any Trade Control and Sanctions Regulations, in each case under this clause (B), in violation thereof.

SECTION 5.15. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Chart and the Chart Subsidiaries are and, since January 1, 2023, have been, in compliance with all Environmental Laws, and neither Chart nor any Chart Subsidiary has received any unresolved or outstanding (i) written communication from a Governmental Authority or other Person that alleges that Chart or any Chart Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) Chart and the Chart Subsidiaries have obtained, and since January 1, 2023, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective operations as currently conducted and all such Permits are valid and in full force and effect and, to the Knowledge of Chart, will not be subject to modification or revocation as a result of the Transactions;

(c) there are no Environmental Claims pending or, to the Knowledge of Chart, threatened against Chart or any Chart Subsidiary;

(d) there is no legally binding order by or with any Governmental Authority pursuant to Environmental Law under which Chart or any Chart Subsidiary has any outstanding obligations;

(e) there has been no Release of, or exposure to, any Hazardous Material, and, to the Knowledge of Chart, there have been no other environmental, health and safety incidents, that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of, Chart or any Chart Subsidiary; and

(f) neither Chart nor any Chart Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of, Chart or any Chart Subsidiary.

SECTION 5.16. Contracts. (a) Section 5.16 of the Chart Disclosure Letter sets forth a list as of the date of this Agreement of each Chart Material Contract. For purposes of this Agreement, “Chart Material Contract” means any of the following Contracts (including amendments, supplements and side letters thereto) to which either Chart or any Chart Subsidiary is a party or by which Chart or any Chart Subsidiary is otherwise bound, other than Contracts only among Chart and its wholly owned Subsidiaries, that:

(i) is required to be filed by Chart as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been filed;

(ii) (x)(A) is with a Chart Top Customer or Chart Top Supplier or (B) material to the business of Chart and the Chart Subsidiaries, taken as a whole, and (y) provides that Chart or any of its Affiliates will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract;

(iii) (x)(A) is with a Chart Top Customer or Chart Top Supplier or (B) material to the business of Chart and the Chart Subsidiaries, taken as a whole, and (y) restricts or purports to limit in any material respect either the type of business in which Chart or its Affiliates may engage or the manner or locations in which any of them may so engage in any business;

(iv) (x)(A) is with a Chart Top Customer or Chart Top Supplier or (B) material to the business of Chart and the Chart Subsidiaries, taken as a whole, and (y) requires Chart or its Affiliates to deal exclusively with any Person or group of related Persons and is reasonably likely to provide for annual revenues or expenses of $20,000,000 or more;

(v) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case material to Chart and the Chart Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by Chart or any wholly owned Chart Subsidiary;

(vi) is a Chart Real Property Lease;

(vii) (x) is with a Chart Top Customer or Chart Top Supplier and (y) pursuant to which Chart or any Chart Subsidiary grants or is granted a license or a covenant not to sue or consent to use, in each case, relating to any Intellectual Property that is material to Chart and the Chart Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for off-the-shelf software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available and (C) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(viii) provides for Indebtedness of Chart or any Chart Subsidiary having an outstanding or committed amount in excess of $10,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Chart and any of its wholly owned Subsidiaries;

(ix) contains a put, call or similar right pursuant to which Chart or any Chart Subsidiary would be required to purchase or sell, as applicable, any Equity Interests of any Person or assets of any Person at a fair market value that would reasonably be expected to exceed $5,000,000;

(x) is with any Governmental Authority that is a Chart Top Customer; and

(xi) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case (A) with any outstanding material obligations, including any material indemnification obligations or any outstanding material “earn-out” payments, that exceed $5,000,000 or (B) which occurred in the two years prior to the date hereof at a purchase or sale price that exceeds or would reasonably be expected to exceed $5,000,000.

(b) True and complete copies of each Chart Material Contract have been made available to Baker Hughes prior to the date of this Agreement.

(c) Each of the Chart Material Contracts, and each Contract entered into after the date hereof that would have been a Chart Material Contract if entered into prior to the date hereof (each, a “Chart Additional Contract”) is (or if entered into after the date hereof, will be), subject to the Bankruptcy and Equity Exception, valid and binding on Chart or any of the Chart Subsidiaries, as the case may be and, to the Knowledge of Chart, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect. Neither Chart nor any of the Chart Subsidiaries nor, to the Knowledge of Chart, any other party is in breach of or in default under any Chart Material Contract or Chart Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, as of the date of this Agreement, neither Chart nor any of the Chart Subsidiaries has received written notice alleging a breach of or default under any Chart Material Contract or of an intent to terminate or materially amend the terms and conditions of such Chart Material Contract.

SECTION 5.17. Real and Personal Properties. (a) Section 5.17(a) of the Chart Disclosure Letter sets forth a list, as of the date of this Agreement, of the street address of each Chart Owned Real Property. Chart or a Chart Subsidiary, as applicable, has good and marketable title to each Chart Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Chart and the Chart Subsidiaries.

(b) Section 5.17(b) of the Chart Disclosure Letter sets forth a list, as of the date of this Agreement, of the street address of each Chart Leased Real Property, together with a description of the underlying Chart Real Property Lease. Chart or a Chart Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Chart Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Chart and the Chart Subsidiaries. With respect to each Chart Real Property Lease, (i) such Chart Real Property Lease is valid, in full force and effect, and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) none of Chart, the applicable Chart Subsidiary or, to the Knowledge of Chart, any other party to such Chart Real Property Lease is in default or breach thereunder, and (iii) no event or circumstance has occurred that, with or without notice, lapse of time or both, would result in a breach of, or constitute an event of default under the provisions of, such Chart Real Property Lease or result in a termination thereof, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(c) Chart or a Chart Subsidiary, as applicable, is in exclusive possession of each Chart Real Property and no third party has a right to use or occupy all or any portion of any Chart Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. With respect to the Chart Owned Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Chart Owned Real Property, (ii) none of the Chart Owned Real Property is presently subject to any mortgage or deed of trust and (iii) there are no existing, pending or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Chart Owned Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. With respect to the Chart Leased Real Property, to the Knowledge of Chart, there are no existing, pending or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion thereof, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(d) Chart and each Chart Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Chart Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Chart and each Chart Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Chart Properties (the “Chart Leases”), and all Chart Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(e) Notwithstanding the foregoing, this Section 5.17 does not relate to Intellectual Property matters, which are the subject of Section 5.19.

SECTION 5.18. Customers and Suppliers. (a) Section 5.18 of the Chart Disclosure Letter sets forth a list of (i) the top twenty customers of Chart and the Chart Subsidiaries, taken as a whole, measured by bookings made by such customer during the fiscal year ended December 31, 2024 (each, a “Chart Top Customer”) and (ii) the top twenty suppliers, manufacturers or service providers of Chart and the Chart Subsidiaries, taken as a whole (other than any wholly owned Chart Subsidiary), measured by aggregate payments made by Chart or any Chart Subsidiary during the fiscal year ended December 31, 2024 (each, a “Chart Top Supplier”).

(b) Since December 31, 2024 through the date of this Agreement, neither Chart nor any of the Chart Subsidiaries has received, from any Chart Top Customer or Chart Top Supplier, written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Chart Top Customer’s or Chart Top Supplier’s relationship with Chart or any Chart Subsidiary or (ii) indicating a material breach of the terms of any Contracts with such Chart Top Customer or Chart Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

SECTION 5.19. Intellectual Property. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Chart or a Chart Subsidiary, as applicable, solely owns all right, title and interest in and to Chart Registered Intellectual Property free and clear of all Liens other than Permitted Liens; and (y) Chart Registered Intellectual Property is subsisting and, to the Knowledge of Chart, valid and enforceable.

(b) Chart and the Chart Subsidiaries own or have valid licenses or rights to use all Intellectual Property used in the operation of the businesses of Chart and each of the Chart Subsidiaries as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of shareholder approval of this Agreement or the consummation of the Transactions.

(c) Neither Chart nor any of the Chart Subsidiaries has, since January 1, 2023, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Chart Intellectual Property, or (ii) received any written claim from any Person alleging that Chart or any Chart Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Chart, no claims are threatened against Chart or any Chart Subsidiary alleging that Chart or any Chart Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person. To the Knowledge of Chart, (i) neither Chart nor any of the Chart Subsidiaries has, since January 1, 2023, infringed, misappropriated or otherwise violated the Intellectual Property of any Person and (ii) no Person has, since January 1, 2023, infringed, misappropriated or otherwise violated any Chart Intellectual Property.

(d) Chart and the Chart Subsidiaries use commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in Chart Intellectual Property, and neither Chart nor any of the Chart Subsidiaries has disclosed, delivered or licensed any Trade Secrets included in Chart Intellectual Property to any third party, other than subject to nondisclosure or confidentiality obligations, which have not been violated by Chart or any Chart Subsidiary or, to the Knowledge of Chart, any other party thereto.

(e) Chart and the Chart Subsidiaries do not incorporate or dynamically link any Software that is licensed, distributed or made available under the terms of any license that is recognized as an “open-source software license” by the Open Source Initiative (“Open Source Software”) into the Products or Software owned by Chart or any Chart Subsidiary in a manner that (i) requires the disclosure or delivery to any Person of source code owned by Chart or any Chart Subsidiary that embodies Chart Intellectual Property or any of the Products (collectively, “Chart Source Code”), (ii) requires derivative works based on Chart Source Code to be made publicly available under the same license, (iii) allows for reverse engineering, reverse assembly or disassembly of software that incorporates or is dynamically linked to Chart Source Code, or (iv) prohibits or limits the receipt of consideration in connection with sublicensing or distributing software that incorporates or is dynamically linked to Chart Source Code. Chart and the Chart Subsidiaries are in sole possession of Chart Source Code, except for any Open Source Software.

(f) Any current or former employee or independent contractor of Chart and each Chart Subsidiary who, either alone or with others, has created, developed or invented any Chart Intellectual Property has entered into a written agreement with Chart or such Chart Subsidiary, as applicable, that assigns such Chart Intellectual Property to Chart or such Chart Subsidiary, as applicable, or Chart or such Chart Subsidiary is the owner of such Chart Intellectual Property by operation of law. No current or former employee or independent contractor of Chart or any Chart Subsidiary has any ownership rights in or to any Chart Intellectual Property.

SECTION 5.20. IT Systems. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Chart and the Chart Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Products and the IT Systems used in connection with the operation of the business of Chart and each of the Chart Subsidiaries as currently conducted (the “Chart IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to such Products and Chart IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Chart’s Knowledge, since January 1, 2023, (i) there has been no unauthorized access to or unauthorized use of the Products or Chart IT Systems and (ii) such Products and Chart IT Systems have not malfunctioned or failed; in either case that has not been resolved to the reasonable satisfaction of Chart or the Chart Subsidiaries.

(b) The Products and Chart IT Systems operate and perform in accordance with their documentation and functional specifications. To the Knowledge of Chart, none of the Products or Chart IT Systems currently contain any virus, “trojan horse,” worm or other code, software routine or instructions designed and intended to permit unauthorized access to or to disable, erase or otherwise harm the Products, Chart IT Systems or Personal Data collected, used, or held for use by Chart or any Chart Subsidiary.

SECTION 5.21. Data Security and Privacy. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Since January 1, 2023, (i) Chart and the Chart Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Chart nor any of the Chart Subsidiaries has (A) been subject to any Action regarding its collection, storage, transfer, maintenance or use of any Personal Data and there are no such Actions pending or, to the Knowledge of Chart, threatened related to any alleged non-compliance with any applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, Personal Data.

(b) The consummation and performance of this Agreement and the other transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any constraint on the use of Personal Data for the operation of the business of Chart and each of the Chart Subsidiaries as currently operated following the Closing.

SECTION 5.22. Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Chart SEC Documents or (ii) any Chart Benefit Plans, as of the date of this Agreement, there are no Contracts between Chart or any Chart Subsidiary, on the one hand, and any (x) present executive officer or director of Chart, (y) Person that, to the Knowledge of Chart, is the record or beneficial owner of more than 5% of the shares of Chart Common Stock as of the date of this Agreement or (z) to the Knowledge of Chart, any affiliate of any such executive officer, director or owner (other than Chart or any Chart Subsidiary), on the other hand.

SECTION 5.23. Insurance. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, (a) each insurance policy of Chart or any Chart Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Chart nor any of the Chart Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Chart or any of the Chart Subsidiaries pending under any such policies that (i) to the Knowledge of Chart, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid would constitute a Chart Material Adverse Effect.

SECTION 5.24. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC (the “Chart Financial Advisor”), the fees and expenses of which will be paid by Chart, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Chart. Prior to the execution of this Agreement, Chart has furnished to Baker Hughes true and complete copies of all Contracts, including any engagement letters, between or among Chart and the Chart Financial Advisor relating to the Transactions.

SECTION 5.25. Flowserve Agreement. Prior to the execution of this Agreement, the Agreement and Plan of Merger, dated as of June 3, 2025, by and among Chart, Big Sur Merger Sub, Inc., Napa Merger Sub LLC and Flowserve (the “Flowserve Agreement”), was terminated in accordance with its terms. There were not any amendments or modifications to the Flowserve Agreement prior to its termination. As of the date of this Agreement, Chart has not received written notice from Flowserve of any breach of the Flowserve Agreement.

SECTION 5.26. Opinion of Financial Advisor. The Chart Board has received an opinion from the Chart Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Chart Common Stock. Promptly after the execution of this Agreement, Chart will furnish to Baker Hughes, solely for informational purposes, a true and complete copy of the written opinion of the Chart Financial Advisor, it being expressly understood and agreed that such opinion is for the benefit of the Chart Board only and may not be relied upon by the Baker Hughes Parties or any other Person.

SECTION 5.27. No Other Representations or Warranties. (a) Except for the representations and warranties expressly contained in Article IV or in a certificate delivered by Baker Hughes pursuant to this Agreement, Chart acknowledges and agrees that none of the Baker Hughes Parties or any other Person on behalf of the Baker Hughes Parties is making or has made any other express or implied representation or warranty with respect to (i) the Baker Hughes Parties or any of their Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Chart or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Chart or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV or in a certificate delivered by Baker Hughes pursuant to this Agreement, Chart acknowledges and agrees that, in connection with the Transactions, none of the Baker Hughes Parties or any other Person will have or be subject to any liability or obligation to Chart or any of its Affiliates or Representatives resulting from the distribution or failure to distribute to Chart or its Affiliates or their Representatives, or the use by such Persons of, any such information made available to Chart or its Affiliates or their Representatives or any other Person on behalf of such Persons in any format in connection with the Transactions.

(b) Chart acknowledges and agrees that (i) neither Chart nor any of its Affiliates or Representatives or any other Person on behalf of such Persons is relying on any representation or warranty of the Baker Hughes Parties or any of their Affiliates or Representatives except for the representations and warranties expressly contained in Article IV or in a certificate delivered by Baker Hughes pursuant to this Agreement, and all such other representations and warranties are expressly disclaimed by the Baker Hughes Parties and (ii) no Person has been authorized by the Baker Hughes Parties or any of their Affiliates or Representatives to make any representation or warranty relating to the Baker Hughes Parties or any of their Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Chart or its Affiliates or Representatives or any other Person on their behalf.

ARTICLE VI

Covenants Relating to Conduct of Business

SECTION 6.01. Conduct of Business.

(a) [Reserved.]

(b) Conduct of Business by Chart. Except for (x) matters set forth in Section 6.01(b) of the Chart Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Baker Hughes (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Chart shall, and shall cause each Chart Subsidiary to, (1) conduct its business in the ordinary course in all material respects and (2) use commercially reasonable efforts to (A) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees, (B) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, and (C) maintain in effect all of its material Permits; provided that no action by Chart or any Chart Subsidiary with respect to matters specifically addressed by clauses (b)(i) through (b)(xix) of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(b) of the Chart Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment, or with the prior written consent of Baker Hughes (which shall not be unreasonably withheld, conditioned or delayed), Chart shall not, and shall not permit any Chart Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned Chart Subsidiary to Chart or any other wholly owned Chart Subsidiary, except for regular quarterly dividends on Chart Preferred Stock paid pursuant to the Chart Certificate of Designations as described on Section 6.01(b)(i)(A) of the Chart Disclosure Letter, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Chart or any Chart Subsidiary, other than (1) the acquisition by Chart of shares of Chart Common Stock in connection with the surrender of shares of Chart Common Stock by holders of Chart Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Chart Common Stock to satisfy Tax obligations with respect to the exercise of Chart Stock Options and the vesting and settlement of Chart RSUs and Chart PSUs and (3) the acquisition by Chart of Chart Stock Options, Chart RSUs and Chart PSUs in connection with the forfeiture of such awards, in the case of each of the foregoing clauses (1) - (3), in accordance with the terms and conditions of the Chart Benefit Plans and the applicable award agreements in effect as of the date of this Agreement or as otherwise permitted by this Agreement;

(ii) (A) amend the Chart Charter, the Chart Certificate of Designations or the Chart By-Laws or (B) amend in any material respect the charter or Organizational Documents of any Chart Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any Equity Interests of Chart or any Chart Subsidiary (other than the issuance of Chart Common Stock (I) upon the exercise of Chart Stock Options or the vesting and settlement of Chart RSUs or Chart PSUs or other awards pursuant to the Chart Stock Plans, in each case outstanding at the close of business on the date of this Agreement, and as required by any Chart Benefit Plan as in effect as of the date of this Agreement, (II) in connection with mandatory conversion of the Chart Preferred Stock pursuant to the terms of the Chart Preferred Stock or (III) as otherwise expressly permitted by this Agreement) or (B) any Chart Voting Debt;

(iv) except as required by any Chart Benefit Plan as in effect as of the date of this Agreement, and subject to Section 6.01(b) of the Chart Disclosure Letter, (A)(1) grant to any executive officer of Chart (each, a “Chart Senior Executive”) any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or independent contractor of Chart or any Chart Subsidiary who is not a Chart Senior Executive any increase in compensation or other benefits, except, in the case of this clause (2), in the ordinary course of business consistent with past practice, (B) take any action to accelerate the vesting or payment of compensation or benefits under any Chart Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Chart Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (E) hire any individual who would become a Chart Senior Executive (other than hiring to replace a departed employee if such hired employee receives substantially similar terms of employment as the departed employee) or (F) establish, adopt, amend or terminate any material Chart Benefit Plan or amend the terms of any outstanding equity-based awards;

(v) in each case other than in the ordinary course of business, enter into, amend or terminate any collective bargaining agreement or other Contract with a labor union, collective bargaining unit, works council or other labor organization;

(vi) make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP (or interpretation thereof) after the date of this Agreement;

(vii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials and inventory in the ordinary course of business consistent with past practice, (B) short-term investments of cash in marketable securities in the ordinary course of business and (C) if the aggregate amount of the consideration paid or transferred by Chart and the Chart Subsidiaries in connection with such transaction is less than $5,000,000 individually or $10,000,000 in the aggregate (or, if the Merger is not consummated on or before the Initial Outside Date, $20,000,000 in the aggregate), except, in the case of each of the foregoing clauses (A)-(C), to the extent that such action would or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the other Transactions (taking into account, among other things, the impact of such acquisition on the ability to obtain Regulatory Approvals prior to the Outside Date);

(viii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice and excluding Intellectual Property, which is the subject of Section 6.01(b)(xvi)), or any interests therein, with a fair market value in excess of $5,000,000 individually or $10,000,000 in the aggregate (or, if the Merger is not consummated on or before the Initial Outside Date, $20,000,000 in the aggregate), except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(b)(ix);

(ix) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except for (A) borrowings under the Chart Credit Facility in accordance with the terms thereof and in the ordinary course of business consistent with past practice; (B) in replacement of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within the twelve-month period following such incurrence of the replacement Indebtedness (1) on prevailing market terms or on terms substantially consistent with or more beneficial to Chart and the Chart Subsidiaries, taken as a whole, than the Indebtedness being replaced and (2) prepayable or redeemable at any time at the option of Chart (or the applicable Chart Subsidiary), subject to customary notice requirements, without premium or penalty; (C) among Chart and its wholly owned Chart Subsidiaries entered into in the ordinary course of business; (D) commercial paper issued in the ordinary course of business; (E) letters of credit or performance bonds entered into in connection with customer orders in the ordinary course of business; and (F) hedging in compliance with the hedging strategy of Chart as of the date of this Agreement in the ordinary course of business consistent with past practice and not for speculative purposes;

(x) forgive any loans to directors, officers, employees or other service providers of Chart or any Chart Subsidiary;

(xi) make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 107.5% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(b)(xi) of the Chart Disclosure Letter (in respect of either 2025 or 2026);

(xii) in each case other than in the ordinary course of business or as expressly permitted by any other clause of this Section 6.01(b), enter into any Contract that would have been a Chart Material Contract had it been entered into prior to this Agreement, or amend, waive any material rights under or terminate any Chart Material Contract, to the extent consummation of the Merger or compliance by Chart or any Chart Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the material properties or assets of Chart or any Chart Subsidiary under, or require Baker Hughes, Chart or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any material increased, additional, accelerated or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xiii) enter into, amend, waive any material rights under, or terminate any Chart Material Contract or Chart Additional Contract other than (A) in the ordinary course of business consistent with past practice or (B) as expressly permitted by any other clause of this Section 6.01(b); provided that, other than in respect of renewals of such Contract in the ordinary course of business consistent with past practice, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Section 5.16(a)(ii), Section 5.16(a)(iii), Section 5.16(a)(iv) or Section 5.16(a)(vi);

(xiv) waive, release, assign, settle or compromise any Action, in each case other than (A) in the ordinary course of business and (B) waivers, releases, assignments, settlements or compromises that do not create material obligations of Chart or any of the Chart Subsidiaries, or, following the Closing, Baker Hughes or any of the Baker Hughes Subsidiaries, other than the payment of monetary damages (1) equal to or less than the amounts reserved with respect thereto on the Filed Chart SEC Documents or (2) not in excess of $2,500,000 individually and $5,000,000 in the aggregate (or, if the Merger is not consummated on or before the Initial Outside Date, $10,000,000 in the aggregate);

(xv) cancel any material Indebtedness of a third party to Chart or any Chart Subsidiary or waive any claims or rights of substantial value, in each case other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(b)(xiv);

(xvi) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Chart Intellectual Property, other than disposal of obsolete assets, or (B) abandon, fail to renew, maintain or pursue application for any material Chart Intellectual Property, except, in the case of each of (A) and (B), in the ordinary course of business;

(xvii) (A) make or change any material Tax election, (B) adopt or change any material method of Tax accounting or change any Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) enter into, amend or terminate an advance pricing agreement with a Governmental Authority;

(xviii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate, other than (A) transactions of the type contemplated by Section 6.01(b)(vii) or Section 6.01(b)(viii) which are permitted thereby, (B) mergers or consolidations of a Chart Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Chart Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the other Transactions; or

(xix) agree, resolve or commit to do any of the foregoing actions.

(c) Control of Operations. Notwithstanding the foregoing, nothing contained in this Agreement shall give Baker Hughes or Chart, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

SECTION 6.02. No Solicitation by Chart; Chart Recommendation. (a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time, Chart shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly:

(i) initiate, induce, solicit, facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Chart Takeover Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to any Chart Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Chart Takeover Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Chart Takeover Proposal);

(iii) furnish any information to any Person in connection with any Chart Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Chart Takeover Proposal; or

(iv) otherwise cooperate in any way with any Person (whether or not a Person making a Chart Takeover Proposal) with respect to any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal.

Chart shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) Notwithstanding the foregoing, at any time prior to obtaining the Chart Stockholder Approval, in response to a written Chart Takeover Proposal made after the date of this Agreement that the Chart Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a Superior Chart Proposal, and which Chart Takeover Proposal did not result from a breach of Section 6.02(a), Chart and its Representatives at the request of Chart may, subject to compliance with Section 6.02(e):

(i) contact and engage in discussions with such Person or group of Persons making such Chart Takeover Proposal (and its or their Representatives) to clarify the terms and conditions thereof or to notify such Person or group of Persons (or its or their Representatives) of the provisions of this Section 6.02;

(ii) furnish information with respect to Chart and the Chart Subsidiaries to the Person or group of Persons making such Chart Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Baker Hughes or is provided to Baker Hughes prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive of such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (i) need not include any “standstill” or similar obligations, but only to the extent that Baker Hughes is, concurrently with the entry by Chart or the Chart Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement, (ii) shall not prohibit Chart from complying with this Section 6.02 or contain terms that would restrict in any manner Chart’s ability to consummate the Merger or the other Transactions and (iii) shall not include any provision providing for an exclusive right to negotiate with Chart prior to the valid termination of this Agreement); provided, however, that if the Person or group of Persons making such Chart Takeover Proposal is a competitor of Chart or any Chart Subsidiary, Chart shall not furnish to such Person or group of Persons, in connection with any actions permitted by this Section 6.02(b), any information that in the good-faith determination of Chart constitutes commercially sensitive non-public information, other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on Chart from sharing such information; and

(iii) participate in discussions regarding the terms of such Chart Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Chart Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.02(a) and this Section 6.02(b) by any Affiliates of Chart or any of its or their Representatives shall constitute a breach of Section 6.02(a) and this Section 6.02(b) by Chart.

(c) Except as set forth below, neither the Chart Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Baker Hughes), or propose publicly to withdraw (or qualify or modify in any manner adverse to Baker Hughes), or otherwise make any statement inconsistent with, the Chart Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Chart Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Chart Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Chart) within ten Business Days after the commencement of such tender offer or exchange offer (any action in the foregoing clause (i) being referred to as a “Chart Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Chart or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.02(b)(ii)) constituting or related to a Chart Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Chart Stockholder Approval, but not after, the Chart Board may, subject to compliance with the terms of this Section 6.02 (including Section 6.02(d)), make a Chart Adverse Recommendation Change in response to (A) a Chart Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.02(a) (and has not then been withdrawn), or cause Chart to terminate this Agreement pursuant to Section 9.01(f) in order to substantially concurrently enter into a definitive agreement with respect to such Chart Takeover Proposal, if the Chart Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Chart Takeover Proposal constitutes a Superior Chart Proposal or (B) a Chart Intervening Event, in the case of the foregoing clause (A) or (B), if the Chart Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(d) The Chart Board and any committee thereof shall not, and shall cause Chart not to, make a Chart Adverse Recommendation Change pursuant to Section 6.02(c) or cause Chart to terminate this Agreement pursuant to Section 9.01(f) unless (i) Chart first delivers to Baker Hughes a written notice (a “Chart Notice”) (which notice itself shall not constitute a Chart Adverse Recommendation Change) advising Baker Hughes that the Chart Board intends to take such action and specifying the reasons therefor, including (x) in the case of a Superior Chart Proposal, the terms and conditions of such Superior Chart Proposal, the identity of the Person or group of Persons making such Superior Chart Proposal and copies of any Chart Takeover Proposal Materials in respect of such Superior Chart Proposal, or (y) in the case of a proposed Chart Adverse Recommendation Change in response to a Chart Intervening Event, a description of such Chart Intervening Event in reasonable detail, (ii) to the extent Baker Hughes wishes to negotiate, Chart makes itself available to negotiate with, and causes its Representatives to make themselves available to negotiate with, Baker Hughes in good faith during the four Business Days following receipt by Baker Hughes of the Chart Notice (the “Chart Notice Period”) in order to enable Baker Hughes to propose revisions to the terms of this Agreement or the Transactions so that the failure to make such a Chart Adverse Recommendation Change or to terminate this Agreement to enter into a definitive agreement with respect to such Superior Chart Proposal would no longer be inconsistent with the fiduciary duties of the Chart Board under applicable Law and (iii) following the Chart Notice Period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Baker Hughes, the Chart Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Chart Adverse Recommendation Change in connection with a Chart Takeover Proposal, (1) such Chart Takeover Proposal continues to constitute a Superior Chart Proposal and (2) the failure to make a Chart Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Chart Takeover Proposal that was previously the subject of the Chart Notice shall require a new Chart Notice pursuant to clause (i) of this provision) or (B) in the case of a Chart Adverse Recommendation Change in response to a Chart Intervening Event, (1) such Chart Intervening Event remains in effect and (2) the failure to make a Chart Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Chart Intervening Event that were previously the subject of the Chart Notice shall require a new Chart Notice pursuant to clause (i) of this provision).

(e) In addition to the obligations of Chart set forth above, Chart shall promptly, and in any event within twenty-four hours of the receipt thereof by Chart, any of its Affiliates or any of their respective Representatives (or within forty-eight hours of such receipt by any external Representatives), advise Baker Hughes orally and in writing of any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal, the material terms and conditions of any such Chart Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Chart Takeover Proposal and provide to Baker Hughes copies of any Chart Takeover Proposal Materials. Chart shall (i) keep Baker Hughes informed in all material respects and on a current basis of the status and details (including any change to the terms thereof) of any Chart Takeover Proposal and (ii) provide to Baker Hughes as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Chart or any Chart Subsidiary, on the one hand, and the Person or group of Persons making any such Chart Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Chart Takeover Proposal (such correspondence and other written materials, “Chart Takeover Proposal Materials”).

(f) Nothing contained in this Section 6.02 shall prohibit Chart from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to the stockholders of Chart pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Chart or the Chart Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.02(c).

(g) For purposes of this Agreement:

“Chart Intervening Event” means any material event or development or material change in circumstances with respect to Chart and the Chart Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Chart Board (or any member thereof) as of, or prior to, the date hereof and (ii) does not involve or relate to the receipt, existence or terms of any Chart Takeover Proposal (or any proposal or inquiry that would reasonably be expected to lead to a Chart Takeover Proposal or direct and indirect consequence thereof); provided that (x) in no event shall any action that is taken by Baker Hughes to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Chart Intervening Event and (y) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Chart, any Chart Subsidiary, Baker Hughes or any Baker Hughes Subsidiary or the fact that, in and of itself, Chart or any Chart Subsidiary exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Chart Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Chart Intervening Event has occurred.

“Chart Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Baker Hughes or any of the Baker Hughes Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Chart and the Chart Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Chart Board or any duly authorized committee thereof), or of assets to which 20% or more of Chart’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Chart Subsidiaries owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of Chart (or options, rights or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Baker Hughes or any of the Baker Hughes Subsidiaries) beneficially owning 20% or more of any class of Equity Interests of Chart or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Chart pursuant to which any Person or group of Persons (or their equityholders) (other than Baker Hughes or any of the Baker Hughes Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Chart and the Chart Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Chart Board or any duly authorized committee thereof), or assets to which 20% or more of Chart’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of Chart or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Chart or the resulting direct or indirect parent of Chart or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Chart Takeover Proposal.

“Superior Chart Proposal” means a bona fide written Chart Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.02(a), that would result in any Person or group of

Persons (or their equityholders) (other than Baker Hughes or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Chart and the Chart Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Chart, that the Chart Board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Chart from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.02(d) and the time likely to be required to consummate such Chart Takeover Proposal)).

ARTICLE VII

Additional Agreements

SECTION 7.01. Preparation of the Proxy Statement; Chart Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, Chart shall prepare and cause to be filed with the SEC a preliminary proxy statement to be sent to the stockholders of Chart relating to the Chart Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Chart shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and shall use reasonable best efforts to respond to any comments by the SEC staff in respect of the preliminary Proxy Statement as promptly as reasonably practicable after the receipt thereof, and shall cause the definitive Proxy Statement to be mailed to Chart’s stockholders as promptly as practicable following the time the Proxy Statement is cleared by the SEC for mailing to Chart’s stockholders. Baker Hughes shall furnish such information concerning itself and its Affiliates to Chart, and provide such other assistance, as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, requested by the SEC or its staff or as Chart may reasonably request. Chart shall promptly notify Baker Hughes upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall provide Baker Hughes with copies of all correspondence between Chart or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Merger or the other Transactions. Chart shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or distributing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, Chart (A) shall provide Baker Hughes with a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall include in such document or response all comments reasonably proposed by Baker Hughes and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of Baker Hughes, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by Chart that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to Baker Hughes or its business, financial condition or results of operations, or the combined entity. Each of Chart and Baker Hughes shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Baker Hughes or any Baker Hughes Subsidiary, or any change occurs with respect to other information supplied by Baker Hughes for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement,

Baker Hughes shall promptly notify Chart of such event, and Chart and Baker Hughes shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law or Judgment, in disseminating the information contained in such amendment or supplement to the stockholders of Chart. Nothing in this Section 7.01(b) shall limit the obligations of any party under Section 7.01(a).

(c) If prior to the Effective Time, any event occurs with respect to Chart or any Chart Subsidiary, or any change occurs with respect to other information supplied by Chart for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Chart shall promptly notify Baker Hughes of such event, and Chart and Baker Hughes shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law or Judgment, in disseminating the information contained in such amendment or supplement to the stockholders of Chart. Nothing in this Section 7.01(c) shall limit the obligations of any party under Section 7.01(a).

(d) Chart shall, in accordance with this Agreement, applicable Law and the Chart Charter and Chart By-Laws, convene and hold the Chart Stockholders Meeting as soon as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Chart Stockholder Approval. Without the prior written consent of Baker Hughes, the Chart Stockholders Meeting shall be for the sole purpose of seeking the Chart Stockholder Approval. Chart shall solicit the Chart Stockholder Approval and, subject to Section 6.02(c), shall, through the Chart Board, recommend to its stockholders that they give the Chart Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Chart Board shall have made a Chart Adverse Recommendation Change as permitted by Section 6.02(c). Except as expressly contemplated by the immediately preceding sentence, Chart agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Chart of any Chart Takeover Proposal or by the making of any Chart Adverse Recommendation Change by the Chart Board. Notwithstanding the foregoing provisions of this Section 7.01(d), Chart may, after consultation with Baker Hughes, adjourn, recess or postpone the Chart Stockholders Meeting (i) if it is necessary to postpone or adjourn the Chart Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Chart within a reasonable amount of time in advance of the Chart Stockholders Meeting, (ii) if as of the time for which the Chart Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Chart Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Chart Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Chart Stockholder Approval (including at the request of Baker Hughes in connection with the foregoing); provided that, without the prior written consent of Baker Hughes (such consent not to be unreasonably withheld, conditioned or delayed), the Chart Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Chart Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment and, provided, further, that the Chart Stockholders Meeting shall not be postponed or adjourned to a date on or after three (3) Business Days prior to the Outside Date.

(e) For the avoidance of doubt, notwithstanding any Chart Adverse Recommendation Change, Chart shall submit this Agreement to its stockholders for approval at the Chart Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Chart Stockholders Meeting.

(f) Immediately following the execution and delivery of this Agreement by each of the parties hereto, Baker Hughes shall execute as sole stockholder of Merger Sub, or cause the sole stockholder of Merger Sub to execute, a written consent approving this Agreement and the Plan of Merger, the Merger and the other Transactions in accordance with the relevant provisions of the DGCL.

SECTION 7.02. Access to Information; Confidentiality. Subject to applicable Law and Judgment, Chart shall, and shall cause each Chart Subsidiary to, afford to Baker Hughes and to Baker Hughes’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the Effective Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.02, to any Chart Takeover Proposal) and, during such period, Chart shall, and shall cause each of the Chart Subsidiaries to, furnish promptly to Baker Hughes (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Baker Hughes may reasonably request; provided, however, that Chart may withhold any document or information the disclosure of which would cause a violation of any Contract or Law to which Chart or such Chart Subsidiary is a party or subject (provided that, in the case of any such Contract, Chart shall use its reasonable best efforts to obtain the required consent of the applicable counterparty to such access or disclosure) or the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that Chart shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by Chart pursuant to the proviso to the preceding sentence, Chart shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform Baker Hughes as to the general nature of what is being withheld and use commercially reasonable efforts to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Baker Hughes, including by implementing appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection (such as the arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided), if the parties hereto determine that doing so would reasonably permit the disclosure of such information without violating applicable Law, Judgment or confidentiality agreement or jeopardizing such privilege. All information exchanged pursuant to this Section 7.02 shall be subject to the amended and restated confidentiality agreement dated July 18, 2025 between Chart and Baker Hughes, as amended from time to time in accordance with its terms (the “Confidentiality Agreement”).

SECTION 7.03. Filings; Other Actions; Notification. (a) Chart and Baker Hughes shall, subject to Section 6.02 and Section 7.03(c), cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Judgments to consummate and make effective the Merger and (to the extent contemplated to occur by the Outside Date) the other Transactions prior to the Outside Date, including by preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed in connection with the Required Regulatory Approvals) and to obtain prior to the Outside Date all Consents, authorizations and Regulatory Approvals necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Merger or any of the other Transactions (in each case, as mutually agreed by the parties, taking into account the advice of antitrust counsel of each party). In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03 (but subject to Section 7.03(c)), each of the parties hereto shall use its reasonable best efforts to resolve prior to the Outside Date such objections, if any, as may be asserted by any Governmental Authority in connection with any Antitrust Law or any Foreign Investment Law with respect to the Transactions and effect the dissolution of any Legal Restraint in any Action, that would otherwise have the effect of preventing the consummation of the Transactions (including by defending any lawsuits or other legal proceedings by Governmental Authorities, whether judicial or administrative, challenging this Agreement or the Transactions). Baker Hughes shall pay all filing fees related to Regulatory Approvals.

(b) Subject to applicable Laws relating to the exchange of information, each of Baker Hughes and Chart shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Baker Hughes or Chart, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Merger and the other Transactions. To the extent permitted by applicable Law and Judgment, each party shall provide the other with copies of all substantive written correspondence between it (or its advisors) and any Governmental Authority relating to the Merger and the other Transactions and, to the extent reasonably practicable and permitted by Law and the applicable Governmental Authority, all telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Baker Hughes and Chart. Baker Hughes and Chart shall coordinate with respect to Antitrust Laws and Foreign Investment Laws and with respect to the appropriate course of action with respect to obtaining the Regulatory Approvals necessary or appropriate to consummate the Merger and (to the extent contemplated to occur by the Outside Date) the other Transactions prior to the Outside Date. In furtherance of the foregoing and to the extent permitted by applicable Law and Judgment, (A) each party shall notify the other of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 7.03 sufficiently far in advance to permit the other party a reasonable opportunity to review and comment on such submission, (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) such party shall promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, (D) each party shall consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto and (E) each party shall not agree to participate in any substantive meeting or discussion with any such Governmental Authority unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein; provided that materials furnished pursuant to this Section 7.03 may be redacted as necessary to address reasonable attorney-client or other privilege concerns, to remove references concerning the valuation of either Baker Hughes or Chart, or as necessary to avoid disclosure of competitively sensitive information; provided further that competitively sensitive information shall be provided to the other party’s outside antitrust counsel without redaction (who shall not share such competitively sensitive information with their clients or any other Person). Baker Hughes shall, in each case after reasonable consultation with Chart, control, lead, develop and direct, and make all final determinations as to the timing and appropriate course of action with respect to, (i) all communications and strategy for making filings under and obtaining any Regulatory Approvals with respect to Antitrust Laws or Foreign Investment Laws and for dealing with any Governmental Authority with respect to all Antitrust Laws or Foreign Investment Laws, and (ii) the defense strategy for dealing with any Actions challenging (or threatening to challenge), and any Legal Restraints preventing (or threatening to prevent), this Agreement or the consummation of the Transactions. Chart and Baker Hughes shall not, and shall cause their respective Affiliates not to, (A) commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under, or enter into a timing agreement with respect to, any Antitrust Law or any Foreign Investment Law or (B) pull and refile any filing made under the HSR Act, in the case of each of the foregoing clauses (A) and (B) without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Without limiting the generality of the foregoing, but subject to the remainder of this Section 7.03(c), Baker Hughes shall (and shall cause its Affiliates to) use reasonable best efforts to take any and all steps necessary or prudently advisable to avoid or eliminate any impediment under any Antitrust Law and Foreign Investment Law so as to enable the parties hereto to consummate the Closing and avoid any Action by any Governmental Authority which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date, including proposing, negotiating, committing to, agreeing to, and accepting, by consent decree, hold separate orders, or otherwise, (i) any prohibition of or limitation on its or their ownership of any portion of their respective businesses or assets, (ii) any requirement to divest, hold separate, sell, license or otherwise dispose of any portion of its or their respective businesses or assets, (iii) any requirement to terminate, amend or replace any of its or their respective existing relationships or contractual rights and obligations, including any venture or other arrangement, (iv) any prohibition of or limitation on its or their ability to acquire or hold or exercise full rights of ownership of any capital stock of any of the Baker Hughes Subsidiaries, Chart or the Surviving Company, or their respective Subsidiaries, (v) creating any relationship, contractual rights or obligations of Baker Hughes, its Affiliates, Chart or Chart’s Subsidiaries or (vi) any other limitation on its or their ability to, or the manner in which they, operate, conduct or exercise decision-making over their respective businesses, assets or operations as may be requested or required by any Governmental Authority, in each case, to permit the consummation of the Closing prior to the Outside Date (any such action or limitation described in clauses (i) through (vi), a “Restriction”); provided that, notwithstanding the foregoing, nothing in this Section 7.03(c) or any other provision of this Agreement shall require Baker Hughes or any of the Baker Hughes Subsidiaries to (and neither Chart nor any of the Chart Subsidiaries shall, or shall offer or agree to, do any of the following without Baker Hughes’s prior written consent): (i) divest, hold separate, sell, license or otherwise dispose of any businesses (or portions thereof) or assets (A) of Baker Hughes or its Affiliates or (B) that would reasonably be expected, individually or in the aggregate, to result in a loss of aggregate revenues of Baker Hughes and the Baker Hughes Subsidiaries following the Merger (including Chart and its Subsidiaries) representing more than five percent (5%) of the aggregate annual revenues of Chart and its Subsidiaries, taken as a whole, in each case as measured by reference to the twelve (12) months ended December 31, 2024, or (ii) propose, negotiate, commit to, agree to or accept any other Restriction that, individually or in the aggregate with all other Restrictions, would reasonably be expected to have a material and adverse impact on the business of either Baker Hughes or Chart (with materiality in either case being measured based on a business the size of Chart and its Subsidiaries) or the anticipated benefits to Baker Hughes of the Transactions. If a Governmental Authority of competent jurisdiction with respect to the Required Regulatory Approvals commences a judicial or administrative proceeding under any Antitrust Law or Foreign Investment Law challenging, or seeking to restrain or prohibit, the consummation of the Merger, (A) each of the parties hereto shall use their respective reasonable best efforts to contest, defend and/or appeal such proceeding on the merits, (B) Baker Hughes shall be entitled to direct and control the defense and settlement of such proceeding and will consult with Chart in good faith in connection therewith, and (C) Chart shall cooperate with, and provide such assistance as may be reasonably requested by, Baker Hughes in connection with the defense and settlement of such proceeding. In addition, notwithstanding anything to the contrary in this Agreement, neither Baker Hughes nor Chart shall be required to, in connection with obtaining any Consents hereunder, propose, negotiate, agree to, commit to, accept or make, or cause to be proposed, negotiated, agreed to, committed to, accepted or made, the taking of any action or imposition of any Restriction, the effectiveness or consummation of which is not conditional upon the occurrence of the Closing. For the avoidance of doubt, no Restriction shall in any way reduce the Merger Consideration or any other consideration required to be paid under this Agreement.

(d) Chart and Baker Hughes each shall, upon written request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be required or reasonably requested in connection with any statement, filing, notice or application necessary or advisable to be made by or on behalf of Baker Hughes, Chart or any of their respective Subsidiaries to any third party or any Governmental Authority in order to consummate the Merger or any of the other Transactions.

(e) Chart and Baker Hughes each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Chart or Baker Hughes, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Authority with respect to the Merger and the other Transactions, other than immaterial communications.

(f) Baker Hughes and Chart shall not, and shall not permit any Baker Hughes Subsidiary or Chart Subsidiary, as applicable, to enter into a definitive agreement after the date of this Agreement providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period under the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Transactions.

SECTION 7.04. Employee Matters. (a) Baker Hughes agrees that each employee of Chart and each Chart Subsidiary who continues to remain employed with Baker Hughes and its Subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (or, if sooner, until the date of termination of employment), be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided to such Continuing Employee immediately prior to the Effective Time; provided that Baker Hughes may adjust performance targets or metrics under its annual bonus plans, programs or arrangements in the ordinary course in accordance with the terms of such plans, programs, and arrangements, (iii) severance policies that are no less favorable than the severance policies provided to such Continuing Employee immediately prior to the Effective Time (which shall be the severance policies set forth on Section 5.10(a) of the Chart Disclosure Letter, as may be amended in accordance with the terms of this Agreement) and (iv) other compensation and benefits (excluding for this purpose defined benefit pension, post-employment health and welfare benefits not required by Law, equity-based compensation and change of control, retention or other one-time awards (collectively, “Excluded Benefits”)) that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b) For the plan year in which the Effective Time occurs and with respect to any medical, dental or other welfare benefits that are provided under Benefit Plans that Continuing Employees may be eligible to participate in following the Effective Time, Baker Hughes shall use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under such Benefit Plans for Continuing Employees and their covered dependents except to the extent such conditions or exclusions were applicable to and were not satisfied by such Continuing Employees and/or their covered dependents under the applicable Chart Benefit Plan prior to the Effective Time and, (ii) with respect to the plan year during which the Effective Time occurs, any eligible expenses or costs incurred by a Continuing Employee and their covered dependents under the applicable Chart Benefit Plan prior to the Effective Time to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements under such Benefit Plans applicable to such Continuing Employee and their covered dependents following the Effective Time.

(c) From and after the Effective Time, Baker Hughes shall use commercially reasonable efforts to provide credit to Continuing Employees for their service with Chart and any Chart Subsidiary as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Chart Benefit Plans, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or compensation or with respect to any Excluded Benefit.

(d) Prior to making any written or material oral communications with respect to the Transactions to the employees of Chart, Chart shall provide Baker Hughes with a copy of the intended communication, a reasonable period of time to review and comment on the communication and shall consider any such comments in good faith.

(e) Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a collective bargaining or similar agreement, all compensation, benefits and other terms and conditions of employment afforded to such Continuing Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 7.04 shall not apply.

(f) The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no labor union or labor organization, collective bargaining unit, works council or other labor organization, current or former employee or any other individual associated with any of the foregoing, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Benefit Plan, (ii) alter or limit the ability of Baker Hughes or Chart to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 7.04, (iv) prevent Baker Hughes or any of its Subsidiaries, after the Effective Time, from terminating the employment of any employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(g) Prior to the Effective Time, the parties shall reasonably cooperate with each other with respect to any obligations thereof under applicable Laws or any collective bargaining agreements, labor contracts, or other Contracts with any labor organization, union, works council or association for the representation of employees, in each case to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with the Transactions.

(h) Baker Hughes hereby acknowledges that the consummation of the Transactions will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Chart Benefit Plan made available to Baker Hughes prior to the date hereof. From and after the Closing, Baker Hughes shall, and shall cause the Surviving Company to, honor the terms of each employment, severance and change in control plan, policy and agreement and other Chart Benefit Plan (including those listed in the Chart Disclosure Letter).

SECTION 7.05. Chart Equity-Based Awards. (a) Prior to the Effective Time, the Chart Board (or, if appropriate, any committee thereof administering the Chart Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that:

(i) Each Chart Stock Option outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof and whether or not then vested, be converted into a right to receive an amount in cash equal to the product of (i) the number of shares of Chart Common Stock subject to such Chart Stock Option immediately prior to the Effective Time and (ii) an amount equal to the excess, if any, of the Merger Consideration over the exercise price per share of Chart Common Stock of such Chart Stock Option immediately prior to the Effective Time. Any Chart Stock Option for which the exercise price per share of Chart Common Stock equals or exceeds the Merger Consideration shall be cancelled for no consideration.

(ii) Each Chart RSU granted prior to the date of this Agreement outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof and whether or not then vested, be converted into and become a right to receive an amount in cash equal to the product of (i) the number of shares of Chart Common Stock subject to each Chart RSU immediately prior to the Effective Time, including any accrued but unpaid dividends or dividend equivalents in respect of such Chart RSU, and (ii) the Merger Consideration.

(iii) Each Chart PSU outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest as to a pro-rata portion of such award based on the number of full months completed in the applicable performance period prior to the Closing in accordance with the terms of the applicable award agreement, and such vested pro-rata portion shall be converted into and become a right to receive an amount in cash equal to the product of (i) the number of shares of Chart Common Stock subject to each Chart PSU immediately prior to the Effective Time, including any accrued but unpaid dividends or dividend equivalents in respect of such vested Chart PSU (with all applicable performance measures deemed to be satisfied at the levels specified in Section 7.05(a)(iii) of the Chart Disclosure Letter), and (ii) the Merger Consideration.

(b) Baker Hughes shall cause Chart or one of its Subsidiaries to pay through the payroll system of Chart or one of its Subsidiaries (to the extent applicable) to each employee holder of a Chart Stock Option, Chart RSU or Chart PSU the amounts due to such holder under Section 7.05(a)(i), Section 7.05(a)(ii) and Section 7.05(a)(iii), as applicable, without interest and less such amounts as are required to be withheld or deducted under applicable Law with respect to the making of such payment, as promptly as practicable (but no later than three (3) Business Days) following the Effective Time; provided that the Merger Consideration with respect to any Chart RSU or Chart PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(c) Baker Hughes shall cause Chart or one of its Subsidiaries to provide for and pay the converted cash awards set forth in, and in accordance with the terms of, Section 7.05(c) of the Chart Disclosure Letter.

(d) Treatment of Chart ESPP. Prior to the Effective Time, Chart shall take all actions necessary pursuant to the terms of the Chart ESPP and applicable Law to, contingent on the Effective Time, (i) provide that (A) no new enrollment period will be commenced following the date of this Agreement under the Chart ESPP (including pursuant to paragraph 4 thereof), (B) there will be no increase in the amount of participants’ payroll deduction elections under the Chart ESPP or any contributions other than previously elected payroll deductions during the current enrollment period from those in effect as of the date of this Agreement, (C) no individuals shall commence participation in the Chart ESPP during the period from the date of this Agreement through the Effective Time and (D) each participant election made pursuant to the Chart ESPP shall be fully exercised on August 29, 2025 (with any participant payroll deductions not applied to the purchase of Chart Common Stock returned to the participant), and (ii) terminate the Chart ESPP effective as of immediately prior to the Effective Time. Shares of Chart Common Stock purchased pursuant to the foregoing shall be treated the same as all other shares of Chart Common Stock in accordance with Section 3.01.

SECTION 7.06. Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, Baker Hughes agrees that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of Chart or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Chart or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Chart or any of its Subsidiaries or is or was serving at the request of Chart or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable Organizational Documents) as in effect on the date of this Agreement or in any agreement set forth in Section 7.06 of the Chart Disclosure Letter to which Chart or any of the Chart Subsidiaries is a party, shall survive the Merger and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Baker Hughes shall not amend, release or otherwise modify any such provisions or the indemnification, exculpation or advancement of expenses provisions of the Chart Charter or any of its Subsidiaries’ (including the Surviving Company’s) certificates of incorporation or by-laws or similar Organizational Documents in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was an Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) For a period of six years from and after the Effective Time, Baker Hughes shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by Chart and the Chart Subsidiaries from a carrier with comparable or better credit ratings to Chart’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Chart with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time (including this Agreement and the Transactions). In lieu of the foregoing, Chart may in its discretion purchase, and Baker Hughes may in its discretion purchase if Chart declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Effective Time from a carrier with comparable or better credit ratings to Chart’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Chart with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time.

(c) In the event that Baker Hughes, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Baker Hughes or the Surviving Company shall cause proper provision to be made so that the successors and assigns of Baker Hughes or the Surviving Company, as the case may be, assume the obligations set forth in this Section 7.06.

(d) The provisions of this Section 7.06 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 7.07. Financing; Financing Cooperation.

(a) Baker Hughes shall, and shall cause its Affiliates and Representatives to, use its reasonable best efforts to obtain the Debt Financing on or prior to the Closing, on the terms and subject solely to the conditions (including, to the extent applicable, the “market flex” provisions set forth in the Fee Letters) described in the Debt Commitment Letter (it being understood that, for purposes of this Section 7.07, references to the Debt Commitment Letter shall be deemed to include any Fee Letter), including using its reasonable best efforts to: (i) comply with its obligations under the Debt Commitment Letter, (ii) maintain in full force and effect the Debt Commitment Letter in accordance with its terms or the definitive financing agreements related to the Permanent Financing (the “Definitive Debt Financing Agreements”) in accordance with the terms and conditions thereof, (iii) negotiate and enter into Definitive Debt Financing Agreements on a timely basis on the terms and subject solely to the conditions contemplated by the Debt Commitment Letter (including any “market flex” provisions set forth in the Fee Letters) or such other terms and conditions as Baker Hughes may determine, so long as such other terms and conditions would not constitute a Prohibited Modification, (iv) satisfy (or obtain a waiver of) on a timely basis all conditions and comply with all obligations applicable to Baker Hughes, including with respect to the payment of any commitment, engagement or placement fees, in the Debt Commitment Letter or the Definitive Debt Financing Agreements, (v) enforce all of its rights under the Debt Commitment Letter or the Definitive Debt Financing Agreements and (vi) otherwise take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to arrange and obtain and consummate the Debt Financing no later than the Closing. Baker Hughes shall keep Chart informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Permanent Financing. Baker Hughes shall give Chart prompt written notice (A) upon having knowledge of any material breach by any party to the Debt Commitment Letter or the Definitive Debt Financing Agreements or any early termination of the commitments thereunder (other than any termination in accordance with the terms thereof or termination of commitments not needed to obtain funds sufficient to satisfy the Financing Uses), (B) of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Definitive Debt Financing Agreements of any provision thereof or (C) if for any reason Baker Hughes has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements in an amount sufficient, when taken together with available cash on hand and other sources of funds available to Baker Hughes to consummate the Merger and the other transactions contemplated by this Agreement, to pay the Financing Uses. As soon as reasonably practicable, Baker Hughes shall provide any information reasonably requested by Chart relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence.

(b) Baker Hughes may amend, restate, modify, replace, terminate, assign or agree to any waiver or reduction of commitments under the Debt Commitment Letter and/or substitute commitments under the Debt Commitment Letter with any other Capital Markets Issuance and/or term loan bank debt financing, in each case, in lieu thereof as contemplated in the Debt Commitment Letter (collectively, the “Permanent Financing”); provided, that Baker Hughes shall not, without the prior written consent of Chart, agree to any amendments, restatements, supplements or modifications to, obtain any replacement of, or waive any of its rights under, the Debt Commitment Letter or the Definitive Debt Financing Agreements, in whole or in part (including in connection with a commitment in respect of any “Qualifying Facility” (as defined in the Debt Commitment Letter)), if any such amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter or the Definitive Debt Financing Agreements would reasonably be expected to: (i) impose new or additional conditions or otherwise amend, modify or expand any conditions to the Debt Financing or expand the information required to be provided by Chart, (ii) reduce the aggregate amount of the Debt Financing (in each case, except as expressly permitted therein), including, in the case of the Debt Commitment Letter, by changing the amount of fees to be paid or the original issue discount of the debt to an amount that would result in Baker Hughes having insufficient funds, when taken together with available cash on hand and other sources of funds available to the Baker Hughes Parties to satisfy all of the payment obligations of the Baker Hughes Parties under this Agreement due at the Closing, including the payment of the Financing Uses, (iii) delay in any respect the Closing, or (iv) adversely impact the ability of Baker Hughes or Borrower to (A) enforce any rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements or (B) cause the Merger to be timely consummated (it being understood that Baker Hughes may amend, restate, modify or supplement the Debt Commitment Letter or the Definitive Debt Financing Agreements to add lenders, lead arrangers, bookrunners, underwriters, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement so long as such parties are creditworthy, to provide for the assignment and reallocation to such entities of a portion of the debt financing commitments contained in the Debt Commitment Letter or the Definitive Debt Financing Agreements and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments as expressly set forth in the Debt Commitment Letter, in each case, without Chart’s consent) (clauses (i) through (iv), “Prohibited Modification”). Baker Hughes shall keep Chart reasonably informed as to the status of its efforts to arrange the Debt Financing, and shall promptly provide true, correct and complete copies of any amendments, restatements, modifications, replacements, supplements or waiver with respect to the Debt Commitment Letter or the Definitive Debt Financing Agreements.

(c) In the event that all or any portion of the Debt Financing becomes or is expected to become, unavailable for any reason, in an amount that would result in Baker Hughes having insufficient funds, when taken together with available cash on hand and other sources of funds available to the Baker Hughes Parties to satisfy all of the payment obligations of the Baker Hughes Parties under this Agreement due at the Closing, including the payment of the Financing Uses, Baker Hughes shall (i) notify Chart in writing thereof as promptly as practicable after obtaining knowledge thereof (and, in any event, within forty-eight (48) hours) and (ii) use its reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to promptly arrange and obtain alternative financing (the “Alternative Financing”) (A) in an amount sufficient, when taken together with available cash on hand and other sources of funds available to the Baker Hughes Parties to satisfy all of the payment obligations of the Baker Hughes Parties under this Agreement due at the Closing, including the payment of the Financing Uses and (B) which would not reasonably be expected to delay in any respect the

Closing; provided that nothing contained in this Section 7.07 shall require, and in no event shall the “reasonable best efforts” of Baker Hughes or any Baker Hughes Party be deemed or construed to require Baker Hughes or any Baker Hughes Party to seek or accept such Alternative Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Debt Commitment Letter (including the exercise of “market flex” provisions in the Fee Letters) as in effect on the date of this Agreement, as determined in the reasonable judgment of Baker Hughes.

(d) Upon (i) obtaining any commitment for any Alternative Financing or (ii) any amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter, the debt financing commitments contemplated therein or any other Permanent Financing funded in lieu thereof, in each case, as permitted by Section 7.07(b) and Section 7.07(c), references to the “Debt Financing,”, “Permanent Financing”, “Debt Commitment Parties”, “Financing Sources,” “Definitive Debt Financing Agreements” and “Debt Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, such amended, restated, supplemented, replaced, modified or waived Debt Commitment Letter or such other “Qualifying Financing” (as defined in the Debt Commitment Letter) or Permanent Financing funded in lieu thereof and, in each case, the commitments thereunder, the agreements with respect thereto and the financial institutions participating therein for all purposes of this Agreement and each such term shall be construed accordingly.

(e) Baker Hughes expressly acknowledges and agrees that (i) obtaining the Debt Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Baker Hughes’s obligations hereunder are not conditioned in any manner upon Baker Hughes obtaining the Debt Financing or any Alternative Financing.

(f) Prior to the Closing, Chart shall, and shall cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to provide to Baker Hughes all cooperation reasonably requested by Baker Hughes in connection with arranging, obtaining, syndicating and consummating the Debt Financing (including any Permanent Financing), including using reasonable best efforts to:

(i) furnish Baker Hughes with such Required Financial Information and other customary information regarding Chart and its Subsidiaries (including any projections of Chart and its Subsidiaries) as Baker Hughes may reasonably request in connection with any Permanent Financing, including providing customary historical financial and other information regarding Chart and reasonable assistance to permit Baker Hughes to prepare pro forma financial statements customary for the Permanent Financing and/or to the extent required by Regulation S-X under the Securities Act or any other accounting rules and regulations of the SEC in connection with the Permanent Financing (such financial statements and the Required Financial Information, the “Financial Information”), provided that the public filing of any required financial statements or other public information filed with the SEC shall constitute delivery of such financial statements or other public information; provided further that none of Chart, its Subsidiaries or their respective Representatives will be required to provide any Excluded Information;

(ii) promptly inform Baker Hughes if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of Chart shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in or including the Financial Information is reasonably likely or under consideration in order for such financial statements (or portion thereof) to comply with GAAP;

(iii) cause the appropriate senior officers of Chart to participate in a reasonable but limited number of lender or investor meetings, lender or investor presentations, roadshows, sessions with rating agencies, drafting sessions, due diligence sessions and similar sessions and meetings or conference calls with prospective lenders, financing sources, investors, rating agencies and other Financing Sources, in each case, upon reasonable notice and at mutually agreeable dates and reasonable times;

(iv) provide reasonable and customary assistance with the preparation of customary rating agency presentations, road show materials, customary “public side” and “private side” bank information memoranda, prospectuses and bank syndication materials, Offering Documents, private placement memoranda and similar documents customarily required (which may incorporate, by reference, periodic and current reports filed by Chart with the SEC), in connection with obtaining any Debt Financing, in each case, solely with respect to customary information relating to Chart and its Subsidiaries (which assistance may include, (i) providing customary authorization and representation letters; provided that such authorization and representation letters (or the underlying documents to which they pertain) shall exculpate Chart and its Subsidiaries with respect to any liability related to the use or misuse of information contained therein or other marketing materials related thereto and (ii) consenting to the inclusion or incorporation by reference of periodic and current reports filed by Chart with the SEC);

(v) promptly provide (and in any event at least three (3) Business Days prior to the Closing Date) all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to Chart and its Subsidiaries, in each case as reasonably requested by Baker Hughes at least ten (10) Business Days prior to the Closing Date;

(vi) cause its independent registered public accounting firm to participate in drafting sessions and accounting due diligence sessions and cooperate with any Debt Financing consistent with their customary practice, including requesting that they provide customary comfort letters (including “negative assurance” comfort (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Debt Financing or Permanent Financing)) and customary consents or authorization letters to the inclusion of Chart’s audit reports, in each case, to the extent required by counsel in connection with the marketing and syndication of any Debt Financing or as are customarily required in a Capital Markets Issuance; and

(vii) assist with the preparation and enter into (as of the Closing) Definitive Debt Financing Agreements (including review of any disclosure schedules related thereto for completeness and accuracy) or the termination of Chart’s currency or interest hedging agreements (if any) or other agreements.

(g) Chart shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Baker Hughes as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Baker Hughes may, to most effectively access the financing markets, request the cooperation of Chart and its Subsidiaries under Section 7.07(f) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing. Chart agrees to use reasonable best efforts to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to Closing in accordance with the periods required by the Exchange Act. In addition, if, in connection with the marketing efforts contemplated by any Financing Sources in connection with the Debt Financing, Baker Hughes reasonably requests Chart to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Chart and its Subsidiaries or their respective securities, which information Baker Hughes reasonably determines is necessary or desirable (after consultation with Chart and if Chart does not unreasonably object) to include in customary Offering Documents for any Debt Financing, then, upon Chart’s review and reasonable satisfaction with such filing, Chart shall file such Current Report on Form 8-K.

(h) Notwithstanding any other provision set forth herein or in any other agreement between Baker Hughes or any Baker Hughes Party, on the one hand, and Chart, on the other hand (or their respective Affiliates), Chart agrees that the Baker Hughes Parties may share confidential information with respect to the businesses of Chart and its Subsidiaries with the Financing Sources, and that Baker Hughes and such Financing Sources may share such information with potential financing sources in connection with any marketing efforts for the Debt Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Baker Hughes or any of its Affiliates pursuant to this Section 7.07(h) agree to customary confidentiality arrangements, including confidentiality provisions contained in customary bank books and offering memoranda.

(i) Chart hereby consents to the use of its and each of its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Chart, any of Chart’s Subsidiaries or the reputation or goodwill of Chart or any of its Subsidiaries. Baker Hughes shall, promptly upon request by Chart (and, in any event, within thirty (30) days), reimburse Chart for all reasonable and documented out-of-pocket costs and expenses incurred by Chart in order to comply with its obligations under Section 7.07(f) and Section 7.07(g). Baker Hughes shall, promptly upon written request by Chart, indemnify, defend, and hold harmless Chart and its Subsidiaries and their respective directors, officers, employees, agents and other Representatives from, against and in respect of any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities resulting from, or that exist or arise due to, the activities of Baker Hughes and its Representatives under Section 7.07(f) and Section 7.07(g), except to the extent such claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities result from (i) the gross negligence, fraud, intentional misrepresentation, bad faith or willful misconduct of such indemnified Persons (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction) or (ii) material misstatements or omissions in information provided by or on behalf of Chart or its Subsidiaries.

(j) Notwithstanding anything to the contrary in this Agreement, the assistance contemplated in Section 7.07(f) or Section 7.07(g) shall not (i) unreasonably interfere with the normal operations of Chart or any of its Subsidiaries, (ii) require Chart or any of its Subsidiaries to waive or amend any terms of this Agreement, (iii) require Chart or any of its Subsidiaries to take any action that will conflict with or violate any of its organizational documents, any applicable law or fiduciary duty, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract or permit to which Chart or any of its Subsidiaries is a party, (iv) require Chart or any of its Subsidiaries to execute any Contract or give any indemnities prior to the Closing that is not expressly conditioned upon the occurrence of the Closing Date (other than customary authorization and representation letters and certificates required in connection with cooperation provided pursuant to Section 7.07(f) or Section 7.07(g)), (v) result in any employee, officer or director of Chart or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (vi) provide access to or disclose information that Chart determines would jeopardize any attorney-client or similar privilege, or violate any of the confidentiality provisions of any confidentiality agreement, of Chart or any of its Subsidiaries, or which is restricted or prohibited under applicable Law, or (vii) require Chart or any of its Subsidiaries or their respective boards of directors to authorize any corporate action with respect to the Debt Financing prior to the Closing Date, except for such corporate action that is conditioned on the occurrence of the Closing Date.

(k) Notwithstanding anything in this Agreement to the contrary, neither Chart nor any Chart Subsidiary shall be required to pay any commitment or other fee or payment or incur any liability or obligation in connection with the Debt Financing prior to the Closing Date.

(l) For the avoidance of doubt and notwithstanding anything to the contrary in this Section 7.07, a breach of Section 7.07(f) or Section 7.07(g) shall not constitute a material breach by Chart for any purposes hereunder, unless (i) Chart and its Subsidiaries have materially breached their obligations under Section 7.07(f) or Section 7.07(g), (ii) Baker Hughes has provided written notice of such material breach and (iii) Chart has failed to cure such material breach by the earlier of (x) one Business Day prior to the Outside Date and (y) 15 Business Days following such written notice and, in each case, with a reasonably sufficient amount of time prior to the Outside Date for Baker Hughes to consummate the Debt Financing. Notwithstanding anything to the contrary in this Agreement, Chart shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Agreement relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained primarily as a result of a material breach described in this Section 7.07(l).

SECTION 7.08. Transaction Litigation. From and after the date of this Agreement and until the termination of this Agreement in accordance with Article IX, in the event that any litigation or other Action is commenced or, to the Knowledge of either Baker Hughes or Chart, threatened by a shareholder or holder of any Equity Interests of Chart or Baker Hughes against the same or its directors or executive officers relating to the Merger or any of the other Transactions, Chart or Baker Hughes, as applicable, shall keep the other party reasonably informed, consult with the other party regarding and give the other party the opportunity to participate in (but not control) the defense and settlement of any such litigation or other Action, and the parties shall reasonably cooperate with respect to any such litigation or other Action. Without limiting the generality of the foregoing, none of Chart, Baker Hughes or any of their respective Representatives shall cease to defend, consent to the entry of any judgment or agree to or propose any settlement of any such litigation or other Action without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 7.09. Section 16 Matters. Prior to the Effective Time, Chart shall take all such steps as may be required to cause any dispositions of Chart Capital Stock (including derivative securities) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chart immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.10. Public Announcements. Except with respect to any Chart Adverse Recommendation Change made in accordance with the terms of this Agreement, Baker Hughes and Chart shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude is required by applicable Law or Judgment (including obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system). Chart and Baker Hughes agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto. Notwithstanding the foregoing sentences of this Section 7.10, Baker Hughes and Chart may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

SECTION 7.11. Stock Exchange De-Listing. Each of Baker Hughes and Chart shall use its reasonable best efforts to cause the shares of Chart Common Stock, Chart Preferred Stock (subject to Section 3.01(d) (if applicable)) and any other securities of Chart to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 7.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the Transactions.

SECTION 7.13. Payment of Termination Fee. On the first Business Day following the execution of this Agreement, Baker Hughes shall pay or cause to be paid (on behalf of Chart) in full to Flowserve or its designee the sum of (i) the “Chart Termination Fee” (as defined in the Flowserve Agreement) pursuant to Section 9.03 of the Flowserve Agreement and (ii) $8,000,000 in respect of certain expense reimbursement matters (clauses (i) and (ii) together, the “Flowserve Termination Amount”); provided, however, that in the event Chart shall have paid or shall pay any portion of the Flowserve Termination Amount, Baker Hughes shall immediately (and in any event on the first Business Day thereafter) reimburse Chart in full for such amount paid by Chart. Promptly following such payment, Baker Hughes shall deliver reasonable evidence to Chart concerning the payment of such Flowserve Termination Amount. For the avoidance of doubt, in no circumstances shall Baker Hughes pay the Flowserve Termination Amount more than once.

SECTION 7.14. Treatment of Certain Chart Indebtedness.

(a) Chart shall, and shall cause Chart’s Subsidiaries to, deliver all notices and take all other actions reasonably requested by Baker Hughes that are required to, in accordance with the terms thereof, (A) terminate all commitments outstanding under the Chart Credit Facility, repay in full all obligations, if any, outstanding thereunder, and facilitate the release of all Liens, if any, securing such obligations, and the release of all guarantees, if any, in connection therewith, in each case, on the Closing Date and conditioned upon the Closing, and (B) assist with the replacement, backstopping or rollover of any letter of credit. In furtherance and not in limitation of the foregoing, Chart shall, and shall cause Chart’s Subsidiaries to obtain customary payoff letters (in form and substance reasonably acceptable to Baker Hughes), substantially final drafts of which shall be provided to Baker Hughes at least two (2) Business Days prior to Closing and such other documents reasonably requested by Baker Hughes or the Financing Sources relating to the termination of the obligations under the Chart Credit Facility, the payment of the Credit Agreement Payoff Amount or any other material indebtedness for borrowed money incurred by Chart (the “Payoff Letters”), which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of Chart and Chart’s Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, be automatically released and terminated (excluding any customary cash collateralization).

(b) Baker Hughes or any of its Affiliates may request Chart to, in which case Chart shall, and shall cause Chart’s Subsidiaries to, effect the prepayment, redemption, termination or discharge of any of the Chart Notes in accordance with the terms of the applicable Chart Indentures, including to (i) facilitate the delivery of the notices of redemption for the Chart Notes in the time and manner required by the applicable Chart Indentures, (ii) deliver any required officer’s certificate and/or opinion of Chart to effect the giving of any such notice of redemption or satisfaction and discharge at Closing, which shall be executed by an officer of Chart, (iii) facilitate the release of all Liens, if any, securing such obligations, and the release of all guarantees, if any, in connection therewith and (iv) facilitate and effect at Closing the satisfaction and discharge of the Chart Notes in accordance with the terms thereof; provided, that nothing in this Section 7.14(b) shall require Chart or any of its Subsidiaries to pay or deposit any amounts necessary for Chart to redeem the Chart Notes and, for the avoidance of doubt, any such notice of redemption or any action taken to effect the satisfaction and discharge of any Chart Notes shall be expressly conditioned on the occurrence of the Closing, and Chart shall have no liability or obligation with respect to any such notice or action unless and until the Closing occurs.

(c) Baker Hughes or any of its Affiliates may request Chart to, in which case Chart shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to, commence and participate in as promptly as practicable following receipt of such request, any exchange offers or tender offers to purchase, one or more of the Chart Notes on such terms and conditions as specified by Baker Hughes and in compliance with all (including any related consent solicitation with respect thereto) applicable terms and conditions of the relevant Chart Indentures (collectively, the “Debt Offers”); provided that (i) Baker Hughes shall have provided Chart with drafts of the offer to purchase or exchange, related letter of transmittal, and other related documents and (ii) the closing of the Debt Offers shall be conditioned on the Closing and shall otherwise comply with all applicable Laws and SEC rules and regulations. The terms and conditions specified by Baker Hughes for the Debt Offers shall be only such terms and conditions as are customarily included in offers to purchase or exchange debt securities (and related consent solicitations with respect thereto) similar to the Chart Notes and in similar situations and shall otherwise be in compliance with all applicable Laws and the terms and conditions of the Chart Indentures. Nothing in this Section 7.14 or in any other provision of this Agreement shall require Chart or any of its Affiliates to purchase or exchange, or accept for purchase or exchange, any Chart Notes tendered, exchanged or otherwise submitted for payment or exchange prior to the Closing Date or effect any amendments to the Chart Notes. The parties hereto shall, and shall cause their respective Subsidiaries to, and shall use their respective reasonable best efforts to cause their respective representatives and auditors to, provide cooperation reasonably requested by the other in connection with the Debt Offers.

(d) Baker Hughes shall, promptly upon written request by Chart, (i) reimburse Chart for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ and accountants’ fees, fees of the trustees for the Chart Notes and their counsel, and fees of any exchange agents, solicitation agents and other agents and their counsel) incurred by Chart or any of its Subsidiaries in connection with the cooperation of Chart and its Subsidiaries contemplated by this Section 7.14 and (ii) indemnify, defend, and hold harmless Chart and its Subsidiaries from, against and in respect of any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities resulting from, or that exist or arise due to, the transactions contemplated by this Section 7.14 and any information used in connection therewith (other than (A) information furnished by or on behalf of Chart or its Subsidiaries expressly for use in connection with any Debt Offer contemplated by this Section 7.14 or (B) material breach of the obligations of Chart, its Subsidiaries and their respective Representatives under this Section 7.14 or any gross negligence, fraud, intentional misrepresentation or willful misconduct of Chart, its Subsidiaries or their respective Representatives (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction)). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 7.14, a breach of this Section 7.14 shall not constitute a material breach of Chart for any purposes hereunder, unless (1) Chart and its Subsidiaries have materially breached their obligations under Section 7.14, (2) Baker Hughes has provided written notice of such material breach and (3) Chart has failed to cure such material breach by the earlier of (x) one Business Day prior to the Outside Date and (y) 15 Business Days following such written notice and, in each case, with a reasonably sufficient amount of time prior to the Outside Date for Baker Hughes to consummate the Debt Financing. Notwithstanding anything to the contrary in this Agreement, Chart shall not be deemed to have breached any covenants, obligations or other agreements contained in this Agreement relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained primarily as a result of a material breach described in this Section 7.14(d).

ARTICLE VIII

Conditions Precedent

SECTION 8.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Shareholder Approvals. The Chart Stockholder Approval shall have been obtained.

(b) Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(c) No Legal Restraints. No Legal Restraint shall be in effect that prevents, makes illegal, enjoins or prohibits the consummation of the Merger.

SECTION 8.02. Conditions to the Baker Hughes Parties’ Obligations to Effect the Merger. The obligations of the Baker Hughes Parties to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of Chart. (i) The representations and warranties of Chart contained in this Agreement (except for the Chart Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Chart Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Chart Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect;

(ii) the representations and warranties of Chart contained in Section 5.08(a) (Absence of Certain Changes and Events—Chart Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii) the representations and warranties of Chart contained in Section 5.02(a) (Capital Structure) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv) the Chart Fundamental Representations (other than the representations and warranties of Chart contained in Section 5.02(a) (Capital Structure) and Section 5.08(a) (Absence of Certain Changes and Events—Chart Material Adverse Effect)) that are qualified by materiality or “Chart Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Chart. Chart shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.

(c) Absence of Chart Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Chart Material Adverse Effect.

(d) Certificate of Chart. Baker Hughes shall have received a certificate signed on behalf of Chart by an executive officer of Chart confirming the matters set forth in Section 8.02(a) (Representations and Warranties of Chart), Section 8.02(b) (Performance of Obligations of Chart) and Section 8.02(c) (Absence of Chart Material Adverse Effect) as of the Closing.

SECTION 8.03. Conditions to Chart’s Obligation to Effect the Merger. The obligation of Chart to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Baker Hughes Parties. (i) The representations and warranties of Baker Hughes contained in this Agreement (except for the Baker Hughes Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Baker Hughes Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Baker Hughes Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect; and

(ii) the Baker Hughes Fundamental Representations that are qualified by materiality or “Baker Hughes Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Baker Hughes Parties. The Baker Hughes Parties shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.

(c) Certificate of Baker Hughes. Chart shall have received a certificate signed on behalf of Baker Hughes by an executive officer of Baker Hughes, confirming the matters set forth in Section 8.03(a) (Representations and Warranties of the Baker Hughes Parties) and Section 8.03(b) (Performance of Obligations of the Baker Hughes Parties) as of the Closing.

ARTICLE IX

Termination, Amendment and Waiver

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Chart Stockholder Approval, as follows:

(a) by mutual written consent of Chart and Baker Hughes;

(b) by either Chart or Baker Hughes:

(i) if the Merger is not consummated on or before the date that is twelve (12) months following the date hereof (the “Initial Outside Date”); provided, however, that (A) if on the Initial Outside Date, all the conditions to Closing, other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant to (or relating to) any Antitrust Law or Foreign Investment Law), shall have been satisfied or waived (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be reasonably capable of being satisfied), then the Initial Outside Date shall automatically be extended, without any action on the part of any party hereto, to the date that is eighteen (18) months following the date hereof (the “First Extended Outside Date”), (B) if on the First Extended Outside Date all the conditions to Closing, other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant to (or relating to) any Antitrust Law or Foreign Investment Law), shall have been satisfied or waived (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be reasonably capable of being satisfied), then the First Extended Outside Date shall automatically be extended, without any action on the part of any party hereto, to the date that is twenty-four (24) months following the date hereof (the “Second Extended Outside Date”) and (C) the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party hereto if such failure of the Merger to occur on or before the Outside Date is a proximate result of a breach of this Agreement by such party (including, in the case of Baker Hughes, Merger Sub); provided further, however, that, as used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended to the First Extended Outside Date or Second Extended Outside Date pursuant to the foregoing, in which case, the term “Outside Date” shall mean the date to which the Outside Date has been extended, as applicable;

(ii) if the condition set forth in Section 8.01(c) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party hereto if such non-satisfaction or Legal Restraint is a proximate result of a breach of this Agreement by such party (including, in the case of Baker Hughes, Merger Sub); or

(iii) if the Chart Stockholder Approval is not obtained at the Chart Stockholders Meeting duly convened (unless such Chart Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);

(c) by Chart, if a Baker Hughes Party breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of a Baker Hughes Party contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.03(a) (Representations and Warranties of the Baker Hughes Parties) or Section 8.03(b) (Performance of Obligations of the Baker Hughes Parties) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by such Baker Hughes Party within 45 days after receiving written notice of such breach from Chart (subject to the Outside Date); provided that Chart shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if Chart is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.02(a) (Representations and Warranties of Chart) or Section 8.02(b) (Performance of Obligations of Chart) would not be satisfied;

(d) by Baker Hughes, if Chart breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Chart contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.02(a) (Representations and Warranties of Chart) or Section 8.02(b) (Performance of Obligations of Chart) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by Chart within 45 days after receiving written notice of such breach from Baker Hughes (subject to the Outside Date); provided that Baker Hughes shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if a Baker Hughes Party is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.03(a) (Representations and Warranties of the Baker Hughes Parties) or Section 8.03(b) (Performance of Obligations of the Baker Hughes Parties) would not be satisfied;

(e) by Baker Hughes, in the event that (i) a Chart Adverse Recommendation Change shall have occurred or (ii) Chart shall have failed to include in the Proxy Statement the Chart Recommendation; provided, however, that Baker Hughes will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Chart Stockholder Approval has been obtained; or

(f) by Chart, in order to substantially concurrently enter into a definitive agreement with respect to a Superior Chart Proposal prior to obtaining the Chart Stockholder Approval (it being agreed that no such termination shall be effective unless (i) Chart has complied in all respects with Section 6.02, and (ii) Chart pays the Chart Termination Fee and Flowserve Termination Amount Refund due to Baker Hughes in accordance with Section 9.03(b)(ii) and Section 9.03(e) prior to or at the time of such termination).

The party desiring to terminate this Agreement (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties in accordance with Section 10.02, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination described in reasonable detail.

SECTION 9.02. Effect of Termination. In the event this Agreement is terminated by either Baker Hughes or Chart as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Chart or the Baker Hughes Parties, other than the last sentence of Section 7.02 (Access to Information; Confidentiality), Section 7.07(i) (Financing Cooperation Reimbursement), Section 7.14(d) (Treatment of Certain Chart Indebtedness), this Section 9.02 (Effect of Termination), Section 9.03 (Fees and Expenses), Article I (Definitions; Interpretation) and Article X (General Provisions), which provisions shall survive such termination; provided that no such termination shall relieve any party hereto from any liability for fraud or knowing and intentional breach of any covenant or agreement set forth in this Agreement.

SECTION 9.03. Fees and Expenses. (a) Except as provided in the definition of “Compliant”, Section 7.03(a), Section 7.07(i), Section 7.13, Section 7.14(d) and Section 9.03(g), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party hereto incurring such fees or expenses, whether or not the Transactions are consummated.

(b) Chart shall pay to Baker Hughes the Chart Termination Fee if:

(i) Baker Hughes terminates this Agreement pursuant to Section 9.01(e) (Chart Adverse Recommendation Change); provided that if either Chart or Baker Hughes terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iii) (Failure to Obtain Chart Stockholder Approval) at any time after Baker Hughes would have been permitted to terminate this Agreement pursuant to Section 9.01(e) (Chart Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(e) (Chart Adverse Recommendation Change) for purposes of this Section 9.03(b)(i);

(ii) Chart terminates this Agreement pursuant to Section 9.01(f) (Chart Superior Proposal); or

(iii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date), Section 9.01(b)(iii) (Failure to Obtain Chart Stockholder Approval) or Section 9.01(d) (Chart Terminable Breach), (B) after the date hereof, but prior to the date this Agreement is terminated, a third party has made or announced an intention to make (whether or not conditional) a Chart Takeover Proposal and (C) within twelve months of such termination, (1) Chart or any Chart Subsidiary enters into a definitive Contract to consummate any Chart Takeover Proposal or (2) any Chart Takeover Proposal is consummated (in each case, whether or not such Chart Takeover Proposal is the same Chart Takeover Proposal as the one referenced in the foregoing clause (B)). For the purposes of this Section 9.03(b)(iii) only, the term “Chart Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(g) except that all references to “20%” therein shall be deemed to be references to “50%”.

(c) Baker Hughes shall pay to Chart the Baker Hughes Termination Fee if:

(i) this Agreement is terminated by Baker Hughes or Chart pursuant to Section 9.01(b)(i) (Outside Date) and, at the time of such termination, all of the conditions in Section 8.01 and Section 8.02 have been satisfied or waived (other than (1) the condition in Section 8.01(b) or Section 8.01(c) (but in the case of Section 8.01(c), only as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant to (or relating to) any Antitrust Law or Foreign Investment Law) or (2) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (2) are reasonably capable of being satisfied if the Closing were held on the date of such termination)); or

(ii) this Agreement is terminated by Baker Hughes or Chart pursuant to Section 9.01(b)(ii) (No Legal Restraints), only as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant or relating to any Antitrust Law or Foreign Investment Law, and at the time of such termination, all of the conditions in Section 8.01 and Section 8.02 have been satisfied or waived (other than (1) the condition in Section 8.01(b) or Section 8.01(c) or (2) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (2) are reasonably capable of being satisfied if the Closing were held on the date of such termination)).

(d) Any Chart Termination Fee due under Section 9.03(b) (Chart Termination Fee) or Baker Hughes Termination Fee due under Section 9.03(c) (Baker Hughes Termination Fee) shall be paid by wire transfer of same-day funds:

(i) in the case of Section 9.03(b)(i) (Chart Adverse Recommendation Change Termination Fee) or Section 9.03(c) (Baker Hughes Termination Fee), on the third Business Day following the date of termination of this Agreement;

(ii) in the case of Section 9.03(b)(ii) (Chart Superior Proposal Termination Fee), prior to or at the time of such termination of this Agreement; and

(iii) in the case of Section 9.03(b)(iii) (Chart Tail Termination Fee), on the third Business Day following the date of the first to occur of the events referred to in Section 9.03(b)(iii)(C).

(e) If this Agreement is terminated (i) pursuant to Section 9.01(d) (Chart Terminable Breach) (provided that if either Chart or Baker Hughes terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) at a time after Baker Hughes would have been permitted to terminate this Agreement pursuant to Section 9.01(d) (Chart Terminable Breach), this Agreement shall be deemed terminated pursuant to Section 9.01(d) (Chart Terminable Breach) for purposes of this Section 9.03(e)) or (ii) pursuant to any circumstance in which the Chart Termination Fee is payable to Baker Hughes in accordance with Section 9.03(b), or if the Chart Termination Fee is subsequently payable to Baker Hughes in accordance with Section 9.03(b), then in each case of clauses (i) or (ii), Chart shall, by wire transfer of same-day funds, reimburse Baker Hughes in full for the Flowserve Termination Amount (the “Flowserve Termination Amount Refund”), in the case of clause (i) immediately following such termination (and in any event within one (1) Business Day thereafter) or in the case of clause (ii) simultaneously with the payment of the Chart Termination Fee hereunder, it being understood that the Flowserve Termination Amount Refund shall be paid in addition to any payment of the Chart Termination Fee.

(f) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Chart be obligated to pay the Chart Termination Fee more than once (it being understood that this clause shall not limit Chart’s obligation to pay the Flowserve Termination Amount Refund in accordance with Section 9.03(e) in addition to the Chart Termination Fee) and (ii) in no event shall Baker Hughes be obligated to pay the Baker Hughes Termination Fee more than once.

(g) Baker Hughes and Chart acknowledge and agree that the agreements contained in Section 9.03(b)-Section 9.03(f) are an integral part of the Transactions, and that, without these agreements, Baker Hughes and Chart would not have entered into this Agreement. Neither the Chart Termination Fee nor the Baker Hughes Termination Fee is a penalty, but rather each of the Chart Termination Fee and the Baker Hughes Termination Fee is liquidated damages in a reasonable amount that (together with the Flowserve Termination Amount Refund in the case of Baker Hughes) will compensate the receiving party and its stockholders, as applicable, in the circumstances in which the Chart Termination Fee and the Baker Hughes Termination Fee is payable. Accordingly, if either Baker Hughes or Chart fails to promptly pay the amount due from such party pursuant to Section 9.03(b) (Chart Termination Fee), Section 9.03(c) (Baker Hughes Termination Fee) or Section 9.03(e) (Flowserve Termination Amount Refund), as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, Baker Hughes or Chart, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(h) Notwithstanding anything to the contrary in this Agreement, (i) in the event that the Chart Termination Fee is paid or payable pursuant to this Section 9.03, Baker Hughes’s right to receive payment of the Chart Termination Fee and the Flowserve Termination Amount Refund shall be the sole and exclusive remedy of Baker Hughes and its Affiliates and Representatives against Chart and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount(s), neither Chart nor any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise, and (ii) in the event that the Baker Hughes Termination Fee is paid or payable pursuant to this Section 9.03, Chart’s right to receive payment of the Baker Hughes Termination Fee shall be the sole and exclusive remedy of Chart and its stockholders and holders of Chart Stock Options, Chart RSUs or Chart PSUs and their respective Affiliates and Representatives against Baker Hughes and its Affiliates and Representatives, and, for the avoidance of doubt, the Financing Sources, under this Agreement or arising out of or related to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and upon payment of such amounts, neither Baker Hughes nor any of its Affiliates or Representatives nor, for the avoidance of doubt, any Financing Source shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise; provided that, for the avoidance of doubt, Baker Hughes shall remain liable for the expense reimbursement and indemnification obligations set forth in Section 7.07(i) and Section 7.14(d).

(i) For the avoidance of doubt, none of the Chart Termination Fee, the Baker Hughes Termination Fee or the Flowserve Termination Amount Refund shall be due and payable in the event the Closing occurs.

SECTION 9.04. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties hereto at any time before or after receipt of the Chart Stockholder Approval; provided, however, that (i) no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 9.03(h), Section 10.05, Section 10.06, Section 10.09 and this Section 9.04 (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of the foregoing provisions) without the consent of the Financing Sources, and (ii) after receipt of the Chart Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Chart without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.05. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Baker Hughes shall require the approval of the shareholders of Baker Hughes unless such approval is required by Law and no extension or waiver by Chart shall require the approval of the stockholders of Chart unless such approval is required by Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

General Provisions

SECTION 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

SECTION 10.02. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, emailed (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery, and so long as any such notice is also emailed) to the parties hereto at the following email addresses and street addresses (or at such other email address or street address as shall be specified by like notice):

(a)	if to Chart, to:

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, Texas 77381

Attention: Herbert G. Hotchkiss, Vice President, General Counsel & Secretary

Email: Herbert.Hotchkiss@chartindustries.com

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:  Matt Stevens

     Paul Huddle

Email: mstevens@winston.com

   phuddle@winston.com

(b)	if to a Baker Hughes Party, to:

Baker Hughes Company

575 N. Dairy Ashford, Suite 100

Houston, TX 77079

Attention:  M. Georgia Magno, Chief Legal Officer

     John L. Keffer, Vice President, Legal

Email:  georgia.magno@BakerHughes.com

    john.keffer@BakerHughes.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul J. Shim

      Kyle A. Harris

Email: pshim@cgsh.com

    kaharris@cgsh.com

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.03 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04. Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), all of which shall be considered one and the same agreement, and shall become effective when the remaining counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 10.05. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Chart Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the Transactions and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies, except for (i) the individuals referenced in Section 7.06 and (ii) the Financing Sources, which are express third-party beneficiaries of Section 9.04, this Section 10.05, Section 10.06 and Section 10.09 and entitled to enforce such provisions against each of the parties hereto.

SECTION 10.06. Governing Law; Consent to Jurisdiction; Venue. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any claim arising out of, relating to or in connection with this Agreement shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of the State of Delaware. Notwithstanding the foregoing, each party agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of State of New York.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.02 of this Agreement. Each Baker Hughes Party and Chart each agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (v) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (w) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (x) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (y) that the Laws described in the last sentence of Section 10.06(a) shall govern any such action and (z) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

(c) Notwithstanding anything to the contrary contained in this Agreement, Chart agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof, and that only Baker Hughes shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter. In addition, no Financing Source shall have any liability or obligation to Chart or any of its Affiliates or Representatives in connection with or related to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof, whether at law or equity, in contract, in tort or otherwise, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For the avoidance of doubt, (i) in no event shall this Section 10.06(c) apply to Baker Hughes, whether before or after the Closing, and (ii) from and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Baker Hughes, Chart (or the Surviving Company), and any of their respective Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.

SECTION 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages (including any fees payable pursuant to Section 9.03), even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages (including any fees payable pursuant to Section 9.03, which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement) would provide an adequate remedy for any such breach.

SECTION 10.09. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (INCLUDING INVOLVING A FINANCING SOURCE) ARISING OUT OF THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

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IN WITNESS WHEREOF, Chart and the Baker Hughes Parties have duly executed this Agreement, all as of the date first written above.

BAKER HUGHES COMPANY

By:	/s/ Lorenzo Simonelli
Name:	Lorenzo Simonelli
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

TANGO MERGER SUB, INC.

By:	/s/ Judson E. Bailey
Name:	Judson E. Bailey
Title:	President

[Signature Page to Merger Agreement]

CHART INDUSTRIES, INC.

By:	/s/ Jillian Evanko
Name:	Jillian Evanko
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

Wells Fargo Securities, LLC 30 Hudson Yards New York, NY 10001

July 28, 2025

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, Texas 77381

Attention: Board of Directors

Members of the Board of Directors:

You have requested, in your capacity as the Board of Directors (the “Board”) of Chart Industries, Inc. (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Baker Hughes Company (the “Acquiror”). We understand that pursuant to an Agreement and Plan of Merger, dated as of July 28, 2025 (the “Agreement”), to be entered into between the Acquiror, Tango Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company, among other things, Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of the Acquiror and each issued and outstanding share of Company Common Stock, other than Canceled Shares and Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive $210.00 in cash (the “Consideration”).

In preparing our opinion, we have:

•	reviewed a draft, dated July 28, 2025, of the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the industry in which it operates;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•	reviewed certain internal financial analyses and forecasts for the Company prepared by the management of the Company (the “Company Projections”);

•

discussed with the management of the Company certain aspects of the Transaction, the business, financial condition and prospects of the Company, the effect of the Transaction on the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the

Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company. We express no view or opinion with respect to the Company Projections or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis.

We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion and that the final form of the Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than Canceled Shares and Dissenting Shares) in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets, and the industry in which the Company operates, have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on the Company or the Transaction. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock may be traded at any time.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, neither we nor our affiliates have had any other material investment, commercial banking or financial advisory relationships with the Company or the Acquiror. We or our affiliates are also a lender to one or more of the credit facilities of each of the Company and the Acquiror. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of business, we and our affiliates will trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, will at any time hold a long or short position in such securities or financial instruments. We or our affiliates may also in the future provide financial advisory services to the Company, the Acquiror and their respective affiliates for which we may receive compensation.

This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (other than Canceled Shares and Dissenting Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC

PRELIMINARY - SUBJECT TO COMPLETION P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Chart Industries, Inc. Special Meeting of Stockholders For Stockholders as of [ ], 2025 [ ], 2025 [ ] AM, Eastern Time Special Meeting to be held live via the internet (audio webcast) Please visit www.proxydocs.com/GTLS for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: [ ] PM, Eastern Time, [ ], 2025. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jillian C. Evanko and Herbert G. Hotchkiss (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Chart Industries, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICALLY TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in the Employee Stock Purchase Plan of the Company (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Special Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in the Plan. Shares in the Plan for which voting instructions are not received by 11:59 PM on [ ], 2025, or if no choice is specified, will be voted identically to the Board of Directors’ recommendation. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved Internet: www.proxypush.com/GTLS Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-509-1048 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/GTLS

PRELIMINARY - SUBJECT TO COMPLETION Chart Industries, Inc. Special Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL 1. To adopt the Agreement and Plan of Merger, dated as of July 28, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Baker Hughes Company (“Baker Hughes”), Tango Merger Sub, Inc. (“Merger Sub”), and Chart Industries, Inc. (“Chart”), providing for, among other things, the merger of Merger Sub with and into Chart (the “Merger”), with Chart surviving the Merger as a wholly owned subsidiary of Baker Hughes (the “Merger Proposal”). 2. To approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Chart’s named executive officers that is based on or otherwise relates to the Merger. 3. To approve one or more adjournments of the Chart special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes cast at the Chart special meeting to approve the Merger Proposal. YOUR VOTE FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS You must register to attend the meeting online and/or participate at www.proxydocs.com/GTLS Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) date Signature (if held jointly) Date